UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

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Sun Communities, Inc.
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PRELIMINARY PROXY STATEMENT - SUBJECT TO COMPLETION
VISION
We are an inspired, engaged and collaborative team committed to providing extraordinary service to our residents, customers and each other.
CULTURE

Live the Golden Rule	Do the right thing	We over me

Treat others the way you want to be treated – we don’t just practice it, we live it. The exceptional experiences we deliver wouldn’t be possible without understanding our impact on others. We operate with respect, empathy and consideration at all times. It’s not a suggestion, it’s our moral obligation.	We choose honesty and integrity in all our actions, making the best, most educated decisions we can. Sometimes the right thing is the easy thing, or the popular thing. Other times it isn’t. We don’t get sidetracked when things go wrong, and we don’t shy away from doing what is right.	We work as a collaborative and collective unit. No one person operates alone, and we keep the wider team in mind when making decisions about individual work. We know we need each other to produce an unmatched experience for our residents and customers. What’s more, we trust each other enough to sacrifice our own goals for those of the team.

Nothing changes if nothing changes	Mindset is everything	Keep it simple

	Mindset is the guiding force behind all our actions. We can’t always decide what happens to us, but we can always decide how to handle it. Bad experiences don’t bring down our whole day. We learn, we grow and we become resilient. We are successful because we choose to be, every day and every step of the way.	Let’s not overcomplicate things. Can a clearer word explain your point? Use it. Can fewer steps streamline your work? Do it. We lead with what is most important, shedding complexity as we go. Simplicity isn’t effortless, but it does make things a bit easier.

We don’t sit still for long. We are constantly transforming both our industry and our company. That means we are open and flexible, using what works now to develop what works next. Even if it ain’t broke, we still make it better. Lots of folks will say it hasn’t been done – we say it hasn’t been done yet.

Be yourself & thrive

Inclusion, diversity, equity and accessibility are at the heart of who we are and what we do. Our biggest competitive advantage is the variety of individual perspectives we all bring to Sun. We support and celebrate what makes us unique, creating a space where all can succeed.

Dear Fellow Shareholders,
Throughout 2024 Sun aimed to simplify our business, focus on our portfolio’s durable income streams, and improve our balance sheet. We made notable progress throughout the year and added to our achievements with the February 2025 announcement of the agreement to sell Safe Harbor Marinas to Blackstone Infrastructure. Safe Harbor was an excellent investment for Sun and the sale at this time allows us to achieve several of our strategic objectives, most notably refocusing on our core MH and RV segments and meaningfully improving our leverage profile, while realizing a very attractive return. Sun returns to being a pure-play owner and operator of best-in-class manufactured housing and RV communities, supported by a strong balance sheet.
2024 Results
In 2024, Sun once again delivered strong results in our Manufactured Housing segment, demonstrating the ongoing demand for attainable housing. On the RV side we have remained focused on continuing to increase the contribution from real property and annual income streams. For the full year, approximately 70% of our revenue producing site gains came from RV transient to annual conversions. We also worked to better align expenses with their respective revenue streams. In the UK, positive sales momentum continued, with strong unit sales which in turn drive real property income.
A key priority for Sun has been focusing on our core portfolio through the selective disposition of non-strategic assets and reduction of capital expenditures. For 2024 and through our fourth quarter earnings release on February 26, 2025, we completed total dispositions of approximately $570 million including $180 million in the fourth quarter and year to date 2025. We also reduced non-recurring capital expenditures, which decreased nearly 50%, from 2023 to 2024.
Governance and CEO Retirement
We further enhanced our governance through board refreshment. Over the last 12 months, we added two new members to our board of directors, had two longer serving Board members step down, and announced additional planned refreshment. In March 2025, we announced the nomination of Mark A. Denien as an independent director candidate for election at the upcoming annual meeting of shareholders. Additionally, in November 2024, Gary announced his intention to retire in 2025. The board search committee continues its comprehensive search process and we will provide an update at the appropriate time.
In Closing
We are confident in the favorable dynamics and durable income streams of our core businesses and are encouraged with our outlook. Furthermore, we continue to implement our operating initiatives which focus on maximizing top-line revenue growth to drive bottom-line operational results. We have a clear strategic direction, focused on realizing the full potential of our portfolio and platform.

2025 Proxy Statement	1

Thank you for your continued support.
Sincerely,

Gary A. Shiffman Chairman and CEO	Clunet R. Lewis Lead Independent Director

2	Sun Communities, Inc.

Date and Time	Location	Record Date
Online Tuesday, May 13, 2025, 11:00 AM EDT	Shareholders may only participate online by logging in at www.virtualshareholdermeeting.com/SUI2025 (the "Annual Meeting Website")	Close of business March 18, 2025

Items of Business		Board Recommendation	For Further Details
1	Elect nine directors to serve until our 2026 annual meeting of shareholders and until their successors shall have been duly elected and qualified, or their earlier resignation or removal	FOR each director nominee	Page 19
2	Conduct a non-binding advisory vote on executive compensation	FOR	Page 49
3	Ratify the selection of Grant Thornton LLP as our independent registered public accounting firm for 2025	FOR	Page 99
4	Approve an amendment to our 2015 Equity Incentive Plan to extend the term of the plan to December 31, 2035	FOR	Page 102
Consider any other business properly brought before the Annual Meeting.
Who Can Vote
If you were a holder of record of the Company’s common stock at the close of business on March 18, 2025 (the “Record Date”), you are entitled to notice of, and to vote at, the Annual Meeting or any adjournments.
How to Cast Your Vote
YOUR VOTE IS IMPORTANT TO US. Please vote as promptly as possible.

Internet	Call	Mail
Before the Annual Meeting - www.proxyvote.com During the Annual Meeting - www.virtualshareholdermeeting.com/SUI2025	(800) 690-6903	Mail your proxy card or voter instruction form based on the instructions provided
Thank you for your interest in Sun Communities, Inc.
By Order of the Board of Directors
Fernando Castro-Caratini
Secretary

This Proxy Statement and our Annual Report to shareholders for the year ended December 31, 2024, are available at www.proxyvote.com.

2025 Proxy Statement	3

4	Sun Communities, Inc.

Board	Sun Communities, Inc. Board of Directors
CEO	Chief Executive Officer
CFO	Chief Financial Officer
CNOI	Controllable Net Operating Income
CA Committee	Capital Allocation Committee of the Board
COO	Chief Operating Officer
Core FFO(1)	Core Funds From Operations Attributable To Sun Communities, Inc. Common Shareholders and Dilutive Convertible Securities
Core FFO(1) per Share	Core Funds From Operations Attributable To Sun Communities, Inc. Common Shareholders and Dilutive Convertible Securities Per Share Fully Diluted
EBITDA(1)	Earnings Before Interest, Taxes, Depreciation and Amortization
EDT	Eastern Daylight Time
ERM	Enterprise Risk Management
Exchange Act	Securities Exchange Act of 1934, as amended
FASB	Financial Accounting Standards Board
FFO(1)	Funds From Operations Attributable To Sun Communities, Inc. Common Shareholders and Dilutive Convertible Securities
GAAP	United States Generally Accepted Accounting Principles
G&A expense	General and administrative expense
GHG	Greenhouse gases
IRC	Internal Revenue Code of 1986, as amended
MH	Manufactured Housing
Nareit	National Association of Real Estate Investment Trusts
NCG Committee	Nominating and Corporate Governance Committee of the Board
NEO	Named Executive Officers identified in this Proxy Statement: Gary A. Shiffman, John B. McLaren, Fernando Castro-Caratini, Bruce D. Thelen, and Aaron Weiss
NOI(1)	Net Operating Income
NYSE	New York Stock Exchange
OP Unit	Unit representing an ownership interest in the Operating Partnership
Operating Partnership	Sun Communities Operating Limited Partnership
PEO	Principal Executive Officer identified in this Proxy Statement: Gary A. Shiffman
Recurring EBITDA(1)	Recurring Earnings Before Interest, Taxes, Depreciation and Amortization
REIT	Real Estate Investment Trust
Resident	Defined as resident in the U.S. and customer in the UK
RPS	Revenue Producing Site
RV	Recreational Vehicle
Same Property NOI(1)	Net Operating Income of properties that we have owned and operated continuously since January 1, 2023
TTM Recurring EBITDA(1)	Trailing 12 Months Recurring Earnings Before Interest, Taxes, Depreciation and Amortization
SEC	Securities and Exchange Commission
SHS	Sun Home Services, Inc.
TSR	Total Shareholder Return
UK	United Kingdom
U.S.	United States
(1)More detailed definitions of these terms are included in the Non-GAAP Financial Measures discussion in Appendix C , which also presents the reconciliation of these non-GAAP financial measures to GAAP measures.

2025 Proxy Statement	5

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6	Sun Communities, Inc.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS
This Proxy Statement contains various "forward-looking statements" within the meaning of the Securities Act of 1933, as amended, and the Exchange Act, and we intend that such forward-looking statements will be subject to the safe harbors created thereby. For this purpose, any statements contained in this Proxy Statement that relate to expectations, beliefs, projections, future plans and strategies, trends or prospective events or developments, and similar expressions concerning matters that are not historical facts are deemed to be forward-looking statements. Words such as "forecasts," "intend," "goal," "estimate," "expect," "project," "projections," "plans," "predicts," "potential," "seeks," "anticipates," "should," "could," "may," "will," "designed to," "foreseeable future," "believe," "scheduled," "guidance," "target", and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these words. These forward-looking statements reflect our current views with respect to future events and financial performance, but involve known and unknown risks, uncertainties, and other factors, both general and specific to the matters discussed in this document, some of which are beyond our control. These risks and uncertainties and other factors may cause our actual results to be materially different from any future results expressed or implied by such forward-looking statements. In addition to the risks disclosed under "Risk Factors" in our Annual Report on Form 10-K for the year ended December 31, 2024, and in our other filings with the SEC, from time to time, such risks, uncertainties and other factors include, but are not limited to:
•Changes in general economic conditions, including inflation, deflation, energy costs, the real estate industry and the markets within which we operate;
•Difficulties in our ability to evaluate, finance, complete and integrate acquisitions, developments and expansions successfully;
•Risks that the announced sale of Safe Harbor Marinas (the “Safe Harbor Sale”) disrupts current plans and operations;
•Our ability to complete the Safe Harbor Sale on a timely basis or at all;
•The impacts of the announcement or consummation of the Safe Harbor Sale on business relationships;
•The anticipated cost of the Safe Harbor Sale;
•Our ability to realize the anticipated benefits of the Safe Harbor Sale, including with respect to tax strategies, or at all;
•Our liquidity and refinancing demands;
•Our ability to obtain or refinance maturing debt;
•Our ability to maintain compliance with covenants contained in our debt facilities and our unsecured notes;
•Availability of capital;
•Outbreaks of disease and related restrictions on business operations;
•Changes in foreign currency exchange rates, including between the U.S. dollar and each of the Canadian dollar, Australian dollar and pound sterling;
•Our ability to maintain rental rates and occupancy levels;
•Our ability to maintain effective internal control over financial reporting and disclosure controls and procedures;
•Our remediation plan and our ability to remediate the material weakness in our internal control over financial reporting;
•Expectations regarding the amount or frequency of impairment losses, including as a result of the write-down of intangible assets, including goodwill;
•Increases in interest rates and operating costs, including insurance premiums and real estate taxes;
•Risks related to natural disasters such as hurricanes, earthquakes, floods, droughts and wildfires;
•General volatility of the capital markets and the market price of shares of our capital stock;
•Our ability to maintain our status as a REIT;
•Changes in real estate and zoning laws and regulations;
•Legislative or regulatory changes, including changes to laws governing the taxation of REITs;
•Litigation, judgments or settlements, including costs associated with prosecuting or defending claims and any adverse outcomes;
•Competitive market forces;
•The ability of purchasers of manufactured homes and boats to obtain financing; and
•The level of repossessions by manufactured home and boat lenders.
Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date the statement was made. We undertake no obligation to publicly update or revise any forward-looking statements included or incorporated by reference into this document, whether as a result of new information, future events, changes in our expectations or otherwise, except as required by law.
Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. All written and oral forward-looking statements attributable to us or persons acting on our behalf are qualified in their entirety by these cautionary statements.

2025 Proxy Statement	7

Sun Communities, Inc. (NYSE: SUI) (the "Company", "Sun" or "SUI"), a Maryland corporation, and all wholly-owned or majority-owned and controlled subsidiaries, including Sun Communities Operating Limited Partnership, a Michigan limited partnership (the “Operating Partnership”), Sun Home Services, Inc., a Michigan corporation (“SHS”), Safe Harbor Marinas, LLC, a Delaware limited liability company (“Safe Harbor”), and our Park Holidays subsidiaries and the other entities through which we operate our business in the UK are referred to herein as the “Company,” “us,” “we” or “our.” We are a fully integrated REIT.
On February 24, 2025, we entered into a purchase agreement to sell Safe Harbor for an aggregate purchase price of approximately $5.65 billion, subject to certain adjustments (the "Safe Harbor Sale"). While the Safe Harbor Sale is anticipated to close in the second quarter of 2025, it may not be completed on the anticipated timeline, or at all. The closing of the Safe Harbor Sale is subject to the satisfaction or waiver of certain customary conditions to closing. The transfer of subsidiaries owning approximately 25 of Safe Harbor's properties (the "Delayed Consent Subsidiaries") is further subject to the receipt of certain third-party consents and the Delayed Consent Subsidiaries therefore may be transferred in one or more subsequent closings, and is subject to certain conditions to closing.
COMPANY OVERVIEW(1)

Sun Communities is the nation’s premier owner and operator of MH communities.	Sun Outdoors offers RV sites, vacation rentals, and tent camping with world-class amenities in the U.S. and Canada.	Safe Harbor is the largest and most diversified marina owner and operator in the U.S.	Park Holidays is the second largest owner and operator of holiday park communities in the UK.

288 MH Communities	166 RV communities	138 Marinas 48,760 wet slips & dry storage spaces	53 UK communities 17,690 annual sites 4,340 transient sites
97,430 MH sites	32,100 annual RV sites 24,830 transient RV sites

8	Sun Communities, Inc.

About Sun Communities
Property Count
645 properties in the
U.S., UK, and Canada

■	MH communities	■	Marinas
■	RV communities	■	UK
Rental Revenue Breakdown(2)

(1)The above data is as of December 31, 2024.
(2)Represents percentage of rental revenue from the leasing of sites, homes, wet slips, dry storage spaces and commercial leases and transient revenue.
NOTE ON NON-GAAP MEASURES
This document includes information about certain non-GAAP supplemental performance measures that we use as key measures of the Company’s performance and for other purposes, such as to assist in determining the compensation of our NEOs. These non-GAAP measures include FFO, NOI and EBITDA, and derivations of such measures, including FFO per Share, Core FFO per Share, Recurring EBITDA, North America and UK Same Property NOI, and TTM Recurring EBITDA. We believe these non-GAAP measures are appropriate given their wide use by and relevance to investors and analysts following the real estate industry. See Appendix C for more detail on these terms and reconciliations of these non-GAAP financial measures to GAAP measures.
2024 REVIEW
In 2024, we continued a strategic initiative to simplify our business model and capital structure in order to streamline the organization and focus on our fundamental strengths. During the year ended December 31, 2024, we sold 25 operating properties and three development properties for a total gross sales price of $476.8 million and commenced an internal restructuring plan. The property dispositions have strengthened our financial position by enabling us to reduce debt while also exiting non-core markets. The restructuring plan has enabled us to identify actionable expense savings in 2025. While reshaping our portfolio and operations for future growth, we also continued to generate strong combined North America and UK Same Property NOI growth of 4.3% in 2024, including growth of 6.7% for the MH segment, 5.4% for the Marina segment and 9.0% for the UK segment. Our 2024 Core FFO per Share was $6.81 and, based on 10-year TSRs, our common stock outperformed many of the leading real estate and market indices. We believe that our simplification initiative will position our Company to focus on our best in class portfolio and deliver reliable earnings growth going forward.

2025 Proxy Statement	9

About Sun Communities
Performance Highlights
Highlights of our performance during 2024 include:

$3.2 billion Total revenues for 2024, consistent with 2023 total revenue	$6.81 Core FFO per Share for 2024	4.1% 2024 North America Same Property Combined NOI growth - MH, RV and Marina	6.7% MH 5.4% Marina 2024 Same Property NOI growth

3,210 Revenue Producing Sites gained in 2024	83rd percentile 10-year TSR among MSCI U.S. REIT Index (RMS)(1)	9.0% 2024 UK Same Property NOI growth	168.9% 10-year TSR vs. 73.5% 10-year TSR MSCI US REIT (RMS) Index(2)

$500.0 million of underwritten senior unsecured notes issued to enhance our capital structure	2.7 million shares of our common stock settled under our ATM Offering Sales Agreement, net proceeds of $361.7 million were used to repay borrowings outstanding	De-leveraging Reduced floating debt exposure to 8.6% from 16.4% in 2023 Reduced Net debt / trailing twelve-month recurring EBITDA ratio to 6.0x from 6.1x in 2023	Business Simplification Completed disposition of non-strategic properties valued at $476.8 million in aggregate
(1)Source: KeyBanc “The Leaderboard,” December 31, 2024.
(2)Source: S&P Global as of December 31, 2024.
Financial Highlights
As a reflection of our performance and our ability to generate strong operating results, we have raised our dividend each year over the last five years. Concurrently, our Core FFO per Share has grown on average 8.3% over the same five years, despite high inflation and interest rates and tighter financial conditions.
Annual Dividend Per Share*
4.5% AVERAGE GROWTH
*As of December 31, 2024.
Core FFO Per Share*
8.3% AVERAGE GROWTH

10	Sun Communities, Inc.

About Sun Communities
SUSTAINABILITY HIGHLIGHTS
Initiatives
We remain committed to Environment, Social and Governance initiatives as they align with our core values and drive long-term sustainable success. Within the Company, we view these initiatives as a way to demonstrate our commitment to living the Golden Rule, one of our core cultural values, with our team, residents, and other stakeholders.
To guide our initiatives, we have identified priority areas to ensure our efforts are in alignment with our business objectives, support our overarching strategies, and meet the needs and expectations of our stakeholders. These priority areas include resource management, climate resilience, human capital management, residents and guests, cybersecurity, and corporate governance.
Accomplishments

Environmental	Social	Governance

GHG Inventory Completed methodology improvements resulting in complete and actionable inventory	Learning & Development Recorded 79,300 hours of learning & development by our team members	Leadership Refreshment CEO succession planning Added two new Board members

Risk Analysis Completed climate risk, water scarcity and biodiversity assessments of entire portfolio	Workplace Tenure 12% of our workforce have over 10 years of tenure with us	Board Composition 33% female 89% independent 11 years average tenure As of January 1, 2025

Solar Projects Increased on-site solar generation by 48% from 2023, accounting for 4% of total electrical consumption	Community Support Provided $135,000 in scholarship funds	Investor Relations Participated in over 200 meetings with investors

2025 Proxy Statement	11

About Sun Communities
Human Capital Matters
Human capital management is key to our success and focuses on employee retention and talent development practices. We are committed to building a culture that inspires and supports the growth of our employees, serves our communities and shapes a more competitive business.
We expect our leaders to be role models and lead in a way that enables our organization to achieve success. Our strategy is anchored in promoting the right internal talent and hiring the right external talent for career opportunities across our organization. We are focused on hiring and developing talent that mirrors the markets we serve, and investing in learning opportunities and capabilities that equip our workforce with the skills they need while improving engagement and retention.
We offer training and resources on cybersecurity; fair housing and anti-discrimination laws and regulation; preventing harassment, sexual harassment and discrimination; and leadership development.
We are committed to providing a total compensation package that is market-based, performance driven, fair and internally equitable. We conduct ongoing pay equity analysis to ensure that our employees are compensated fairly. Our goal is to be competitive both within the general employment market as well as with our competitors in the real estate industry.
Our Code of Conduct and Business Ethics is grounded in our commitment to do the right thing. It serves as the foundation of our approach to ethics and compliance. Our anti-corruption compliance program is focused on conducting business in a fair, ethical and legal manner. We do not tolerate harassing, discriminatory or retaliatory conduct, as such conduct is inconsistent with our policies, practices and philosophy.
We actively seek opportunities to minimize health, safety and environmental risks to our team members, residents, and customers we serve in our communities by utilizing safe operating procedures in compliance with safety and health laws; providing ongoing role appropriate training; conducting regular inspections and reviews; and providing the appropriate tools and safeguards for accident prevention and risk management.
2024 Notable Accolades

TOP
WORK
PLACES
2024

azcentral.

PART OF THE USA TODAY NETWORK

Sun Communities is a 2024 Top Workplace!

TOP
WORK
PLACES
2024

INLAND NEWS GROUP

The Press-Enterprise • The Sun
The Facts • Inland Valley Daily Bulletin

Sun Communities is a 2024 Top Workplace!

We were certified a Great Place to Work by Great Place to Work®	We were named Top Workplaces in Arizona by AZ Central in 2024	We were named Top Workplaces by Inland News Group in 2024

We were awarded Gold for the Best Company for UK Parks & Lodges Holidays by British Travel Awards in 2024	We were awarded Gold for the Best Company for UK Short Breaks by British Travel Awards in 2024	We were awarded Silver for the Best Company for UK Family Holidays by British Travel Awards in 2024
Our people and culture agendas are also key priorities of the Board. Through the NCG Committee, the Board provides oversight of the Company’s policies and strategies relating to talent, leadership and culture, and environmental, social and governance matters. See "Role of the Board of Directors" section on page 29 for information regarding the Board’s oversight of human capital.

12	Sun Communities, Inc.

This Proxy Statement contains information related to the 2025 annual meeting of shareholders (the “Annual Meeting”) of Sun Communities, Inc. The Annual Meeting will be conducted in a virtual meeting only format on Tuesday, May 13, 2025 at 11:00 AM EDT, Shareholders will be able to listen, vote, and submit questions from their home or any remote location with internet connectivity by logging in at www.virtualshareholdermeeting.com/SUI2025. Information on how to participate in this year’s meeting can be found on page 110.
On or about March 31, 2025, we began mailing a notice containing instructions on how to access these proxy materials to all shareholders of record at the close of business on the Record Date.
This summary highlights information contained elsewhere in the Proxy Statement. It does not contain all the information that you should consider. Please read the entire Proxy Statement carefully before voting.
PROPOSAL ROADMAP

1	Election of Nine Directors	The Board recommends a vote FOR each nominee for Director. See page 19.

At the Annual Meeting, nine directors will be elected. The NCG Committee evaluated each nominee in accordance with the committee’s charter and our Corporate Governance Guidelines and submitted the nominees to the Board for approval.
The Board, acting upon the recommendation of the NCG Committee, has nominated for election to the Board, the following nine nominees. All of the nominees, other than Mark A. Denien, are currently serving directors.

Gary A. Shiffman Tonya Allen Meghan G. Baivier	Jeff T. Blau Mark A. Denien Jerome W. Ehlinger	Brian M. Hermelin Clunet R. Lewis Craig A. Leupold

2	Non-Binding Advisory Vote on Executive Compensation	The Board recommends a vote FOR this proposal. See page 49.

Section 14A of the Exchange Act requires us to allow shareholders an opportunity to cast a non-binding advisory vote on executive compensation as disclosed in this Proxy Statement. The following proposal, commonly known as a “say-on-pay” proposal, gives shareholders the opportunity to approve, reject or abstain from voting with respect to our fiscal 2024 executive compensation programs and policies and the compensation paid to our NEOs listed in the Summary Compensation Table.
Your non-binding advisory vote will serve as an additional tool to guide the Board and the Compensation Committee in continuing to improve the alignment of our executive compensation programs with our interests and the interests of our shareholders, and is consistent with our commitment to high standards of corporate governance.

3	Ratification of Selection of Grant Thornton LLP	The Board recommends a vote FOR this proposal. See page 99.

The Audit Committee has selected and appointed Grant Thornton LLP as our independent registered public accounting firm to audit our consolidated financial statements for the year ending December 31, 2025. Grant Thornton LLP has audited our consolidated financial statements since 2003.

2025 Proxy Statement	13

Proxy Summary

4	Approval of an Amendment to the Company's 2015 Equity Incentive Plan to Extend the Term of the Plan	The Board recommends a vote FOR this proposal. See page 102.

The amendment to our 2015 Equity Incentive Plan extends the term of the plan to December 31, 2035. If not extended, the 2015 Equity Incentive Plan will expire on July 20, 2025. We operate in a competitive market and our success depends in large part on our ability to attract, retain and reward talented and competent employees. To be able to do so, we must offer competitive compensation by providing employees an opportunity to acquire or increase their direct proprietary interest in the operations and future of the Company. The Board believes that the 2015 Equity Incentive Plan serves a critical role in attracting and motivating valuable employees that will be essential to the future success of the Company.

How to Cast Your Vote
YOUR VOTE IS IMPORTANT TO US. Please vote as promptly as possible.

Internet	Call	Mail
Before the Annual Meeting - www.proxyvote.com During the Annual Meeting - www.virtualshareholdermeeting.com/SUI2025	(800) 690-6903	Mail your proxy card or voter instruction form based on the instructions provided

14	Sun Communities, Inc.

Proxy Summary
BOARD AND CORPORATE GOVERNANCE HIGHLIGHTS
Current Directors and Nominees

A	Audit Committee	N	NCG Committee	CA	Capital Allocation Committee	Chair
C	Compensation Committee	E	Executive Committee	CS	CEO Succession Planning Committee	Member
(1)Stephanie W. Bergeron will not stand for re-election. She expects to serve on the Board of Directors until the date of the Annual Meeting.
(2)Clunet R. Lewis informed the Board that he intends to retire from the Board no later than the Company's 2026 annual meeting of shareholders. He expects to serve on the Board of Directors until his retirement date.
After the Annual Meeting, the Board plans to revise the composition of each of its committees. See "Committees of the Board" beginning on page 30.

2025 Proxy Statement	15

Proxy Summary
Governance Best Practices

Processes and Policies	Shareholder Engagement

The Board is responsible to our stakeholders for the oversight of the Company. It is also involved in guiding the strategic direction, objectives and risk management activities of the organization.
We believe in maintaining transparency and strong governance based on the highest ethical standards and have adopted the following strategies to achieve this goal:
•Our bylaws give shareholders the authority to amend our bylaws by the affirmative vote of a majority of all votes entitled to be cast on a particular matter
•We terminated our shareholder’s rights agreement (Poison Pill)
•89% of directors are independent
•All of our directors are elected annually
•Our Anti-Hedging Policy prohibits stock hedging by directors or executive officers
•We maintain a Code of Conduct and Business Ethics, a Financial Code of Ethics for Senior Financial Officers, and an Insider Trading Policy
•We maintain an Executive Compensation Recovery (Clawback) Policy
•We adopted proxy access, which permits a shareholder (or group of no more than 20 shareholders) who has owned 3% or more of the Company’s outstanding stock continuously for a minimum of three years to nominate up to the greater of two directors or 20% of the number of directors currently serving on the Board and to cause the Company to include those nominee(s) in the Company’s proxy materials.

We engage with our shareholders and conduct shareholder outreach throughout the year. In 2024, key topics discussed with shareholders during outreach included:
Corporate Governance:
•CEO succession planning
•Team and Board Diversity
•Board structure and refreshment
•Term limits and director tenure
•Capital allocation
Executive compensation:
•Changes to executive compensation incentives
Sustainability:
•Completeness of our GHG inventory
•Renewable energy strategy and savings
Our Board receives a shareholder and investor update quarterly, at each regularly scheduled Board meeting, and additional communication on a regular basis.

16	Sun Communities, Inc.

Proxy Summary
EXECUTIVE COMPENSATION HIGHLIGHTS
Philosophy and Objectives
Our executive officer compensation program supports our commitment to provide superior shareholder value. This program is designed to:
•Attract, retain and reward executives who have the motivation, experience and skills necessary to lead us effectively and encourage them to make career commitments to us;
•Base executive compensation levels on our overall financial and operational performance and the individual contribution of an executive officer to our success;
•Create a link between the performance of our stock and executive compensation; and
•Position executive compensation levels to be competitive with other similarly situated public companies, especially those in the real estate industry.
Elements of Compensation
The elements of 2024 executive compensation, as well as the compensation mix for our CEO, is shown below:

Element	CEO Compensation Mix	Form	Purpose

Base Salary		Cash	Base level of competitive cash to attract and retain executive talent.

Annual Incentive Award		Cash	Motivate the executive officers to maximize our annual operating and financial performance and reward participants based on annual performance.

Performance Restricted Stock Award		Equity	Increase our executive officers' personal stake in our success and motivate them to enhance our long-term value while better aligning their interests with those of other shareholders.

Time Restricted Stock Award		Equity

The above performance restricted stock award, representing 15.1% of total executive compensation, is calculated based on the grant date fair value, which was measured using a Monte Carlo simulation in accordance with FASB ASC Topic 718.
The above time restricted stock award, representing 13.5% of total executive compensation, is calculated based on the grant date fair value in accordance with FASB ASC Topic 718.
The compensation mix for our CEO in the table above reflects a smaller percentage of equity pay compared to historical practice, as the Compensation Committee determined to award Mr. Shiffman only 5,000 shares in 2024 in light of the Company's performance. The 2024 award represented a significant decline compared to Mr. Shiffman's average award of 81,667 shares per year over the prior three years. In 2023, Mr. Shiffman's compensation mix included 91.8% of compensation in the form of equity, which is a more representative reflection of historical practice related to compensation mix for our CEO.

2025 Proxy Statement	17

Proxy Summary
Compensation Best Practices

What We Do	What We Don't Do

•Pay for Performance: Majority of pay is performance based and not guaranteed.
•Clawback Policy: We maintain an Executive Compensation Recovery (Clawback) Policy that requires recovery of erroneously awarded compensation in the event of an accounting restatement due to material non-compliance with any financial reporting requirement under federal securities laws.
•Stock Ownership Guidelines: Executives must comply with stock ownership requirements (6x multiple of salary for Chairman and CEO; 4x multiple of salary for other executives).
•Annual Compensation Risk Review: Annually assess risk in compensation programs.
•Challenging Performance Objectives: Set challenging performance objectives for annual incentives.
•Double Trigger Change of Control Agreements: An executive is entitled to severance only if, within a specified period following a change of control, he or she is terminated without cause or resigns for good reason, or the successor company does not expressly assume his or her employment agreement.
•Use of Independent Consultant: The Compensation Committee has retained an independent compensation consultant that performs no other consulting services for the Company and has no conflicts of interest.

•No Hedging: Directors and executive officers are prohibited from hedging their ownership of the Company's stock.
•Pledging: Directors and executive officers are prohibited from pledging any of the Company’s securities as collateral for indebtedness unless the NCG Committee has first reviewed and approved the terms of the pledge.
•No Excise Tax Gross Ups: The Company will not enter into any new agreements, or materially amend any existing employment agreements, with its executives that provide excise tax gross-ups in the event of a change of control of the Company.

Additional details about each of our executive officers can be found on pages 20-24 and 93-95.
Refer to the Compensation Discussion and Analysis section beginning on page 51 for additional information regarding our executive officer compensation program.

18	Sun Communities, Inc.

SUMMARY
What Am I Voting On?
Nine directors will be elected at the Annual Meeting. The NCG Committee evaluated each nominee in accordance with the committee’s charter and our Corporate Governance Guidelines and submitted the nominees to the Board for approval. All of the nominees were elected to the Board at the 2024 annual meeting. Each of the directors has served continuously from the date of his or her election or appointment to the present time.
Stephanie W. Bergeron will not stand for re-election, as Ms. Bergeron will retire from the Board on the date of the Annual Meeting, as a result of the Board's focus on refreshment. Furthermore, Clunet R. Lewis informed the Board that he intends to retire from the Board no later than the Company's 2026 annual meeting of shareholders. Ms. Bergeron and Mr. Lewis expect to actively serve on the Board until their respective retirement dates.
The term of each of our directors expires at the Annual Meeting, and when his or her successor is duly elected and qualified or upon his or her earlier resignation or removal. Each director elected at the Annual Meeting will serve for a term commencing on the date of the Annual Meeting and continuing until our 2026 annual meeting of shareholders and until his or her successor is duly elected and qualified or until his or her earlier resignation or removal. In the absence of directions to the contrary, proxies will be voted in favor of the election of the nine nominees named below.
Vote Required
A majority of the votes cast at the Annual Meeting is required for the election of each director. Abstentions will not be counted in determining which nominees received a majority of votes cast since abstentions do not represent votes cast for or against a candidate. Brokers are not empowered to vote on the election of directors without instruction from the beneficial owner of the shares and thus broker non-votes likely will result. Because broker non-votes are not considered votes cast for or against a candidate, they will not be counted in determining which nominees receive a majority of votes cast. Although we know of no reason why any nominee would not be able to serve, if any nominee should become unavailable for election, the persons named as proxies will vote your shares of common stock to approve the election of any substitute nominee proposed by the Board.

The Board unanimously recommends that you vote “FOR” each of the nine nominees.

2025 Proxy Statement	19

Proposal No. 1 – Election of Directors
NOMINEE BIOGRAPHICAL SUMMARY

Gary A. Shiffman Chairman and CEO, Sun Communities, Inc. Age: 70 Director since: 1993 Current Committee: Executive

Directorship Experience

•Director, Sun Communities, Inc.

Career Highlights and Qualifications

•Actively involved in the management, acquisition, rezoning, expansion, marketing, construction and development of MH and RV communities for over 40 years
•Extensive network of industry relationships developed over the past 30+ years
•Direct holdings through family-related interests in various real estate asset classes (office, multi-family, industrial, residential and retail)

Tonya Allen Director, Sun Communities, Inc. President of the McKnight Foundation Age: 52 Director since: 2021 Current Committees: CEO Succession Co-Chair, NCG, Compensation

Directorship Experience

•Board Member, Living Cities •Trustee, GHR Foundation

Career Highlights and Qualifications

•Institutional investment experience with private and public endowments, with large public and private equity holdings. Current stewardship includes oversight of a $2.8 billion endowment.
•Impact investing expertise and co-chair of US Impact Alliance’s Presidents Council for Impact Investing, includes 20 leading foundations with $80B assets under management
•Sustainability leadership in climate and energy, diversity and inclusion, and economic development, including education and talent
•Current Member of the General Motors Inclusion Advisory Board and serves or served as an advisor to Quicken Loans, CMS Energy, DTE Energy, Huntington and PNC Banks regarding inclusion or corporate responsibility efforts
•Demonstrated track record of devising corporate responsibility strategies that have received national accolades and state regulatory approvals
•Former President and CEO of The Skillman Foundation
•Fellowships with the German Marshall Fund, Aspen Institute, Pahara Institute, Rockwood Leadership Institute, and American Enterprise Institute
•Strategic impact lauded by Detroit News (Michiganian of the Year), Crain's Detroit Business (News Makers of the Year & 100 Most Influential Women), Chronicle of Philanthropy (Five Innovators to Watch) and Twin Cities Business (Top 100 and 2023 10 People to Watch)
•Master's in Public Health, Master's in Social Work, and Bachelor's in Sociology from the University of Michigan, executive education at Harvard University, and honorary doctorate from Ecumenical Theological Seminary

20	Sun Communities, Inc.

Proposal No. 1 – Election of Directors

Meghan G. Baivier Director, Sun Communities, Inc. CFO of Aligned Data Centers, LLC Age: 45 Director since: 2017 Current Committees: NCG Chair, Audit, CEO Succession

Directorship Experience

•Sun Communities, Inc.

Career Highlights and Qualifications

•Joined Aligned Data Centers in 2024 as its CFO, leading the finance function at a rapidly growing data center REIT
•Formerly held several leadership roles at Easterly Government Properties, Inc., including President, COO and CFO
•Financial advisory and capital markets transaction experience as former Vice President of Citigroup’s Real Estate and Lodging Investment Banking group
•Former Equity Research Associate with Chilton Investment Company and High Yield Research Associate at Fidelity Management
•MBA from Columbia Business School, awarded the prestigious Feldberg Fellowship and BA from Wellesley College

Jeff T. Blau Director, Sun Communities, Inc. CEO and Partner of Related Companies L.P. Age: 56 Director since: 2023 Current Committees: Capital Allocation Chair, CEO Succession Co-Chair, Compensation

Directorship Experience

•Serves on the Board of Directors of Equinox Holdings, Inc.
•Chair of the Equity, Diversity and Inclusion Committee of the Board of the Real Estate Roundtable
•Chairman of energyRe, a clean energy development company
•Serves on the Board of multiple non-profit organizations, including Central Park Conservancy, the New York Partnership Fund, Robin Hood Foundation, Trinity School, Lincoln Center and The Mount Sinai Medical center

Career Highlights and Qualifications

•CEO of Related Companies, responsible for strategic direction, acquisitions, new development opportunities, and financing activities across all business platforms
•MBA from the Wharton School of the University of Pennsylvania, BBA from the University of Michigan
•Named to Crains New York’s New Influential list of 25 leaders reshaping New York

2025 Proxy Statement	21

Proposal No. 1 – Election of Directors

Mark A. Denien Former Executive Vice President and Chief Financial Officer of Duke Realty Corporation Age: 58

Directorship Experience

•Serves as Board Member, Chair of the Audit Committee, and Compensation Committee member of Acadia Realty Trust (NYSE: AKR)
•Past Chair and current member of the Board of Directors of Goodwill Industries of Central and Southern Indiana

Career Highlights and Qualifications

•Over 20 years of financial experience in real estate investment
•Served as Executive Vice President and Chief Financial Officer from 2013 to 2022 and in various other roles previously at Duke Realty Corporation, a publicly traded REIT in the S&P 500 prior to its merger with Prologis
•Retired Certified Public Accountant, and prior to joining Duke Realty, was an audit and advisory partner for KPMG, LLP, focused on the real estate and construction industries
•Advisory Board Member of the Indiana University Center for Real Estate Studies
•Member of the Investment Committee for Indiana University’s real estate private equity fund

Jerome W. Ehlinger
Director, Sun Communities, Inc.
Retired real estate business manager, portfolio manager and Chief Investment Officer
Age: 53
Director since: 2024
Current Committees: Audit, CEO Succession

Directorship Experience

•Served as an Advisory Board Member and Principal, VP, and Treasurer for AQ Acquisitions LLC

Career Highlights and Qualifications

•Served as Global Head and Chief Investment Officer of Public Real Estate Securities at Heitman Real Estate Investment Management
•Served as Managing Director and Head of Real Estate Securities, Americas, and U.S. Portfolio Manager for RREEF
•Served in various REIT research and investment management roles at Morgan Stanley Dean Witter
•Undergraduate degree from University of Wisconsin – Whitewater
•Master of Science in Finance, Investment, and Banking from the University of Wisconsin – Madison
•Chartered Financial Analyst

22	Sun Communities, Inc.

Proposal No. 1 – Election of Directors

Brian M. Hermelin
Director, Sun Communities, Inc.
Co-founder and Managing Partner of Rockbridge Growth Equity Management LP
Co-founder and General Partner of Detroit Venture Partners, LLC
Age: 59
Director since: 2014
Current Committees: Compensation Chair, Capital Allocation, CEO Succession

Directorship Experience

•Serves as Board Member, Compensation Committee member, and Chair of numerous private portfolio companies of Rockbridge Growth Equity Management LP
•Member of the Compensation Committee of Intersection Holdings
•Member of Audit Committee of Cranbrook Educational Community
•Former Audit Committee chair of a regional gaming company
•Former Chairman of Active Aero Group / USA Jet Airlines Inc.

Career Highlights and Qualifications

•Private equity and venture capital experience focusing on companies in the business services, financial services, sports, media and entertainment and consumer direct marketing industries
•Former CEO of Active Aero Group / USA Jet Airlines Inc.
•MBA from the Wharton School at the University of Pennsylvania, BBA from the University of Michigan

Craig A. Leupold Director, Sun Communities, Inc. CEO, GSI Capital Advisors Age: 62 Director since: 2024 Current Committee: Capital Allocation

Directorship Experience

•Served on the Board of Directors of American Campus Communities, Inc.

Career Highlights and Qualifications

•CEO of GSI Capital Advisors, an investment manager with expertise in publicly traded real estate securities
•Spent 27 years at Green Street Advisors, the last twelve of which as the firm's CEO, guiding its strategic direction and overseeing its client relationships and interactions
•Undergraduate degree from the University of California – San Diego
•MBA in Finance and Real Estate from Columbia University

2025 Proxy Statement	23

Proposal No. 1 – Election of Directors

Clunet R. Lewis Lead Independent Director, Sun Communities, Inc. Retired attorney and businessman Age: 78 Director since: 1993 Current Committees: Audit, Compensation, Executive

Directorship Experience

•Served as a Board Member, General Counsel, CFO, President and Managing Director of other public and private companies
•Mr. Lewis has informed the Board that he intends to retire from the Board no later than the Company's 2026 Annual Meeting of Shareholders. He expects to serve on the Board of Directors until his retirement date.

Career Highlights and Qualifications

•Retired commercial lawyer specializing in mergers and acquisitions, debt financings, issuances of equity and debt securities and corporate governance and control issues
•Former CFO and General Counsel at Eltrax Systems, Inc.
•Extensive experience working with independent auditors and the SEC

BOARD COMPOSITION AND REFRESHMENT
Thoughtful consideration is continuously given to the composition of our Board in order to maintain an appropriate mix of qualifications, experience and skills, introduce fresh perspectives, and broaden and diversify the view and expertise represented on the Board. As a result of our focus on refreshment, the Company appointed two new directors to the Board in early 2024, Jerome W. Ehlinger and Craig A. Leupold, each of whom was subsequently re-elected to continue serving on the Board at the 2024 annual meeting. Furthermore, Ronald A. Klein and Arthur A. Weiss, two of the longer-tenured directors, retired from the Board during 2024. Additionally, Stephanie W. Bergeron informed the Board that she will not stand for re-election at the Annual Meeting, and Clunet R. Lewis informed the Board that he intends to retire from the Board no later than the Company's 2026 annual meeting of shareholders. Ms. Bergeron and Mr. Lewis expect to actively serve on the Board until their respective retirement dates.
The Board has nominated Mark A. Denien, former Executive Vice President and Chief Financial Officer of Duke Realty Corporation, for the seat currently held by Ms. Bergeron. If Mr. Denien is appointed to the Board, it would mark the Company’s third new independent director appointment since the beginning of 2024. Mr. Denien brings over 30 years of experience in real estate transactions, capital markets, strategy development, regulatory compliance, risk management, and acquisitions. If elected at the Annual Meeting, the Board intends to appoint Mr. Denien to serve as a member of the Audit Committee. The Board believes that Mr. Denien will bring valuable experience, judgment, and talents to the Board.
To further focus on refreshment, there were several changes to committee memberships amongst the current Board members in 2024 to help facilitate new perspectives and viewpoints and the Board expects to make further changes to the committees after the Annual Meeting. See "Committees of the Board" beginning on page 30.

24	Sun Communities, Inc.

Proposal No. 1 – Election of Directors
QUALIFICATIONS, EXPERTISE AND ATTRIBUTES
In addition to each Board nominee’s qualifications, experience and skills outlined above and the minimum Board qualifications set forth below under “Consideration of Director Nominees,” our NCG Committee looked for certain attributes in each Board nominee and based on these attributes, and the mix of attributes of the other incumbent directors, determined that each Board nominee should serve on our Board. The NCG Committee does not require that each director possess all of these attributes. Rather, the Board is comprised of directors that, taken together, provide us with a variety and depth of knowledge, judgment and experience necessary to provide effective oversight and vision. These attributes include: (a) significant leadership skills as a CEO and / or relevant Board Member experience, (b) real estate industry experience, (c) transactional experience, especially within the real estate industry, (d) relevant experience in property operations, (e) financial expertise, (f) legal or regulatory experience, (g) capital markets experience, (h) marketing and / or investor relations experience, (i) executive leadership and talent development experience, (j) corporate governance experience and (k) experience in Environmental, Social and Governance initiatives and implementation.

Skills and Qualifications	Shiffman	Allen	Baivier	Blau	Denien	Ehlinger	Hermelin	Leupold	Lewis
Board and Executive Experience is critical to our Board’s role in overseeing the risks facing the Company, and provides essential comparison points for operations and governance
Real Estate Industry is helpful for understanding the Company’s strengths and challenges specific to the REIT and real estate industries
Mergers and Acquisitions is critical in overseeing and providing insights on the Company’s acquisition activities
Property Operations Is valuable in understanding and overseeing management of the Company’s properties
Financial Expertise and / or Literacy is valuable in understanding and overseeing the Company’s financial reporting and internal controls
Legal / Regulatory is relevant for ensuring oversight of management’s compliance with the SEC, the NYSE and other regulatory requirements
Capital Markets is valuable in understanding how capital markets work and overseeing the Company’s capital raising efforts
Marketing / Investor Relations is relevant in overseeing how the Company manages communication between corporate management and its investors
Executive Leadership and Talent Development is valuable in helping the Company attract, motivate and retain high-performing employees
Corporate Governance Is critical in overseeing the structure of rules, practices and processes used to direct and manage our Company
Sustainability Is valuable in overseeing the Company's environment, social, and governance initiatives
Gender Diversity
Racial / Ethnic Diversity

2025 Proxy Statement	25

Proposal No. 1 – Election of Directors
CONSIDERATION OF DIRECTOR NOMINEES
Board Membership Criteria
The Board has established criteria for Board membership. These criteria include the following specific, minimum qualifications that the NCG Committee believes must be met by an NCG Committee-recommended director nominee for a position on the Board:
•the candidate must have experience at a strategic or policy making level in a business, government, non-profit or academic organization of high standing;
•the candidate must be highly accomplished in his or her field, with superior credentials and recognition;
•the candidate must be well regarded in the community and must have a long-term reputation for high ethical and moral standards;
•the candidate must have sufficient time and availability to devote to our affairs, particularly in light of the number of boards on which the candidate may serve; and
•the candidate’s principal business or occupation must not be such as to place the candidate in competition with us or conflict with the discharge of a director’s responsibilities to us or to our shareholders.
In addition to the minimum qualifications for each nominee set forth above, the NCG Committee will recommend director candidates to the full Board for nomination, or present director candidates to the full Board for consideration, to help ensure that:
•a majority of the Board shall be “independent” as defined by the NYSE rules;
•each of its Audit, Compensation, and NCG Committees shall be comprised entirely of independent directors; and
•at least one member of the Audit Committee shall have such experience, education and qualifications necessary to qualify as an “audit committee financial expert” as defined by the rules of the SEC.
Identifying and Evaluating Nominees
When the NCG Committee identifies qualified candidates and recommends director nominees to serve on the Board, the NCG Committee considers whether the Board has an adequate distribution and representation of relevant skills, backgrounds and experience. In addition to professional accomplishments and expertise, the Board may consider diversity of background, experience and thought in evaluating and recommending qualified candidates to serve on the Board. The NCG Committee and the Board believe that diversity is highly important because a variety of ideas and points of view can contribute to more effective decision-making.
The NCG Committee may solicit recommendations for director nominees from non-management directors, executive officers, third-party search firms or any other source it deems appropriate. The NCG Committee will review and evaluate the qualifications of any proposed director candidate that it is considering or that has been recommended to it by a shareholder in compliance with the NCG Committee’s procedures, and conduct inquiries it deems appropriate into the background of these proposed director candidates. In evaluating proposed director candidates, the NCG Committee considers the following qualifications that it believes nominees should have:
•proven real estate and / or REIT experience;
•track record of strong management and leadership capabilities at a successful organization;
•sufficient time to devote to Board responsibilities; and
•independence from the Company and its current directors and employees.
When nominating a sitting director for re-election, the NCG Committee will consider the director’s performance on the Board and the director’s qualifications in respect to the criteria set forth above. Other than circumstances in which we are legally required by contract or otherwise to provide third parties with the ability to nominate directors, the NCG Committee will evaluate all proposed director candidates based on the same criteria and in substantially the same manner, with no regard to the source of the initial recommendation of the proposed director candidate.

26	Sun Communities, Inc.

Proposal No. 1 – Election of Directors
Shareholder Proposals and Director Nominations for 2026 Annual Meeting of Shareholders
Requirements for Proposals to be Considered for Inclusion in Proxy Materials
Shareholder proposals that are intended to be presented at our 2026 annual meeting and included in our proxy materials for such a meeting must comply with the procedural and other requirements set forth in Rule 14a-8 of the Exchange Act. To be eligible for inclusion in our proxy materials, shareholder proposals must be received by our Secretary at our principal executive offices no later than December 1, 2025, which is 120 calendar days prior to the first anniversary of the date this Proxy Statement was released to shareholders in connection with the Annual Meeting. If we change the date of the 2026 annual meeting by more than 30 days from the date of the Annual Meeting, your written proposal must be received by our Secretary at our principal executive offices a reasonable time before we begin to print and mail our proxy materials for our 2026 annual meeting.
Under the proxy access provisions of our bylaws, a shareholder (or group of no more than 20 shareholders) who has owned 3% or more of the Company’s outstanding stock continuously for a minimum of three years may nominate up to the greater of two directors or 20% of the number of directors currently serving on the Board and cause the Company to include those nominee(s) in the Company’s proxy materials, but only if the shareholder (or group) and nominee(s) satisfy the requirements set forth in Section 17 of the Company’s bylaws. Any shareholder (or group) intending to use these procedures to nominate a candidate for election to the Board for inclusion in the Company’s 2026 proxy statement must satisfy the requirements specified in our bylaws, including providing the required notice of proxy access nomination to our corporate Secretary.
With regard to the 2026 annual meeting, the notice must be received no earlier than the close of business on November 1, 2025, and no later than the close of business on December 1, 2025. The notice must include the information specified in our bylaws, including information concerning the nominee and information about the shareholder’s ownership of and agreements related to our stock. If the 2026 annual meeting is advanced by more than 30 days or delayed by more than 60 days from the anniversary of the Annual Meeting, the notice must be delivered not earlier than the close of business on the 150th day prior to the 2026 annual meeting and not later than the close of business on the later of: (i) the 120th day prior to the 2026 annual meeting; or (ii) the 10th day following the day on which public announcement of the date of the 2026 annual meeting is first made by the Company. See Article II, Section 17 of the Company’s bylaws for additional information on proxy access.
Requirements for Proposals Not Intended for Inclusion in Proxy Materials and for Nomination of Director Candidates.
A shareholder who wishes to nominate one or more persons for election to our Board of Directors at the 2026 annual meeting of shareholders or to present a proposal at the 2026 annual meeting of shareholders, but whose shareholder proposal will not be included in the proxy materials we distribute for such meeting, must deliver written notice of the nomination or proposal to our Secretary at our principal executive offices not earlier than January 13, 2026 (the 120th day prior to the first anniversary of the Annual Meeting), nor later than 5:00 p.m. Eastern Time on February 12, 2026 (the 90th day prior to the first anniversary of the Annual Meeting); provided, however, that in the event that the date of the 2026 annual meeting of shareholders is advanced or delayed by more than 30 days from the first anniversary of the Annual Meeting, in order for notice by the shareholder to be timely, such notice must be so delivered no earlier than the 120th day prior to the date of the 2026 annual meeting of shareholders and not later than 5:00 p.m., Eastern Time, on the later of the 90th day prior to the date of the 2026 Annual Meeting of shareholders, or, if the first public announcement of the date of the 2026 annual meeting is less than 100 days prior to the date of the 2026 annual meeting, the 10th day following the day on which public announcement of the date of the 2026 annual meeting of shareholders is first made. The public announcement of a postponement or adjournment of the 2026 annual meeting of shareholders shall not commence a new time period for the giving of a shareholder’s notice as described above.
The NCG Committee’s current policy is to review and consider any director candidates who have been recommended by shareholders in compliance with the procedures established from time to time by the NCG Committee. All shareholder recommendations for director candidates must include the following information:
•the shareholder’s name, address, number of shares owned, length of period held and proof of ownership;
•the name, age, business and residential address, educational background, current principal occupation or employment, and principal occupation or employment for the preceding five full fiscal years of the proposed director candidate;
•a description of the qualifications and background of the proposed director candidate that addresses the minimum qualifications and other criteria for Board membership as approved by the Board from time to time;
•a description of all arrangements or understandings between the shareholder and the proposed director candidate;
•the consent of the proposed director candidate to (1) be named in the proxy statement relating to our annual meeting of shareholders and (2) serve as a director if elected at such annual meeting; and
•any other information regarding the proposed director candidate that is required to be included in a proxy statement filed pursuant to the rules of the SEC.
Shareholder proposals must be in writing and should be addressed to the Company's Corporate Secretary at our principal executive offices at 27777 Franklin Road, Suite 300, Southfield, MI 48034. It is recommended that shareholders use certified mail and request a return receipt in order to provide proof of timely receipt. The Chairman of the Annual Meeting reserves the right to reject, rule out of order, or take other appropriate action with respect to any proposal that does not comply with these and other applicable requirements.
In reviewing director candidates, the NCG Committee takes into consideration feedback received from the Board’s annual evaluations. See page 41 for information on the Board’s evaluation process.

2025 Proxy Statement	27

Effective corporate governance is essential for maximizing long-term value creation for our shareholders. Our beliefs have been grounded in a values-based ethically led organization; this foundation continues to guide our decisions and leadership.
Our governance structure is set forth in our Corporate Governance Guidelines and other key governance documents. These guidelines are reviewed at least annually and updated as appropriate in response to evolving best practices, regulatory requirements, feedback from our annual Board evaluations, and recommendations made by our shareholders and proxy advisors, all with the goal of supporting and effectively overseeing our ongoing strategic growth.
The Company is governed by the Board and Committees of the Board that meet throughout the year.
You may find each of the following documents in the Governance section of our website at: suninc.com/governance-documents/

Committee Charters	Corporate Governance Policies and Guidelines
•Audit Committee Charter
•Capital Allocation Committee Charter
•CEO Succession Planning Committee Charter
•Compensation Committee Charter
•Executive Committee Charter
•Nominating and Corporate Governance Committee Charter

•Anti-Hedging Policy
•Biodiversity & Habitat Policy
•Climate Change and Greenhouse Gas Policy
•Code of Conduct and Business Ethics
•Code of Vendor and Supplier Conduct
•Corporate Governance Guidelines
•Energy, Water and Waste Management Policy

•Executive Compensation Recovery Clawback Policy
•Financial Code of Ethics for Senior Financial Officers
•Human Rights and Labor Policy
•Insider Trading Policy
•Occupational Health and Safety Policy
•Related Party Transactions Policy
•Stock Ownership Guidelines

In addition, we will send print copies of any of these documents to any shareholder who requests them.
BOARD OF DIRECTORS
Our current directors are Gary A. Shiffman, Tonya Allen, Meghan G. Baivier, Stephanie W. Bergeron, Jeff T. Blau, Jerome W. Ehlinger, Brian M. Hermelin, Craig A. Leupold and Clunet R. Lewis. Under our charter, each of our directors serves for a one-year term and until his or her successor is duly elected and qualified, or until his or her earlier resignation or removal.
Mr. Ehlinger and Leupold were identified by the Company and appointed to the Board in early 2024 as part of a Board refreshment initiative. Both Mr. Ehlinger and Mr. Leupold were subsequently elected to serve on the Board at the 2024 annual meeting. Both Mr. Ehlinger and Mr. Leupold were subsequently elected to serve on the Board at the 2024 annual meeting. In addition, Ronald A. Klein did not stand for re-election at the 2024 annual meeting, and Arthur A. Weiss has also retired from the Board as of December 31, 2024. Furthermore, Stephanie W. Bergeron informed the Board that she will not stand for re-election at the 2025 annual meeting, and Clunet R. Lewis informed the Board that he intends to retire from the Board no later than the Company's 2026 annual meeting of shareholders. Ms. Bergeron and Mr. Lewis expect to actively serve on the Board until their respective retirement dates. The Board has nominated Mark A. Denien, former Executive Vice President and Chief Financial Officer of Duke Realty Corporation, for the seat currently held by Ms. Bergeron. Mr. Denien brings over 30 years of experience in real estate transactions, capital markets, strategy development, regulatory compliance, risk management, and acquisitions. If elected, the Board intends to appoint Mr. Denien to serve as a member of the Audit Committee. The Board believes that Mr. Denien will bring valuable experience, judgment, and talents to the Board.

28	Sun Communities, Inc.

Corporate Governance
The Board is elected by our shareholders to oversee and provide guidance on the Company’s business and affairs. It is the ultimate decision-making body of the Company except for those matters reserved for shareholders by law or pursuant to the Company’s governing documents. The Board oversees management’s activities in connection with proper safeguarding of the assets of the Company, maintenance of appropriate financial and other internal controls, compliance with applicable laws and regulations and proper governance. The Board is committed to sound corporate governance policies and practices that are designed and routinely assessed to enable the Company to operate its business responsibly, with integrity, and to position the Company to compete more effectively, sustain its success and build long-term shareholder value.
Board Meetings and Attendance
The Board meets quarterly, or more often as necessary.

The Board met eighteen times during 2024 and took various actions by written consent.	All directors attended at least 75% of the meetings of the Board and each committee on which they served.	While the Board does not have a formal policy, all directors are encouraged to attend annual meetings of shareholders. All of our then-serving Board members attended the 2024 annual meeting.

Beyond the Boardroom
The Board of Directors attend training sessions on diverse topics on an annual basis, which have included:

Shareholder Activism	Sustainability in Real Estate

Role of the Board of Directors
Board's Role in Oversight of Strategy
One of the Board’s primary responsibilities is oversight of management’s execution of the Company’s goals and objectives. Throughout the year, management and the Board review and discuss the Company's detailed strategic plans, including changes from previous strategic positions, market and economic outlook, industry and regulatory trends, areas of focus for each functional area, expected financial implications, potential stakeholder impacts, resource requirements, human capital development, and risk and stress test scenarios, among other topics.
The Board and its committees regularly receive updates from management and actively engage in discussions regarding execution of the Company’s strategy, variables impacting results and changes to the strategic plan.
In addition to its regularly scheduled Board and committee meetings and ongoing interaction with the management team, Board members periodically visit properties representing various geographies and asset types. The Board believes these on-site visits provide additional insight into the Company’s markets, operations, residents and guests, human capital management, technology usage and allocation of capital investments, and allow for better oversight of and more thoughtful input into the Company’s strategies.
Board’s Role in Oversight of Risk Management
The Board and committees of the Board actively oversee and monitor management of the most significant risks to the Company. The Board and committees of the Board, together with members of executive and senior management, regularly review risk management in key areas of our business including, but not limited to, financial, strategic, operational, technology and compliance matters. Management and the Company’s outside advisors also periodically meet with the Board and its committees to provide detailed updates on specific areas of risk oversight.

2025 Proxy Statement	29

Corporate Governance
Additionally, the Board reviews the results of our ERM efforts and receives periodic ERM updates from the ERM Committee, as described below.
ERM Committee
•Comprised of executive and senior management team members and outside advisors
•Identifies, analyzes and prioritizes risks facing the Company on an ongoing basis
•Formalizes activities to prevent, mitigate and / or monitor key risks
•Plans response activities in the event certain risk events occur
•Elevates risk awareness across the Company
•Periodically presents to the Board and committees of the Board
Board
•Oversees and monitors the risk management function
•Discusses the general risks we face, the risk factors disclosed in our annual and periodic reports and our risk management policies with our executive management team throughout the year
•Reviews risk mitigation activities and planned response activities in the event a risk event occurs
Committees of the Board
The committees of the Board play an active role in oversight of risk management as follows:
Audit Committee
Responsible for oversight of risks associated with:
•Financial results and disclosures
•Internal controls over financial reporting
•Information technology
•Legal, compliance and ethical matters
•Fraud
Capital Allocation Committee
Supports the Board's and management's review of the Company's long-term capital allocation priorities, planning and strategy, and continued optimization of the Company's balance sheet, including:
•Review, evaluate, and make recommendations to the Board regarding capital allocation priorities, including but not limited to, development activities and acquisitions, and dividend and capital return policy
CEO Succession Planning Committee
Assists the Board in succession planning for the position of CEO of the Company
•Plan for the orderly transition of the CEO role upon the eventual retirement of the current CEO
•Develop a candidate profile (including experience, competencies and personal characteristics) to meet the leadership needs of the Company, taking into account the Company’s strategic plans and other relevant factors
•Assist the Board in identifying, evaluating, and retaining a successor CEO of the Company, and assist in effectively implementing a CEO succession plan
Compensation Committee
Oversees compensation practices and policies, including:
•Benefits, pay equity, hiring practices, DEI and retention for all team members
•Review and approval of executive compensation
•Recommendations for non-employee Director compensation to the Board

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Corporate Governance
Executive Committee
•Reviews and approves acquisitions, dispositions, financings (including refinancing of existing debt), and defeasances by the Company up to a maximum purchase price, loan amount, or transaction amount of $300 million per transaction to ensure that the Company's strategic goals are met within the boundaries of our risk profile
NCG Committee
•Develops and recommends corporate governance guidelines to the Board and periodically reviews and recommends any necessary changes to mitigate new risks to our business
•Reviews related party transactions and conflicts of interest to preserve the best interests of the Company and our shareholders
•Ensures Board nominees qualify to provide proper guidance
•Oversees evaluation of the Board
•Oversees succession planning for the Board, CEO, executive and senior management positions to protect the continuity and success of our business
•Reviews the Environment, Social and Governance strategy, initiatives and policies developed by management, and receives updates on significant activities
Risk Areas

Macroeconomic	Strategic	Operational

•Global and national economic conditions within the US, Canada, and the UK •Capital market access and evaluation	•Portfolio management - acquisitions / dispositions / simplification •Regulatory impact •Capital recycling	•Succession planning •Data recovery and cybersecurity •Privacy / identity management •Human capital •Climate change / transition risk

In the event that a specific risk is identified, the Board directs management to assess, evaluate and provide remedial recommendations to the Board or a committee. These efforts have included formalizing the Company’s succession planning for executives and key employees, documenting and reviewing cyber-security risk mitigation plans and emergency preparedness plans to facilitate rapid response to a range of threats.

Oversight of Succession Planning
The Board is responsible for appointing our CEO and for ensuring that adequate succession plans are in place to address planned CEO succession, as well as potential unexpected or emergency succession needs.
The NCG Committee oversees succession planning for the Board, routinely obtaining input from and updating the full Board on succession plan reviews. The NCG Committee also oversees succession planning and associate development of executive and senior management positions to ensure adequate bench strength is developed and available to meet the long-term needs of the Company. The CEO and other executive management periodically update the NCG Committee and the Board on senior management succession plans including associate development plans and areas of risk.
In November 2024, Gary A. Shiffman informed the Board of his intention to retire in 2025, following over 40 years of dedicated service to the Company. Accordingly, the Board established a CEO Succession Planning Committee to plan for the orderly transition of the CEO position upon Mr. Shiffman's retirement in 2025. The CEO Succession Planning Committee is led by Co-Chairs and current Board members Jeff T. Blau and Tonya Allen.
The Board has exposure to internal succession candidates on an ongoing basis, generally meeting with executives both inside and outside of Board meetings and also periodically meeting with key senior managers.
The Compensation Committee considers succession planning input from the Board and the NCG Committee when determining compensation packages for the Board and NEOs.

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Oversight of Cybersecurity
Risk Management
Our business operations rely on the consistent availability of our communication platforms, enterprise applications, and related systems. We have implemented protocols to ensure the secure collection, storage, and transmission of data and invest in the development and enhancement of controls designed to prevent, detect, and respond to unauthorized access, computer viruses, malware, data exfiltration and other threats.
We have established an Information Security Management Committee to manage information security in accordance with the ISO 27001 standard to ensure the consistent application of security principles, policy statements, and controls. By adhering to this industry standard, we manage and mitigate material risks from threats to our systems and data through the following actions:
•Partnering with reputable, recognized security firms
•Conducting regular internal and external audits and risk assessments
•Providing ongoing employee security awareness training
•Conducting tabletop exercises
•Running anti-phishing campaigns and simulated phishing exercises
•Deploying tools for continuous vulnerability monitoring
•Performing penetration testing and continuous system monitoring activities
•Conducting recovery simulations for core systems and data centers
Our comprehensive policies and procedures address critical areas including:
•Vulnerability management
•Business continuity planning
•Encryption of sensitive data
•Backup and recovery
•Physical security
•User access controls
•Vendor risk management
•Teleworking protocols
•Mobile device management
•Comprehensive system monitoring
These initiatives collectively reinforce our commitment to safeguarding information and ensuring the resilience of our security infrastructure.
Comprehensive contingency and recovery plans are in place to ensure the ongoing provision of services to customers in the event of a cybersecurity incident. These are tested on a regular basis against scenarios of varying degrees by both internal and external resources.
To manage vendor risk, we conduct ongoing risk assessments based on the vendor’s published Systems and Operational Controls (SOC) reports, information provided in vendor security questionnaires, and any publicly available information including ongoing litigation or external disclosures.

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Governance
Senior leadership provides the Board of Directors with ongoing security updates, which include notable changes to program plans, changes to the risk environment, information regarding material incidents that may have occurred, third-party audit reports on recent assessments of our security controls, and details regarding forward-looking plans and strategies to mitigate cyber risk. The Audit Committee of the Board of Directors provides oversight and is responsible for assessing risks to our business, in accordance with its charter. The Audit Committee engages in regular conversations with senior leadership about our security systems in order to monitor and mitigate risks from cybersecurity incidents, in accordance with our security principles and protocols.
The Chief Information Officer and the Director of Information Security are directly responsible for managing cyber risk on a daily basis. The Chief Information Officer reports to the Chief Administrative Officer, who oversees the Company’s overall information technology strategy and governance. Executive oversight, spearheaded by the Chief Administrative Officer, is designed to create strategic alignment across the organization.
The Information Security Management Committee (ISMC) and Enterprise Risk Management Committee (ERM) meet regularly to provide oversight of cyber risk management functions. Committee composition includes members from cross-functional departments, including technology, innovation, human resources, accounting & finance, internal audit, operations, and executive management. Various members of these committees hold industry certifications representing expertise in information security risk and compliance management, including the Certified Information Technology Professional (CITP), Certified Information Systems Security Professional (CISSP), Certified Information Security Auditor (CISA), and Certified in Risk and Information Systems Control (CRISC) designations.

Oversight of Emergency Preparedness
We develop, maintain and walk through emergency preparedness plans that address risks associated with man-made and natural events such as hurricanes, earthquakes, floods, droughts, wildfires, data center disruption and workforce displacement. Contingency plans for disaster recovery and incident response plans are in place and are reviewed and updated on a recurring basis. We also conduct risk assessments at multiple levels in the organization to identify potential emergency scenarios (risk events) and evaluate actions necessary to mitigate the risk and implement them. We design workforce recovery capabilities into our technology infrastructure, tools and services, with the goal of ensuring a permanent, extended or temporary loss of our facilities does not significantly impact our operations. Executive management, department heads and personnel across the organization are regularly involved in our preparedness planning and implementations.

Board’s Role in Oversight of Human Capital Management and Culture
The Board is actively engaged in overseeing the Company’s people and culture strategy. The NCG Committee reviews and reports back to the Board on a broad range of human capital management topics, including corporate culture, diversity, inclusion, talent acquisition, retention, employee satisfaction, engagement and succession planning. We report on human capital matters at each regularly scheduled NCG Committee meeting and periodically throughout the year, and annually at a regularly scheduled Board meeting.
Board’s Role in Oversight of Sustainability
As part of the Company's corporate governance, our Board is responsible to our stakeholders for the oversight of the Company. The NCG Committee oversees the implementation of new initiatives, plus the refinement of our Environment, Social and Governance-related reporting and materials. We believe in maintaining transparency and strong governance based on the highest ethical standards.
Committees of the Board
Each of the following Committees of the Board plays an active role in oversight of our sustainability strategy:
NCG Committee
•Reviews the Environment, Social and Governance strategy, initiatives and policies developed by management, and receives updates on significant Environment, Social and Governance activities
•Aligns implementation and reporting across all portfolios
Compensation Committee
•Designs executive compensation to take into consideration the achievement of sustainability goals

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Corporate Governance
Board Structure
Leadership Structure
The Board and the NCG Committee assess and revise our leadership structure from time to time. The Board does not have a fixed policy regarding the separation of the offices of Chairman and Chief Executive Officer. The Board believes that it should maintain the flexibility to select the Chairman and its Board leadership structure, based on the criteria that it deems to be in the best interests of the Company and its shareholders. Gary A. Shiffman currently serves as our Chairman of the Board and Chief Executive Officer. The Board believes that combining the Chairman and Chief Executive Officer positions is the right corporate governance structure for us at this time as it most effectively utilizes Mr. Shiffman’s extensive experience and knowledge regarding the Company, and the MH and RV industries, and provides for the most efficient leadership of our Board and the Company. The Board believes that Mr. Shiffman, rather than an independent director, currently is in the best position, as Chairman and Chief Executive Officer, to lead Board discussions regarding our business and strategy and to help the Board respond quickly and effectively to the many business challenges affecting the Company. The Board also believes that this structure is preferable at this time because it allows one person to speak for, and lead, the Company and the Board, and that splitting the roles of Chairman and Chief Executive Officer may cause the Company’s leadership to be less effective.
On November 5, 2024, Mr. Shiffman informed the Board of his intent to retire as CEO by no later than December 31, 2025. Upon Mr. Shiffman’s retirement as CEO, the Board intends to separate the Chairman and CEO roles and will determine which director will serve as Chairman of the Board.
Independence of Non-Employee Directors
The Board recognizes the importance of strong independent leadership on the Board. Accordingly, in addition to maintaining a significant majority of independent directors and independent Board committees, the Board appoints a Lead Independent Director on an annual basis to serve for a term of one year. Clunet R. Lewis is currently serving as Lead Independent Director. The Lead Independent Director calls and presides at the executive sessions of our independent directors, acts as a liaison between our management team and the Board and is responsible for identifying, analyzing and making recommendations to the Board with respect to certain strategic and extraordinary matters. The Board believes that its Lead Independent Director structure, including the duties and responsibilities described above, provides the same independent leadership, oversight, and benefits for the Company and the Board that would be provided by an independent Chairman.
The NYSE rules require that a majority of the Board consists of members who are independent. There are different measures of director independence under the NYSE independence rules and under the federal securities laws. The Board has reviewed information about each of our non-employee directors and determined that Tonya Allen, Meghan G. Baivier, Stephanie W. Bergeron, Jeff T. Blau, Jerome W. Ehlinger, Brian M. Hermelin, Craig A. Leupold and Clunet R. Lewis are independent directors. The independent directors meet on a regular basis in executive sessions without management participation. In 2024, the executive sessions occurred after many of the regularly scheduled meetings of the entire Board and may occur at such other times as the independent directors deem appropriate or necessary.

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Corporate Governance
Committees of the Board of Directors
The following chart summarizes the current members and chair of each Committee:

	Gary A. Shiffman	Tonya Allen	Meghan G. Baivier	Stephanie W. Bergeron(1)	Jeff T. Blau
Audit
Capital Allocation
CEO Succession Planning
Compensation
NCG
Executive

	Brian M. Hermelin	Jerome W. Ehlinger	Craig A. Leupold	Clunet R. Lewis
Audit
Capital Allocation
CEO Succession Planning
Compensation
NCG
Executive

Committee Chair	Member
(1)Effective as of the Annual Meeting and in accordance with the Board's refreshment efforts, Ms. Bergeron will no longer serve as a member of the Audit or NCG Committees.
If all of the Board’s nominees are elected at the Annual Meeting, the Board intends to appoint the following directors to serve on Board committees:
•Audit Committee: Clunet R. Lewis (Chair), Meghan G. Baivier, Mark A. Denien, and Jerry Ehlinger
•Capital Allocation Committee: Jeff T. Blau (Chair), Brian M. Hermelin, and Craig A. Leupold
•CEO Succession Planning Committee: Tonya Allen (Co-Chair), Jeff T. Blau (Co-Chair), Meghan G. Baivier, Brian M. Hermelin, and Jerry Ehlinger
•Compensation Committee: Meghan G. Baivier (Chair), Tonya Allen, Jeff T. Blau, and Brian M. Hermelin
•NCG Committee: Tonya Allen (Chair), Jerry Ehlinger, and Craig A. Leupold
•Executive Committee: Gary A. Shiffman, Meghan G. Baivier, and Clunet R. Lewis

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Corporate Governance

Audit Committee Meetings held in 2024: 12 Current Members: Stephanie W. Bergeron (Chair), Meghan G. Baivier, Jerome W. Ehlinger and Clunet R. Lewis All members of the Audit Committee are independent.

Stephanie W. Bergeron

Key Responsibilities
•Assists directors with oversight of (i) the integrity of the Company's financial statements, (ii) compliance with legal and regulatory requirements, (iii) the qualifications, independence and performance of the independent auditors, and (iv) the performance of the Company's internal audit function
•Prepares the Audit Committee Report, as required by the rules of the SEC, to be included in the annual proxy statement
•Evaluates the performance and effectiveness of the Company's CFO and reports the results of such evaluation to the Compensation Committee on an annual basis
•Oversees key matters related to the selection, performance and independence of the independent auditors, including (i) approves the engagement letter on an annual basis, (ii) directly oversees the work performed by the independent auditors, (iii) pre-approves audit and non-audit services, and (iv) evaluates the qualifications, performance, and independence of the independent auditors and lead partner
•Reviews the Company's financial statements, discusses key topics and issues with management and the independent auditors, and provides a recommendation to the Board regarding whether the financial statements should be included in the Company's Annual Report on Form 10-K
•Evaluates the performance, responsibility, budget and staffing, and directs and controls our internal audit function
•Discusses with counsel and management the Company's guidelines and policies that govern risk assessment and management
•Reviews and approves the decision by the Company to enter into swaps, including any foreign exchange forwards and foreign exchange swaps
Other Information
•Operates pursuant to an Eighth Amended and Restated Charter, approved by the Board in February 2022
•The Board has determined that all current Audit Committee members are “audit committee financial experts,” as defined by SEC rules
•During 2024, the Audit Committee members were Ms. Bergeron (Chair), Ms. Baivier, Mr. Ehlinger and Mr. Lewis
•Effective as of the Annual Meeting and in accordance with the Board's refreshment efforts, Ms. Bergeron will no longer serve as a member of the Audit Committee
•If all of the Board’s nominees are elected at the Annual Meeting, the Board intends to appoint Mr. Lewis (Chair), Ms. Baivier, Mark A. Denien, and Mr. Ehlinger to serve on the Audit Committee.

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Corporate Governance

Capital Allocation Committee Meetings held in 2024: 5 Current Members: Jeff T. Blau (Chair), Craig A. Leupold and Brian M. Hermelin All members of the Capital Allocation Committee are independent.

Jeff T. Blau

Key Responsibilities
•Supports the Board's and management's review of the Company's long-term capital allocation priorities, planning and strategy, and continued optimization of the Company's balance sheet
•Reviews, evaluates, and makes recommendations to the Board regarding capital allocation priorities, including but not limited to:
•Development activities and acquisitions
•Dividend and capital return policy
•Any other related matters as may be determined by the Board from time to time
Other Information
•Operates pursuant to a Charter, approved by the Board in February 2024
•If all of the Board’s nominees are elected at the Annual Meeting, the Board intends to appoint Mr. Blau (Chair), Hermelin, and Leupold to continue to serve on the Capital Allocation Committee.

CEO Succession Planning Committee
Formed in November 2024
Current Members: Tonya Allen (Co-Chair), Jeff T. Blau (Co-Chair), Brian M. Hermelin, Jerry Ehlinger and Meghan G. Baivier
All members of the CEO Succession Planning Committee are independent.

Tonya Allen	Jeff T. Blau

Key Responsibilities
•Assist the Board in succession planning for the position of CEO of the Company
•Plan generally for the orderly transition of the CEO role upon the eventual retirement of the current CEO
•Develop a candidate profile (including experience, competencies and personal characteristics) to meet the leadership needs of the Company, taking into account the Company’s strategic plans and other relevant factors
•Assist the Board in identifying, evaluating and retaining a successor CEO of the Company
•Assist the Board in implementing the Company’s emergency succession plans in the event of an unanticipated CEO vacancy
Other Information
•Operates pursuant to a Charter, approved by the Board in November 2024
•If all of the Board’s nominees are elected at the Annual Meeting, the Board intends to appoint Ms. Allen (Co-Chair), Mr. Blau (Co-Chair), Ms. Baivier, Mr. Hermelin, and Mr. Ehlinger to continue to serve on the CEO Succession Planning Committee.

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Corporate Governance

Compensation Committee Meetings held in 2024: 1 Current Members: Brian M. Hermelin (Chair), Tonya Allen, Jeff T. Blau, and Clunet R. Lewis All members of the Compensation Committee are independent.

Brian M. Hermelin

Key Responsibilities
•Reviews and approves corporate goals and objectives relevant to the compensation of the CEO and other executive officers, evaluates the performance of our executive officers in light of their respective goals and objectives, and determines and approves the compensation of our executive officers based on these evaluations
•Consults with executive management in developing a compensation philosophy
•Recommends the compensation of the non-employee directors to the Board for approval
•Oversees our incentive-compensation plans and equity-based plans
•Reviews and approves all compensation plans, employment agreements and severance agreements to be made with all existing or prospective executive officers
Other Information
•Operates pursuant to a First Amended and Restated Charter, approved by the Board in March 2016
•In addition to formal meetings, during 2024, Compensation Committee members met frequently on an informal basis and met regularly with management to discuss executive compensation matters
•During 2024, the Compensation Committee members were Mr. Hermelin (Chair), Ms. Allen, Mr. Blau and Mr. Lewis
•If all of the Board’s nominees are elected at the Annual Meeting, the Board intends to appoint Ms. Baivier (Chair), Ms. Allen, Mr. Blau and Mr. Hermelin to serve on the Compensation Committee.

38	Sun Communities, Inc.

Corporate Governance

NCG Committee Meetings held in 2024: 6 Current Members: Meghan G. Baivier (Chair), Tonya Allen and Stephanie W. Bergeron All members of the NCG Committee are independent.

Meghan G. Baivier

Key Responsibilities
•Identifies individuals qualified to become Board Members, consistent with criteria approved by the Board
•Recommends that the Board select the committee-recommended nominees for election at each annual meeting of shareholders
•Develops and recommends to the Board a set of corporate governance guidelines
•Periodically reviews governance guidelines and recommends amendments and oversees the evaluation of the Board
•Has sole authority to retain and terminate any search firm that is used to assist in identifying director candidates and has authority to approve any such search firm’s fees and other retention terms
•Considers diversity and skills in identifying nominees for service on our Board
•Considers the entirety of the Board and a wide range of economic, social and ethnic backgrounds and does not nominate representational directors from any specific group
•Reviews the Company’s sustainability strategy, initiatives and policies developed by management, and receives updates from the Company regarding significant activities
•Administers the Company’s Code of Business Conduct and Ethics
•Administers the Company's Related Party Transaction Policy
Other Information
•Operates pursuant to a Third Amended and Restated Charter, approved by the Board in March 2022
•In addition to formal meetings, during 2024, NCG Committee members met frequently on an informal basis, met regularly with management to discuss corporate governance issues and met informally with management to discuss director nomination and committee assignments
•During 2024, the NCG Committee members were Ms. Baivier (Chair), Ms. Allen and Ms. Bergeron
•Effective as of the Annual Meeting and in accordance with the Board's refreshment efforts, Ms. Bergeron will no longer serve as a member of the NCG Committee
•If all of the Board’s nominees are elected at the Annual Meeting, the Board intends to appoint Ms. Allen (Chair), Mr. Ehlinger, and Mr. Leupold to serve on the NCG Committee

Executive Committee Meetings held in 2024: None (see below) Current Members: Gary A. Shiffman and Clunet R. Lewis

Key Responsibilities
•Manages the day-to-day business and affairs between regular Board meetings
•Has specific authority to approve all acquisitions, asset dispositions, financings (including refinancing of existing debt), and defeasements by the Company up to a maximum purchase price, loan amount, or transaction amount of $300 million per transaction
•In no event may the Executive Committee, without the prior approval of the Board acting as a whole:
(i)Recommend to the shareholders an amendment to our charter;
(ii)Amend our bylaws;
(iii)Adopt an agreement of merger or consolidation;
(iv)Recommend to the shareholders the sale, lease or exchange of all or substantially all of our property and assets;

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Corporate Governance
(v)Recommend to the shareholders our dissolution or a revocation of a dissolution;
(vi)Fill vacancies on the Board;
(vii)Fix compensation of the directors for serving on the Board or on a committee of the Board;
(viii)Declare distributions or authorize the issuance of our stock;
(ix)Approve or take any action with respect to any related party transaction involving us; or
(x)Take any other action which is forbidden by our bylaws or charter, or must be taken by the full Board under applicable Maryland law.
•All actions taken by the Executive Committee must be promptly reported to the Board as a whole and are subject to ratification, revision and alteration by the Board
Other Information
•Operates pursuant to a charter, last amended by the Board in July 2021
•The Executive Committee may perform other functions as requested by the Board from time to time
•The Executive Committee did not hold any formal meetings; however, during 2024, various actions were taken by unanimous written consent and the committee met informally on a periodic basis
•In 2024, the Executive Committee members were Mr. Shiffman, Mr. Lewis and Mr. Arthur Weiss
•Effective as of December 31, 2024 and in accordance with the Board's refreshment efforts, Mr. Weiss no longer serves as a member of the Executive Committee
•If all of the Board’s nominees are elected at the Annual Meeting, the Board intends to appoint Mr. Shiffman, Ms. Baivier, and Mr. Lewis to serve on the Executive Committee

Compensation Policies and Practices as They Relate to Risk Management
The Compensation Committee has reviewed the Company's compensation policies and practices and believes that any risks arising from such policies and practices are not likely to have a material adverse impact on the Company. Additionally, the Compensation Committee reviewed the relationship between our risk management policies and practices and the various components of our NEOs' compensation.
For the base salary component, the Compensation Committee determined that the following limits the incentive for risky behavior that would have a material adverse effect on the Company: (a) base salary is relatively small compared to other components of the NEOs' total compensation; and (b) the NEOs and employees receive copies of both the Company's Employee Handbook and all governing documents which describe the required standards of personal and professional conduct, with which all NEOs and employees must comply with at all times.
For the annual incentive award component, the Compensation Committee determined that the following limits the incentive for risky behavior that would have a material adverse effect on the Company: (a) performance based annual incentive awards provide a balance between the short-term and long-term goals and objectives of the Company; and (b) annual incentive awards are awarded at the discretion of the Compensation Committee.
For the equity compensation component, the Compensation Committee determined that the following limits the incentive for risky behavior that would have a material adverse effect on the Company: (a) the Company’s governing documents, including the Stock Ownership Guidelines and Executive Compensation Recovery (Clawback) Policy, properly align shareholder interests with the interests of the NEOs; (b) the Compensation Committee establishes the grants and terms of the Company’s restricted stock; and (c) the Compensation Committee grants both time restricted and performance restricted awards to better align with the interest of the Company’s shareholders.
Additionally, Gary A. Shiffman, the Company’s Chairman of the Board and CEO, meets regularly with the Compensation Committee to discuss the Company’s compensation policies and practices. Additional steps the Company has taken include maintaining an anonymous hotline to report concerns, issues or potential violations of its code of conduct, company policies or laws.

Compensation Committee Interlocks and Insider Participation
Brian M. Hermelin, Tonya Allen, Jeff T. Blau and Clunet R. Lewis served as members of the Compensation Committee of our Board during 2024. None of the members of the Compensation Committee have been, or will be, one of our officers or employees. We do not have any interlocking relationships between our executive officers and the Compensation Committee and the executive officers and compensation committees of any other entities, nor has any such interlocking relationship existed in the past.

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Corporate Governance
Other Board Policies and Processes
Code of Ethics
On February 13, 2025, the Board adopted a revised Code of Conduct and Business Ethics (the “Ethics Code”), which applies to all directors, officers and employees of the Company and its subsidiaries. The Ethics Code was filed as an exhibit to our Current Report on Form 8-K filed with the SEC on February 13, 2025.
A copy of the Ethics Code can be accessed on the Company’s website: https://www.suninc.com/governance-documents.
We intend to disclose on our website within four business days following the date of any such amendment or waiver (a) amendments to the Ethics Code that apply to our principal executive officer, principal financial officer, principal accounting officer or controller or persons performing similar functions and that relate to any element of the code of ethics definition enumerated in Item 406(b) of Regulation S-K, and (b) any waivers granted under the Ethics Code to any such persons relating to any such elements of the Ethics Code.
Insider Trading Policy
On February 13, 2025, the Board adopted a revised Insider Trading Policy (the “Insider Trading Policy”). The Insider Trading Policy was filed as an exhibit to our Current Report on Form 8-K filed with the SEC on February 13, 2025.
A copy of the Revised Insider Trading Policy can be accessed on the Company’s website: https://www.suninc.com/governance-documents.
Board Evaluations
The Board believes annual performance reviews are essential for ensuring overall effectiveness, including fulfillment of its oversight responsibilities, strategic planning and communications. For 2024, the Board evaluation process was executed through detailed questionnaires. The NCG Committee administered Board wide questionnaires, reviewed the results of the evaluations and the recommendations and shared its findings with the Board to help direct the Board's activities and governance in the following year. In addition, each committee of the Board administered and performed its own review of the annual committee self-assessment to help direct the committees' activities and governance in the following year.

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Corporate Governance
Evaluation Process
The Board's evaluation process includes multiple assessments and reviews performed throughout the year. This process ensures that the Board’s governance and oversight responsibilities are updated to reflect best practices and are well executed. These evaluations include discussions after every meeting, quarterly Board assessments, an annual Board assessment and an annual committee self-assessment.

Questionnaires
Quarterly questionnaires are distributed to directors after each Board meeting and an annual questionnaire is distributed at the end of the year. In addition, an annual self-assessment questionnaire for each committee is distributed at the end of the year.
Quarterly Board assessment questionnaires evaluate the following:
•The Board agenda
•The timeliness of meeting materials
•The adequacy and insightfulness of meeting materials
•Director participation
•Adequacy of Board governance
•The efficiency and effectiveness of the Board meeting
Annual Board assessment questionnaires evaluate the following topics:
•The right Board structure
•The right directors
•The right culture
•The right information and resources
•The right process
•The right issues and focus
Annual Committee assessment questionnaires evaluate the following topics:
•The right Committee structure
•The right Committee members
•The right culture
•The right information and resources
•The right process
•The right issues and focus

Review
Responses received from quarterly evaluations are aggregated and sent to the NCG Committee Chair for review and discussion as necessary. The results of the annual Board evaluation are reviewed by the NCG Committee and shared with the Board to help direct the Board's activities and governance in the following year. The results of the annual committee's self-assessment are reviewed by the committee to help direct committees' activities and governance in the following year.

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Corporate Governance
Certain Relationships and Related Party Transactions
Policies and Procedures for Approval of Related Party Transactions
None of our executive officers or directors (or any family member or affiliate of such executive officer or director) may enter into any transaction or arrangement with us that reasonably could be expected to give rise to a conflict of interest without the prior approval of the NCG Committee.
Any such transaction or arrangement must be promptly reported to the NCG Committee or the full Board. Any such disclosure provided by an executive officer or director is reviewed by the NCG Committee and approved or disapproved.
In determining whether to approve such a transaction or arrangement, the NCG Committee takes into account, among other factors, whether the transaction was on terms no less favorable to us than terms generally available to third parties and the extent of the executive officer’s or director’s involvement in such transaction or arrangement.
The current policy was adopted and approved in March 2022. All related party transactions disclosed below were approved by the NCG Committee, which determined that each such transaction was in the best interests of the Company and included pricing and other terms that are fair to the Company. The NCG Committee provided prior approval of all such transactions in accordance with the Company’s policy.
Related Party Transactions
Lease of Executive Offices
Gary A. Shiffman, together with certain of his family members, indirectly owns an equity interest of approximately 28.1% in American Center LLC, the entity from which we lease office space for our principal executive offices. Each of Brian M. Hermelin, Ronald A. Klein and Arthur A. Weiss indirectly owns less than one percent interest in American Center LLC. Mr. Shiffman is our Chairman of the Board and CEO. Mr. Hermelin is a director of the Company, and Mr. Klein and Mr. Weiss were directors of the Company until their respective retirements in May and December 2024. Under this agreement, we lease approximately 60,261 rentable square feet of permanent space. The lease agreement includes annual graduated rent increases through the initial end date of October 31, 2026. As of December 31, 2024, the average gross base rent was $21.45 per square foot. During the year ended December 31, 2024, we incurred rent expense of $2.2 million for the lease of the office space.
Use of Airplane
Gary A. Shiffman is the beneficial owner of an airplane that we use from time to time for business purposes. During the year ended December 31, 2024, we paid $0.2 million for the use of the airplane.
Legal Counsel
Arthur A. Weiss is a partner at Taft Stettinius & Hollister LLP, which acts as our general counsel and represents us in various matters. Mr. Weiss was also a member of the Board until his retirement on December 31, 2024. We incurred legal fees and expenses owed to this law firm of approximately $11.6 million during the year ended December 31, 2024.
Transactions with Immediate Family Members
Adam Shiffman, the son of Gary A. Shiffman, the Company’s Chairman and CEO, served as the Company’s Vice President of Resort Development through November 8, 2024. Adam Shiffman’s aggregate annual compensation was approximately $142,550 for the year ended December 31, 2024.
Alex Shiffman, the son of Gary A. Shiffman, serves as the Company's Vice President of Corporate Strategy. Alex Shiffman’s aggregate annual compensation was approximately $250,000 for the year ended December 31, 2024.
Daniel Milantoni, the spouse of Marc Farrugia, the Company’s Executive Vice President and Chief Administrative Officer, serves as the Company's Director of Human Resource Technology. Mr. Milantoni's aggregate annual compensation was approximately $242,000 for the year ended December 31, 2024.

2025 Proxy Statement	43

Corporate Governance
STAKEHOLDER OUTREACH AND ENGAGEMENT
We are committed to engaging stakeholders across our organization and throughout the communities in which we operate. Engagement with our shareholders, team members, residents and customers and local communities is paramount to our success.
Shareholders
We recognize the value of listening to the views of our shareholders, and the relationship with our shareholders is an integral part of our corporate governance practices. In addition to our customary participation at industry and investment community conferences, investor road shows and analyst meetings, we conduct shareholder outreach throughout the year to ensure that management and the Board understand and consider the issues of importance to our shareholders and are able to address them appropriately.
In 2024, we reached out to 16 of the Company's top 25 institutional shareholders representing approximately 63% of our outstanding shares as of December 31, 2024, and received feedback from all of them.

Topics Discussed with Shareholders

Corporate Governance •CEO succession planning •Diversity •Board structure and refreshment •Term limits and director tenure •Capital allocation
Sustainability
•Enhancements to GHG inventory completeness
•Promotion of education with team and supply chain on various topics, including carbon neutrality and diversity and inclusion
•Renewable energy strategy and cost-saving measures
•Participation in two voluntary benchmarks
•Climate storm resilience initiatives
Executive Compensation •Changes to executive compensation incentives
Our engagement with shareholders through quarterly earnings calls, governance engagement calls, SEC filings, proxy statements, press releases, investor conferences and our annual shareholder meetings provides transparency. We welcome feedback from all shareholders, who can contact our Investor Relations team by:

Internet	Call	Email	Mail
www.suninc.com	(248) 208-2500	investorrelations@suncommunities.com	Sun Communities, Inc. Attn: Investor Relations, 27777 Franklin Road, Ste. 300, Southfield, MI 48034
Team Members
We engage, gather feedback from, and communicate with our team members through various channels, including annual team member satisfaction surveys; SunSource, our intranet site; a dedicated Concierge Team; the Sun Idea Box; and one-on-one meetings with leaders. We maintain an anonymous hotline and online portal for team members to report concerns, issues or violations of our strict code of conduct, company policies or laws, without fear of retaliation.
Residents and Customers
Resident and customer engagement is always of paramount importance at the Company. We value feedback from our residents and customers to improve our communities and services offered. We engage with them through community events, one-on-one daily interactions, newsletters, surveys and email communications that are designed to keep everyone informed about what’s happening in their communities.

44	Sun Communities, Inc.

Corporate Governance
Local Communities
Community engagement is what helps make the Company so successful. We actively participate in the broader communities in which we operate primarily through our Sun Unity Ambassador program in the U.S., locally organized volunteer and sponsorship activities across our marina network in the U.S and locally based initiatives on our properties in the UK.
Industry Engagement
We believe in the power of alliance when it comes to making progress within our industry—that together is better. We participate in the following national organizations: Nareit, Manufactured Housing Institute (MHI), RV Industry Association (RVIA) and National Association of RV Parks & Campgrounds (ARVC).
COMMUNICATIONS WITH THE BOARD
The Board welcomes feedback from shareholders and other interested parties.

If you wish to communicate with	Write to
Any of the directors of the Board or The Board as a group	Name(s) of director(s) / Board of Directors of Sun Communities, Inc. c/o Compliance Officer Sun Communities, Inc. 27777 Franklin Road, Suite 300 Southfield, MI 48034
Audit Committee(1)	Chair of the Audit Committee of Sun Communities, Inc c/o Compliance Officer Sun Communities, Inc. 27777 Franklin Road, Suite 300 Southfield, MI 48034
Non-management directors as a group	Non-management directors of Sun Communities, Inc. c/o Compliance Officer Sun Communities, Inc. 27777 Franklin Road, Suite 300 Southfield, MI 48034

We recommend that all correspondence be sent via certified U.S. mail, return receipt requested. All correspondence received by the Compliance Officer will be forwarded to the addressee(s) promptly.

(1)You may communicate with the Audit Committee to report complaints or concerns regarding accounting, internal accounting controls or auditing matters. You are welcome to make any such report anonymously, but we prefer that you identify yourself so that we may contact you for additional information if necessary or appropriate.

2025 Proxy Statement	45

OVERVIEW
Gary A. Shiffman, who is our Chairman and CEO, receives no additional compensation for his service as a director. The discussion below pertains to our non-employee directors.
Compensation Processes
Our Compensation Committee annually assesses the total compensation for non-employee directors relative to the compensation provided by similarly sized REITs and by our peer group. The Compensation Committee benchmarks our director compensation to that of our peers by comparing the aggregate total compensation of all of our non-employee directors to the aggregate total compensation of all of the non-employee directors of each of our peers. We believe the aggregate total compensation of all of our directors is more relevant to the interests of our shareholders than per-director compensation.
In 2024, the Compensation Committee, as part of its review of director compensation, made no change to the directors' cash fee structure or the committee fees. For 2025, all Board and committee fees have been reduced by 20% from 2024 amounts. The Compensation Committee believes that the director compensation is fair, reasonable and in line with that of our peers and remains appropriate to incentivize directors to maximize shareholder value.
In an effort to align the interests of the Board with those of its shareholders, the Company’s directors are subject to a Stock Ownership Guideline Policy. Under this policy, as of December 31, 2024, each director who has been with the Company for more than five years was required to own shares of our stock with a value equal to eight times his or her annual Board cash retainer (exclusive of committee and Lead Independent Director fees). As of December 31, 2024, the value of average company stock ownership by the Company’s non-employee directors was 24 times the amount of the Board annual cash retainer, and each then-serving director was in compliance with the policy.
The Company also monitors its total director compensation expense, as a function of various company metrics, to assure that the total expense is consistent with the Company’s growth and overall shareholder value. The total director compensation expense, as compared to the Company’s total market capitalization, at year end, is a relevant factor to shareholder interests. From 2019 to 2024 the total director compensation as a percentage of the Company’s total market capitalization has increased by 40%. As a result, we have reduced all Board and committee fees in 2025 to better align director compensation expense with the Company's market capitalization.
DIRECTOR COMPENSATION – 2024
During 2024, we paid non-employee directors the following annual fees:
Non-Employee Director(1)

Additional Cash Fees(2)
Lead Independent Director	$25,000
Committees of the Board	Committee Chair Fees	Committee Membership Fees
Audit Committee	$30,000	$25,000
Compensation Committee	$22,500	$17,500
Capital Allocation Committee	$22,500	$17,500
NCG Committee	$22,500	$17,500
Executive Committee	–	$17,500
(1)    The fair value associated with these awards for Mr. Ehlinger and Mr. Leupold was $262,620 based on the closing price of our common stock as of February 28, 2024 when the award was granted.
(2)    There are no additional cash fees paid for participation in the CEO Succession Planning Committee.

46	Sun Communities, Inc.

Director Compensation
The following table provides compensation for each non-employee member of the Board who served during the year ended December 31, 2024 and the restricted shares outstanding at December 31, 2024:

	Compensation				Aggregate number of restricted shares outstanding at December 31, 2024
Directors	Fees Earned	2024 Restricted Stock Award(1)	Total

Tonya Allen	$108,510	$258,020		$366,530	5,700

Meghan G. Baivier	$127,500	$258,020		$385,520	5,700

Stephanie W. Bergeron	$127,500	$258,020		$385,520	5,700

Jeff T. Blau	$110,729	$258,020		$368,749	4,000

Brian M. Hermelin	$127,109	$258,020		$385,129	5,700

Jerome Ehlinger	$85,838	$262,620	(2)	$348,458	2,000

Ronald A. Klein	$49,140	$258,020	(2)	$307,160	0	(3)

Craig A. Leupold	$85,447	$262,620	(2)	$348,067	2,000

Clunet R. Lewis	$158,510	$258,020		$416,530	5,700

Arthur A. Weiss	$97,500	$258,020		$355,520	0	(4)

(1)The fair value associated with these awards was measured using the closing price of our common stock as of the grant date. Each non-employee director, except for Mr. Ehlinger and Mr. Leupold, was granted 2,000 shares of restricted stock on January 18, 2024. Mr. Ehlinger and Mr. Leupold were granted 2,000 shares of restricted stock on February 28, 2024. For additional information on the valuation assumptions with respect to these grants, refer to Note 11, “Share-Based Compensation,” in the Consolidated Financial Statements of our 2024 Annual Report on Form 10-K.
(2)Mr. Klein, Mr. Ehlinger, and Mr. Leupold elected to defer receipt of these restricted shares in accordance with the Sun Communities, Inc. Non-Employee Directors Deferred Compensation Plan.
(3)Mr. Klein held a total of 5,700 outstanding restricted shares that vested on an accelerated basis upon his retirement on May 14, 2024.
(4)Mr. Weiss held a total of 5,700 outstanding restricted shares that vested on an accelerated basis upon his retirement on December 31, 2024.

2025 Proxy Statement	47

Director Compensation
Director Stock Ownership Guidelines
In an effort to align the interests of the Company’s management with those of its shareholders, the Company has adopted a policy under which its non-employee directors are subject to equity ownership guidelines. Under these guidelines, each director is required to:
•Own shares of our stock with a value equal to eight times his or her annual cash retainer (exclusive of chair or committee fees).
•Achieve compliance with these guidelines by five years from the later of: (i) November 2, 2021, which was the date these guidelines were last amended or (ii) the date he or she becomes a director.
•Retain at least 50% of all shares of restricted stock as they vest (not including any newly vested shares sold or withheld to pay applicable taxes) until he or she complies with the guidelines, or if he or she fails to comply due to a reduction in our stock price.
As of March 10, 2025, each of our non-employee directors was in compliance with the stock ownership guidelines.

48	Sun Communities, Inc.

SUMMARY
What Am I Voting On?
The second proposal to be considered at the Annual Meeting will be a non-binding advisory vote on executive compensation. Section 14A of the Exchange Act requires us to allow shareholders an opportunity to cast a non-binding advisory vote on executive compensation as disclosed in this Proxy Statement. The following proposal, commonly known as a “say-on-pay” proposal, gives shareholders the opportunity to approve, reject or abstain from voting with respect to our fiscal 2024 executive compensation programs and policies and the compensation paid to our NEOs listed in the Summary Compensation Table below.
Shareholders are being asked to approve the following resolution at the Annual Meeting:
“RESOLVED, that the compensation paid to our NEOs, as disclosed pursuant to the SEC’s rules and regulations, including the Compensation Discussion and Analysis, the compensation tables and narrative discussion, is hereby approved on an advisory basis.”
As discussed in the “Compensation Discussion and Analysis” section below, the primary objectives of our executive compensation program are to attract and retain a skilled executive team to manage, lead and direct our personnel and capital to obtain the best possible economic results. The compensation of our executive officers reflects the success of our management team in attaining certain operational goals, which leads to the success of the Company and serves the best interests of our shareholders.
This proposal allows our shareholders to express their opinions regarding the decisions of the Compensation Committee on the prior year’s annual compensation to the NEOs. Your non-binding advisory vote will serve as an additional tool to guide the Board and the Compensation Committee in continuing to improve the alignment of our executive compensation programs with our interests and the interests of our shareholders and is consistent with our commitment to high standards of corporate governance.

2025 Proxy Statement	49

Proposal No. 2 – Non-Binding Advisory Vote to Approve Named Executive Officer Compensation
Vote Required
Advisory approval of this say-on-pay proposal requires the affirmative vote of holders of a majority of all the votes cast at the Annual Meeting. Abstentions will not be counted as votes cast for the say-on-pay proposal and do not represent votes cast for or against the advisory approval of the proposal. Brokers are not empowered to vote on the say-on-pay proposal without instruction from the beneficial owner of the shares and thus broker non-votes likely will result. Since broker non-votes are not considered votes cast on the say-on-pay proposal, they will not be counted in determining whether the say-on-pay proposal is approved. Because the vote on this proposal is non-binding and advisory in nature, it will not affect any compensation already paid or awarded to any NEO and will not be binding on or overrule any decisions by the Board; it will not create or imply any additional fiduciary duty on the part of the Board; and it will not restrict or limit the ability of shareholders to make proposals for inclusion in proxy materials related to executive compensation. To the extent there is any significant vote against our NEO compensation as disclosed in this Proxy Statement, the Compensation Committee will evaluate whether any actions are necessary to address the concerns of shareholders. The vote on this resolution is not intended to address any specific element of compensation; rather, the vote relates to the compensation of our NEOs, as described in this Proxy Statement in accordance with the compensation disclosure rules of the SEC.

The Board unanimously recommends that you vote “FOR” the executive compensation of our NEOs as disclosed in this Proxy Statement.

50	Sun Communities, Inc.

In this section, we describe our executive compensation philosophy and program that supports our strategic objectives and serves the long-term interests of our shareholders. We also discuss how our CEO, CFO and other NEOs were compensated in 2024, and describe how their compensation fits within our executive compensation philosophy. For the year ended December 31, 2024, our NEOs were:
OUR NEOS

Gary A. Shiffman Chairman and CEO	John B. McLaren President	Fernando Castro-Caratini Executive Vice President, CFO, Treasurer and Secretary	Bruce D. Thelen Executive Vice President and COO	Aaron Weiss Executive Vice President of Corporate Strategy and Business Development
CD&A TABLE OF CONTENTS

2025 Proxy Statement	51

Compensation Discussion and Analysis
EXECUTIVE SUMMARY
The goals and objectives of our executive compensation program are to attract and retain a skilled executive team to manage, lead and direct our personnel and capital resources to achieve the best possible economic results, and to provide outsized TSRs to our investors. Our executive officers are compensated based on pay for performance and alignment with shareholders’ interests.
During 2024, we continued to demonstrate the resiliency of our best-in-class portfolio through our ability to generate reliable, strong Same Property NOI growth across all segments, and by achieving full year Core FFO per Share of $6.81. Total North America Same Property NOI (MH, RV and Marina) as compared to 2023 grew by 4.1% during 2024, driven by a 4.6% increase in real property revenues and operating expense growth of 5.7%. In addition, UK Same Property NOI grew by 9.0% as compared to 2023. Occupancy gains contributed to our strong operating results; the 3,210 Revenue Producing Sites we added during the year compared to an increase of 3,270 sites during 2023. Same Property blended occupancy for MH and RV was 98.2% at December 31, 2024, up 40 basis points from year-end 2023. Adjusting for expansion sites delivered and leased, Same Property adjusted blended occupancy for MH and RV increased by 160 basis points year over year, to 99.0% at December 31, 2024. In addition, we effectively managed our balance sheet, capital resources and leverage by monetizing non-strategic assets valued at $476.8 million and paying down total debt of $424.5 million. This reduced our Net Debt to Trailing Twelve-Months Recurring EBITDA ratio to 6.0x at December 31, 2024 (from 6.1x at December 31, 2023), and reduced our percentage of floating rate debt to 8.6% at December 31, 2024 (from 16.4% at December 31, 2023).
From 2010 through 2022, a large component of our growth was driven by acquisitions as we opportunistically purchased high-quality MH, RV, Marina and UK properties. With the benefit of our expanded portfolio, beginning in 2023 we shifted our strategy toward optimizing the value of our existing businesses through achieving strong rental rate growth and operating efficiencies. We remained disciplined in pursuing only the most strategic and synergistic new acquisition and expansion opportunities. This strategy continued in 2024 as we divested non-strategic assets in conjunction with our intent to simplify our operations and capital structure.
To simplify our business and reduce our exposure to variable rate debt, we made strong progress toward monetizing assets no longer deemed to be strategic. During 2024, we sold 25 properties and three development properties for a total gross sales price of $476.8 million. Net proceeds from the dispositions were used to strengthen our balance sheet by reducing our total debt. We further strengthened our capital structure in 2024 by entering into and settling forward sale agreements with respect to 2,713,571 shares of common stock for total net proceeds of $361.7 million.
During 2024, we announced an internal restructuring plan and a leadership refreshment initiative. The restructuring plan has enabled us to identify actionable expense savings in 2025 of approximately $15 million - $20 million on an annual run rate basis, which we expect will enhance Core FFO per Share growth going forward. To oversee the restructuring and the execution of these initiatives, John B. McLaren returned to the Company full-time as President. Mr. McLaren brings a proven track record from his 22 years of experience with the Company, including 14 years as the former COO. During his time as COO, Mr. McLaren oversaw the acquisition and integration of approximately 350 MH and RV communities and brought a performance driven approach with a focus on bottom-line operational results.
Furthermore, on November 5, 2024, Gary A. Shiffman informed the Board of his intent to retire as CEO by no later than December 31, 2025.
We achieved a 10-year TSR of 168.9% outperforming the MSCI U.S. REIT (“RMS”) and U.S. REIT Residential indices during the same period.

52	Sun Communities, Inc.

Compensation Discussion and Analysis
Performance Highlights
When determining compensation for the year ended December 31, 2024, the Compensation Committee took into account the level of achievement of certain key financial performance metrics, including but not limited to the following:

Financial Performance Metric	Rationale
Core FFO growth
FFO is a standard operating performance measure for REITs and is defined by Nareit as GAAP net income (loss), excluding gains (or losses) from sales of certain real estate assets, plus real estate related depreciation and amortization, impairments of certain real estate assets and investments, and after adjustments for nonconsolidated partnerships and joint ventures. Core FFO is a primary operating measure in our publicly-reported earnings results, and is defined as FFO excluding certain gain and loss items that management considers unrelated to the operational and financial performance of our core business.

Same Property combined NOI Growth - MH, RV, Marina, and UK	NOI is calculated by deducting direct property operating expenses from property operating revenues, thereby providing a measure of the actual operating performance of our properties. Same Properties are primarily those properties that we have owned and operated continuously since January 1, 2023.
Combined Operations / Sales CNOI - MH & RV	NOI is calculated by deducting direct property operating expenses from property operating revenues, thereby providing a measure of the actual operating performance of our properties. CNOI excludes certain items that have been deemed to be outside of Mr. Thelen's control.
RPS Gains - MH & RV	Revenue producing site gains represent the number of sites that we are able to fill during a period, net of the number of sites lost. By increasing Revenue Producing Sites, we increase our portfolio occupancy and can maximize generation of revenues and shareholder returns.
G&A growth, net of add-backs	Growth in general and administrative expenses, net of dead deal costs, integration costs related to the new ERP implementation and other non-recurring expenses, compared to the prior year.
Net Debt / TTM Recurring EBITDA	Ratio of the carrying value of debt, plus unamortized premiums, discounts, and deferred financing costs, less unrestricted cash and cash equivalents, compared to Recurring EBITDA for the trailing twelve months.
Sustainability initiatives	Performance is based on implementation and progress towards long-term commitments, including diversity, equity and inclusion goals and long-term carbon reduction goals.
Individual goals / Compensation Committee discretion	The Compensation Committee reviews each executive officer’s annual accomplishments in order to evaluate the specific contributions of each executive to our success and properly align pay and performance.

2025 Proxy Statement	53

Compensation Discussion and Analysis
Simplification of Operations and Capital Structure
Our leadership team has executed a series of acquisition and capital market transactions that have repositioned our portfolio. These activities have bolstered our strong and flexible balance sheet while generating significant growth in Core FFO per share and significant returns for our shareholders. In 2024, we continued a strategic initiative to simplify our business model and capital structure in order to streamline the organization and focus on our fundamental strengths in key markets.
For over a decade, our executive team has executed on a strategic plan to deliver outsized results by utilizing our operational expertise to create a best-in-class platform of MH and RV communities with a broader geographic range and re-balancing our all-age and age-restricted holdings. Tactics our leadership has embraced include increasing our portfolio diversification by elevating our presence along the east coast of the U.S.; expanding west to California and Arizona; opportunistically entering the Marina business in 2020, and expanding our MH platform overseas with the acquisition of Park Holidays in the UK in 2022. Since 2020, our executive team has also focused on converting transient RV sites in order to grow MH and RV combined occupancy year over year, increase the percentage of real property rents derived from steady annual lease income, and benefit from the higher operating margins associated with non-transient sites. Since 2020, the Company has converted nearly 9,200 transient RV sites, increasing its annual RV sites by nearly 23%.
In 2023 and 2024, we shifted our strategy toward optimizing the value of our existing businesses and simplifying our business model and capital structure. By focusing on realizing the consistent growth our portfolio generates, by remaining disciplined in pursuing external growth opportunities, and by further enhancing our investment grade balance sheet by deleveraging, our leadership is confident in our Company’s strategic positioning to re-accelerate Core FFO per Share growth. We believe that our simplification initiative will position our Company to focus on our best in class portfolio and deliver reliable earnings growth going forward.
During the last five years, we have acquired properties valued in excess of $6.7 billion as detailed in the table below:

	Number of Acquired Properties					Purchase Price (in millions)
Year Ended December 31,	MH	RV	Marinas	UK	Total Sites, Wet Slips and Dry Storage Spaces
2020	10	14	106	N/A	45,800	$2,979.2
2021	11	24	19	N/A	15,816	$1,425.1
2022	5	1	8	55	24,347	$2,175.3
2023	1	0	1	0	92	$107.0
2024	0	0	3	0	925	$63.8
Total	27	39	137	55	86,980	$6,750.4
During the last two years, consistent with our simplification strategy, we have executed property dispositions valued at approximately $600.0 million as detailed in the table below:

	Number of Disposed Properties					Sales Proceeds (in millions)
Year Ended December 31,	MH	RV	Marinas	UK	Total Sites, Wet Slips and Dry Storage Spaces
2023	1	3	0	0	1,110	$172.9
2024(1)	10	13	0	2	6,526	$426.6
Total	11	16	0	2	7,636	$599.5
(1)During the year ended December 31, 2024, we sold 25 communities located in the U.S., Canada, and the U.K., for $426.6 million. In addition, we sold three development properties in the U.S. for total consideration of $50.2 million, for an aggregate total sales proceeds of $476.8 million.

54	Sun Communities, Inc.

Compensation Discussion and Analysis
Strong and Flexible Balance Sheet
While optimizing our portfolio, we are also focused on maintaining a strong and flexible balance sheet. Through a series of capital market activities and with cash generated from operations, we have maintained conservative leverage levels, coverage ratios and liquidity as shown below:

Net Debt to Enterprise Value
Net Debt to Recurring EBITDA
Recurring EBITDA to Interest
(1)Our Net Debt to Recurring EBITDA ratio for 2020 is elevated due to the acquisition of Safe Harbor late in 2020 which had the impact of including all of its debt and only two months of its EBITDA. Our ratio normalized during 2021 as Safe Harbor’s EBITDA is fully presented in our operating results.
(2)Net Debt to Recurring EBITDA ratio for 2021 does not factor a full year contribution from $1.4 billion of acquisitions completed during the course of 2021 and $705.4 million net proceeds received in 2022 from the settlement of outstanding forward sale agreements, which was used to repay borrowings outstanding under our senior credit facility, and for working capital and general corporate purposes.
(3)Net Debt to Recurring EBITDA ratio for 2022 does not factor a full year contribution of EBITDA from $2.2 billion of acquisitions completed during the course of 2022.
(4)Net Debt to Recurring EBITDA ratio for 2023 does not factor a full year contribution from $107.0 million of acquisitions completed during the course of 2023, but includes $53.9 million of secured borrowings on collateralized receivables, a transferred asset transaction which has been classified as collateralized receivables. The cash received from this transaction has been classified as a secured borrowing and remeasured at fair value. The cash received was used to repay borrowings outstanding under our senior credit facility.

2025 Proxy Statement	55

Compensation Discussion and Analysis
Executive Compensation Highlights and Key Decisions
2024 Executive Compensation Program
Our executive compensation program is grounded in a compensation philosophy aimed at achieving strong alignment between executive compensation, the Company's long-term strategic goals and our shareholders’ interests.
The Compensation Committee considers the results of the non-binding advisory vote by shareholders on executive compensation, or the “say-on-pay” proposal, presented to shareholders at our 2024 annual meeting when evaluating our executive compensation program. The Compensation Committee made no direct changes to the Company’s executive compensation program as a result of the say-on-pay vote for the year ended December 31, 2024, as 92% of shareholders supported our 2023 executive compensation program. See the Advisory Vote on Executive Compensation section, under the Compensation Processes on page 79 for additional information.
When reviewing incentive structures, the Compensation Committee deeply values the continued interest of, and feedback from, our shareholders on our executive compensation program and is committed to ensure shareholder's perspectives are thoughtfully taken into account.
NEO Compensation and Performance Alignment
Introduction
The Company’s compensation program is designed to closely align the interests of our executives with those of our shareholders, emphasizing a strong relationship between pay and performance. This approach is reflected in our compensation program structure, which has remained largely unchanged since 2018 and has been consistently supported by our shareholders. Our compensation program should reward executives for strong performance when exhibited, while payouts should be muted in years when the Company does not meet rigorous levels of performance objectives. Whereas Company executives garnered above target payouts in years when performance was outstanding, the relatively low bonus and performance-based equity payouts in the past couple of years that continued in 2024 reflect a well aligned pay-for-performance construct that accounts for the Company’s subpar performance in recent years.
Total Shareholder Return
In comparison to the two most directly comparable indices, the MSCI U.S. REIT Index (RMS) and the Dow Jones Equity All REIT Index, each of which the Company is a constituent of, our 10-year TSR has performed exceptionally well. These results are indicative of our executive team’s strategic planning, leadership, execution and dedication to the Company. The execution of our strategic vision has resulted in prolonged TSR outperformance compared to the REIT indices over time as evidenced in the chart below.
SUI TSR Performance vs. Comparative Indices
10-Year Total Return

Sun Communities, Inc.	S&P 500	MSCI U.S. REIT (RMS)	Russell 1000	Dow Jones Equity All REIT Index
Source: S&P Global as of December 31, 2024.

56	Sun Communities, Inc.

Compensation Discussion and Analysis
Consistently High “Say-on-Pay” Support Since 2018 Redesign of Compensation Program
The Company’s executive compensation program has received strong shareholder support, as evidenced by consistently high “Say-on-Pay” support. Since 2018 when the Compensation Committee created the current iteration of our executive compensation program, shareholder support for the program has remained robust, with an average approval rating of 92.7%; in the most recent vote that occurred at our 2024 annual meeting, shareholders voted in a consistent matter in which approximately 92% of shareholder votes were “For” our executive pay program; in light of this continued strong support, the Compensation Committee has maintained a similar program design for this year. This endorsement reflects the alignment between our compensation practices and shareholder preferences.
2018 - 2024 Average

2018	2019	2020	2021	2022	2023	2024
Large Emphasis on “At-Risk” Pay
A key characteristic of our compensation structure is that it is highly performance-based and “at-risk.” A relatively small portion of total compensation is provided in the form of base salary, with the remainder being "at-risk," meaning that it is either directly linked to the Company's performance and the achievement of specific financial, strategic, and individual goals, or its value is tied to stock price. At target levels, our NEOs have an overall average of 78.4% of their pay “at risk.”

All NEOs*	21.6% Base Salary	25.6% Target Bonus	52.8% Target Long-Term Incentives

78.4% At Risk
*    Note that the pay mix chart for NEOs above does not include Mr. McLaren, as he was appointed to the role of President in November 2024 and was not an NEO for the entirety of 2024.

2025 Proxy Statement	57

Compensation Discussion and Analysis
Best In Class Design
The equity component of our program is predominantly performance-based – all of the performance portion is tied to relative total shareholder return (“TSR”) performance. Moreover, performance hurdles for equity awards are designed to require outperformance, where target pay will result from 55th percentile performance, further reinforcing our commitment to driving superior long-term results. Our program also incorporates an absolute TSR modifier, which reduces the potential of funding for executives if returns in a given performance period are negative. These best practices have been in place since 2018 and ensure a direct alignment in terms of executive pay and shareholder value performance.

INVESTOR ALIGNMENT	TARGET TO OUTPERFORM	ABSOLUTE TSR MODIFIER

100% of the performance-based portion of the long-term incentive award is based on TSR	The Company must outperform the MSCI U.S. REIT Index by achieving relative performance at the 55th percentile to earn the target award	The Company utilizes an absolute TSR modifier whereby payouts are capped at target if our absolute TSR is negative

Base Salaries: No Changes in Three Years
Importantly, the Company has kept executive compensation consistent and stable over the years, which includes not making any changes to base salaries for any of our NEOs who have served continuously in the past three years. This continuity demonstrates our focus on maintaining a compensation structure that prioritizes performance-based incentives while minimizing unnecessary changes, further reinforcing the strength and stability of our pay-for-performance program.

Executive	2024 Base Salary	2023 Base Salary	2022 Base Salary	2023-2024 % Change	2023 - 2022 % Change
Gary A. Shiffman	$900,000	$900,000	$900,000	—%	—%
Fernando Castro-Caratini	$550,000	$550,000	$550,000	—%	—%
Bruce D. Thelen	$500,000	$500,000	$500,000	—%	—%
Aaron Weiss	$525,000	$525,000	$525,000	—%	—%
Annual Incentive Award Program: Rigorous Goals and Lowest Cash Payouts in a Decade
In line with our strong pay-for-performance philosophy, 2024 annual incentive awards (paid in 2025) reflect the lowest payouts in a decade, at an overall average of 41% of target. These payouts directly correspond with our financial, operational, and strategic performance exhibited across 2024 and reflects a rigorous framework that demonstrates a commitment to ensuring that executive compensation is closely aligned with performance.
Historical Annual Incentive Awards as a
Percentage of Target - All NEOs
*    Note that 2016 figures have removed the discretionary cash bonus awards related to the acquisition of the Carefree portfolio.

58	Sun Communities, Inc.

Compensation Discussion and Analysis
Long-Term Incentive Awards: Largest Pay Component and 100% Aligned with Investors; Second Consecutive Year of No Payouts for Market Performance Awards
The largest portion of executive pay is in the form of equity and the majority, or 60%, is tied directly to total shareholder return performance. The two most recently completed performance-based equity award cycles (2021-2023 and 2022-2024) have resulted in no payouts to executives, further reinforcing the alignment of pay-for-performance. Furthermore, the current performance cycles for 2023-2025 and 2024-2026 are also tracking at 0% payouts as of December 31, 2024, however, there is time remaining for each of these awards and the final results may vary. This continued alignment underscores that our NEOs are incentivized to focus on long-term value creation, ensuring their interests remain closely tied to those of our shareholders.
Below we have shown how, for each of the last four fiscal years, all market performance equity has paid out or is tracking to pay out at $0 compared to the grant date fair value of each year and what is included in the Summary Compensation Table.
ALL NEO Market Performance Awards Grant Date Value vs.
Actual Realized Equity Pay
The chart below provides an illustration of the most recent four performance periods for which awards have been granted (with each either having paid out at 0% or currently on track to do so):

Market Performance-Based Long-Term Equity Incentive Award Tracking through December 31, 2024
Performance Period	2021	2022	2023	2024	2025	2026	Status

2021-2023
Relative TSR vs. MSCI US REIT Index	100% Completed						0% Payout

Relative TSR vs. FTSE NAREIT Equity Residential Index	100% Completed						0% Payout

2022-2024
Relative TSR vs. MSCI US REIT Index		100% Completed					0% Payout

2023-2025
Relative TSR vs. MSCI US REIT Index			67% Completed				Tracking Below Threshold

2024-2026
Relative TSR vs. MSCI US REIT Index				33% Completed			Tracking Below Threshold

2025 Proxy Statement	59

Compensation Discussion and Analysis
Overall Pay-for-Performance Alignment
Below we have shown, for all NEOs, their 2024 Summary Compensation Table value versus the value they are tracking to realize (0% payouts on the market performance awards and using the Company’s stock price as of December 31, 2024 to value time-based awards). On average, the NEOs are tracking to realize 65% of their Summary Compensation Table pay:
All NEO*
2024 SCT Pay vs. Realized Pay
*    Note that the chart for NEOs above does not include Mr. McLaren, as he was appointed as President of the Company in November 2024.
Chairman and CEO Pay
In order to further demonstrate the alignment of pay and performance for the Company’s Chairman and Chief Executive Officer, the chart below contains a comparison of the amount of pay that is required to be reported in the Summary Compensation Table and the amount of “realized pay.” "Realized pay" for a given year includes base salary, bonus payout, and the fair value of equity awards granted in the year based on performance equity tracking at 0% and time-based shares valued based on the Company's stock price as of December 31, 2024.
Over the most recent three years, the amount of “realized pay” is approximately 49% of the value of pay disclosed in the Summary Compensation Table. Furthermore, the Compensation Committee significantly decreased the value of Mr. Shiffman’s equity grant in 2024, whereby the value of reported pay in the Summary Compensation Table was approximately 80% less than the amount in 2023 and approximately 90% less than the amount reported in 2022. The significant decrease in equity value granted to Mr. Shiffman in 2024 was concluded upon by the Compensation Committee in order to further align pay with the Company's performance.

Year	Base Salary	Bonus Payout	Grant Date Fair Value of Equity Awards	Total from Summary Compensation Table	Realized Pay*
2024	$900,000	$495,000	$558,688	$1,953,688	$1,645,940
2023	$900,000	$747,000	$9,283,660	$10,930,660	$5,336,100
2022	$900,000	$1,665,000	$12,395,450	$14,960,450	$6,745,980
Total Realized Pay as a Percent of Summary Compensation Table (SCT) Total: 49.2%
*    For 2022, 2023 and 2024, Realized Pay includes performance equity that was fully forfeited or is tracking at 0%; all time-based shares are valued as of SUI's December 31, 2024 stock price.

60	Sun Communities, Inc.

Compensation Discussion and Analysis
COMPENSATION PHILOSOPHY AND OBJECTIVES
The executive officer compensation program supports our commitment to provide superior shareholder value. This program is designed to:

Attract, retain and reward executives who have the motivation, experience and skills necessary to lead us effectively and encourage them to make career commitments to us.	Base executive compensation levels on our overall financial and operational performance and the individual contribution of an executive officer to our success.

Create a link between the performance of our stock and executive compensation.	Position executive compensation levels to be competitive with other similarly situated public companies, especially those in the real estate industry.

ELEMENTS OF COMPENSATION

	Fixed		Variable

	Base Salary	+	Annual Incentive Award	+	Long-Term Incentives
					40% Time Vesting Restricted Shares	60% Performance Vesting Restricted Shares

What?	Cash		Cash		Equity	Equity
When?	Annual		Annual		5-year period	3-year performance period
How? (Measures and Weighting)	Market Competitive		85% Corporate Performance Goals Metrics: Core FFO, Same Property NOI, CNOI, RPS gains, G&A growth, Net Debt / TTM Recurring EBITDA, and Sustainability initiatives 15% Individual Goals		Subject to continued employment	Based on Company’s 3-year TSR relative to MSCI U.S. REIT Index
Base Salary
Fixed compensation component that provides a minimum level of cash to compensate the executive officer for the scope and complexity of the position. Amounts based on an evaluation of the executive officer’s experience, position and responsibility as well as intended to be competitive in the marketplace to attract and retain executives.
Annual Incentive Award
Variable cash compensation component that provides an incentive to the executive officer based on the Compensation Committee’s assessment of both annual corporate and individual performance. Measures of corporate performance principally focused on Core FFO and other key operating metrics.
Long-Term Incentives
Variable equity compensation component focused on executive retention that provides a longer-term motivation with the effect of linking stock price performance to executive compensation. The long-term equity incentive awards granted during the current year are determined based on prior year performance.

2025 Proxy Statement	61

Compensation Discussion and Analysis
2024 EXECUTIVE COMPENSATION
For 2024 performance, the compensation mix for our CEO and other NEOs is shown below:
CEO
Other NEOs
The annual incentive represents the 2024 annual performance incentive paid in 2025 and the long-term incentive award represents awards issued in 2024, valued at the grant date fair value. The compensation mix for our CEO in the table above reflects a smaller percentage of equity pay compared to historical practice, as the Compensation Committee determined to award Mr. Shiffman only 5,000 shares in 2024 in light of the Company's performance. The 2024 award represented a significant decline compared to Mr. Shiffman's average award of 81,667 shares per year over the prior three years. In 2023, Mr. Shiffman's compensation mix included 91.8% of compensation in the form of equity, which is a more representative reflection of historical practice.
2024 Base Salary
Base salary is generally based on factors such as an individual officer’s level of responsibility, prior years’ compensation, comparison to compensation of other officers and compensation provided at competitive companies and companies of similar size.
Along with peer company benchmarking, the Compensation Committee considered the overall growth in the Company’s total capitalization, the number of MH and RV communities, marinas, and UK communities that the Company owns and operates, the number of employees under management and the corresponding expansion of responsibilities for these executive officers when determining their base salaries.
The base salaries of the NEOs for the year ended December 31, 2024, were paid in accordance with their employment agreements.

	Base Salary Paid
Executive	2024 Base Salary	2023 Base Salary			Percent Change
Gary A. Shiffman	$900,000		$900,000		—%
John B. McLaren	$340,734	(1) (2)	$400,000	(2)	(15%)
Fernando Castro-Caratini	$550,000		$550,000		—%
Bruce D. Thelen	$500,000		$500,000		—%
Aaron Weiss	$525,000		$525,000		—%
(1)The base salary paid was prorated for the effective date of Mr. McLaren's employment agreement.
(2)Mr. McLaren received a base salary of $600,000 on November 6, 2024, in conjunction with his appointment as President under a new employment agreement. His base salary was $270,000 immediately preceding the appointment date, and his 2023 base salary was $400,000, which were paid for his responsibilities as Strategic Adviser of Residential Communities. See "Information about Executive Officers - Employment Agreements."

62	Sun Communities, Inc.

Compensation Discussion and Analysis
In setting the 2024 compensation elements and levels for the NEOs, the Compensation Committee considered several main compensation components including base salary, target annual non-equity incentive and long-term incentive awards (collectively “total remuneration”) on an actual and target basis, as well as per individual and in aggregate, across the team, as well as other factors. The Compensation Committee selected our peer group and similarly sized REITs to compare and benchmark our executive compensation based on a number of quantitative and qualitative factors including, but not limited to, revenues, total assets, market capitalization, industry, sub-industry, location, TSR history, executive compensation components and peer decisions made by other companies. Noting that the Company has only one publicly traded direct business peer of similar size, the Compensation Committee, in consultation with Ferguson Partners Consulting, LP ("FPC"), an executive compensation consulting firm engaged by us, strove to formulate our 2024 peer group of publicly traded companies that include the following characteristics: public manufactured housing REITs, industry and business strategies, size, operational intensity and complexity, competition and other considerations such as companies that cited us as a compensation peer, with an emphasis on relative size.
In setting the 2024 compensation elements, the Compensation Committee considered and relied on the above analysis. As part of its review of the 2024 executive compensation, the Compensation Committee reviewed executive compensation in comparison to the executive compensation provided by similarly sized REITs and our peer group, the Company's growth in market capitalization, revenues, and number of employees as well as the Compensation Committee's evaluation of the performance of the executive team in effectively implementing corporate growth strategies and driving shareholder value. The Compensation Committee made no change to the current compensation structure as the Compensation Committee believes that the current executive compensation is fair, reasonable and in line with that of similarly sized REITs and our peers, and remains adequate to appropriately incentivize our executives to maximize shareholder value.
2024 Annual Incentive Award
This represents the cash incentive awarded for 2024 performance and paid in 2025.
The annual incentive awards motivate the executive officers to maximize our annual operating and financial performance and reward participants based on annual performance. The Compensation Committee annually reviews performance measures for determining award levels, including growth in key metrics and individual goals. In each case, actual performance is measured against targets established by the Compensation Committee.
The Compensation Committee, in its sole and absolute discretion, reserves the right to make adjustments to calculated results for certain transactions and other extraordinary matters, including but not limited to, acquisitions, divestitures, debt and equity transactions and other capital or unusual transactions, which may have an unexpected adverse or beneficial impact, when determining achievement of that performance target.
Annual Incentive Award Structure
For 2024, the threshold, target and maximum incentive opportunities for Fernando Castro-Caratini, Bruce D. Thelen, and Aaron Weiss as a percentage of salary were revised from 2023 to better align the incentive opportunity ranges with peers. For Gary A. Shiffman, the incentive opportunity was unchanged from 2023. The table below provides salary and incentive opportunities as the basis for determination of our 2024 annual incentive awards.

	Incentive Opportunity (as a % of Salary)
Executive	2024 Base Salary	Threshold	Target	Maximum
Gary A. Shiffman	$900,000	100%	150%	200%
Fernando Castro-Caratini	$550,000	50%	100%	200%
Bruce D. Thelen	$500,000	50%	100%	200%
Aaron Weiss	$525,000	50%	100%	200%

2025 Proxy Statement	63

Compensation Discussion and Analysis
Gary A. Shiffman, Fernando Castro-Caratini and Aaron Weiss
The Compensation Committee annually reviews performance measures for determining award levels, including growth in key metrics and individual goals. In each case, actual performance is measured against targets established by the Compensation Committee.
The table below shows the key operating metrics which were used for the 2024 annual incentive awards to Mr. Shiffman, Mr. Castro-Caratini and Mr. Aaron Weiss:

Metric	Rationale	% of Aggregate Annual Incentive Payment Eligibility
Core FFO growth	FFO is a standard operating performance measure for REITs and is defined by Nareit as GAAP net income (loss), excluding gains (or losses) from sales of certain real estate assets, plus real estate related depreciation and amortization, impairments of certain real estate assets and investments, and after adjustments for nonconsolidated partnerships and joint ventures. Core FFO is a primary operating measure in our publicly-reported earnings results, and is defined as FFO excluding certain gain and loss items that management considers unrelated to the operational and financial performance of our core business.	30.0%
Same Property Combined NOI growth - MH, RV, Marina and UK	NOI is calculated by deducting direct property operating expenses from property operating revenues, thereby providing a measure of the actual operating performance of our properties. North America and UK Same Properties are primarily those properties that we have owned and operated continuously since January 1, 2023.	20.0%
G&A growth, net of add-backs	Growth in general and administrative expenses, net of dead deal costs, integration costs related to the new ERP implementation and other non-recurring expenses, compared to the prior year.	12.5%
Net Debt / TTM Recurring EBITDA	Ratio of the carrying value of debt, plus unamortized premiums, discounts, and deferred financing costs, less unrestricted cash and cash equivalents, compared to Recurring EBITDA for the trailing twelve months.	12.5%
Sustainability initiatives	Performance is based on implementation and progress towards long-term commitments, including diversity, equity and inclusion goals and long-term carbon reduction goals.	10.0%
Individual goals / Compensation Committee discretion	The Compensation Committee reviews each executive officer’s annual accomplishments in order to evaluate the specific contributions of each executive to our success and properly align pay and performance.	15.0%

64	Sun Communities, Inc.

Compensation Discussion and Analysis
Bruce D. Thelen
Mr. Thelen’s primary responsibility is to oversee the operations and home sales within the Company’s MH and RV communities. His annual incentive award for 2024 was based on his 2024 overall performance, as measured against goals and objectives set for him and his contribution to the Company's success, as determined by the Compensation Committee.
The table below shows the key operating metrics which were used for the 2024 annual incentive awards to Mr. Thelen.

Metric	Rationale	% of Aggregate Annual Incentive Payment Eligibility
Core FFO growth	FFO is a standard operating performance measure for REITs and is defined by Nareit as GAAP net income (loss), excluding gains (or losses) from sales of certain real estate assets, plus real estate related depreciation and amortization, impairments of certain real estate assets and investments, and after adjustments for nonconsolidated partnerships and joint ventures. Core FFO is a primary operating measure in our publicly-reported earnings results, and is defined as FFO excluding certain gain and loss items that management considers unrelated to the operational and financial performance of our core business.	17.5%
Same Property NOI growth - MH and RV	NOI is calculated by deducting direct property operating expenses from property operating revenues, thereby providing a measure of the actual operating performance of our MH and RV properties. Same properties are primarily those properties that we have owned and operated continuously since January 1, 2023.	17.5%
Combined Operations / Sales CNOI - MH & RV	NOI is calculated by deducting direct property operating expenses from property operating revenues, thereby providing a measure of the actual operating performance of our properties. CNOI excludes certain items that have been deemed to be outside of Mr. Thelen's control.	20.0%
RPS Gains - MH & RV	Revenue producing site gains represent the number of sites that we are able to fill during a period, net of the number of sites lost. By increasing RPSs, we increase our portfolio occupancy and can maximize generation of revenues and shareholder returns.	7.5%
G&A growth, net	Growth in general and administrative expenses, net of dead deal costs, integration costs related to the new ERP implementation and other non-recurring expenses, compared to the prior year,	10.0%
Net Debt / TTM Recurring EBITDA	Ratio of the carrying value of debt, plus unamortized premiums, discounts, and deferred financing costs, less unrestricted cash and cash equivalents, compared to Recurring EBITDA for the trailing twelve months.	7.5%
Sustainability initiatives	Performance is based on implementation and progress towards long-term commitments, including diversity, equity and inclusion goals and long-term carbon reduction goals.	5.0%
Individual goals / Compensation Committee discretion	The Compensation Committee reviews each executive officer’s annual accomplishments in order to evaluate the specific contributions of each executive to our success and properly align pay and performance.	15.0%

2025 Proxy Statement	65

Compensation Discussion and Analysis
Annual Incentive Award Results
Corporate Performance Goals and Results
When setting corporate performance goals, the Compensation Committee considers factors relevant to current year expectations. Financial results from prior years may be used as a reference point, but the Compensation Committee focuses on setting rigorous annual goals that reflect current business conditions and expectations which will result in an appropriate pay for performance outcome for the specific year.
Core FFO growth and North America and UK Same Property NOI growth targets are evaluated each year in relation to our budgets and related guidance communicated to the marketplace. Targets are set based on low-, mid- and high-levels of expected performance. In 2024, the Company generated Core FFO per Share of $6.81, despite inflationary pressures and higher interest rates. The Company also achieved strong North America and UK Same Property Combined NOI growth of 4.3% due to the compelling fundamentals of constrained supply and resilient demand that underpin the Company’s businesses, bolstered by the operational excellence of the Company's property management teams, partially offset by a decline in our RV segment due to an increase in supplies and repair expense and other expenses.
The Compensation Committee sets a range of activity that is reasonably expected to be achieved in a normal operating year. The Compensation Committee took into consideration all then known facts in setting the 2024 corporate performance goals. From 2010 through 2023, a large component of our growth was driven by acquisitions as we opportunistically purchased high-quality MH, RV, Marina and UK properties. Beginning in 2023, and prioritizing our focus in 2024, with the benefit of our expanded portfolio, we shifted our strategy toward optimizing the value of our existing businesses through achieving strong rental rate growth, operating efficiencies, and simplification of our operations and capital structure. During 2024, and in order to further align leadership with shareholders, the Compensation Committee removed the Developments and Expansions metric from the predefined 2024 executive annual incentive plan for purposes of computing the 2024 cash incentive amount for Messrs. Shiffman, Castro-Caratini, Thelen and Aaron Weiss. Additionally, to further align leadership with the Company's strategic priorities related to expense management and debt reduction, the Compensation Committee added non-recurring G&A expense and the ratio of Net Debt to Trailing Twelve Month Recurring EBITDA as two new metrics for 2024.
Sustainability initiatives continue to be a focus within the Company. Our team continues to enhance our sustainability protocols and reporting and during 2024 accomplished the following:
•Established 2022 as the base year for long-term carbon reduction goals;
•Generated 17,236 MWh of solar energy on site, a 48% year over year increase;
•Completed an assessment of 7 additional key suppliers for environment and social alignment;
•Reported over 17,500 volunteer hours by team members;
•Participated in two voluntary environment, social and governance benchmarks;
•Achieved a B rating with CDP;
•Held over 200 investor engagement meetings

66	Sun Communities, Inc.

Compensation Discussion and Analysis
The following tables show actual results achieved in 2024 as compared to the various target levels that were established for achievement of executive goals for each of Gary A. Shiffman, Fernando Castro-Caratini, Bruce D. Thelen and Aaron Weiss.
Gary A. Shiffman:

Metric	Threshold	Target	Maximum	Actual	Payout %	Weighting	Weighted Payout %

	100% Payout	150% Payout	200% Payout
Core FFO growth	>= $7.10 to < $7.14	>= $7.14 to < $7.22	>= $7.22	$6.81	—%	30.0%	—%
North America and UK Same Property combined NOI Growth - MH, RV, Marina and UK	>= 4.6% to < 5.2%	>= 5.2% to < 5.8%	>= 5.8%	4.3%	—%	20.0%	—%
G&A growth, net	<= $258M to > $255.4M	<= $255.4M to > $252.8M	<= $252.8M	$257.5	100%	12.5%	12.50%
Net Debt / TTM Recurring EBITDA	<= 5.9x to > 5.7x	<= 5.7x to > 5.5x	<= 5.5x	6.0x	—%	12.5%	—%
Sustainability initiatives	Meet	Exceeded	Excelled	Excelled	200%	10.0%	20.00%
Total Corporate						85.0%	32.50%
Individual goals(1)	Meet	Exceeded	Excelled	Exceeded	150%	15.0%	22.50%
(1)Refer to “NEO Pay and Performance Summaries” for detail on individual goals for Mr. Shiffman.
Fernando Castro-Caratini:

Metric	Threshold	Target	Maximum	Actual	Payout %	Weighting	Weighted Payout %

	50% Payout	100% Payout	200% Payout
Core FFO growth	>= $7.10 to < $7.14	>= $7.14 to < $7.22	>= $7.22	$6.81	—%	30.0%	—%
North America and UK Same Property combined NOI Growth - MH, RV, Marina and UK	>= 4.6% to < 5.2%	>= 5.2% to < 5.8%	>= 5.8%	4.3%	—%	20.0%	—%
G&A growth, net	<= $258M to > $255.4M	<= $255.4M to > $252.8M	<= $252.8M	$257.5	50%	12.5%	6.25%
Net Debt / TTM Recurring EBITDA	<= 5.9x to > 5.7x	<= 5.7x to > 5.5x	<= 5.5x	6.0x	—%	12.5%	—%
Sustainability initiatives	Meet	Exceeded	Excelled	Excelled	200%	10.0%	20.0%
Total Corporate						85.0%	26.25%
Individual goals(1)	Meet	Exceeded	Excelled	Meet	50%	15.0%	7.50%
(1)Refer to “NEO Pay and Performance Summaries” for detail on individual goals for Mr. Castro-Caratini.

2025 Proxy Statement	67

Compensation Discussion and Analysis
Bruce D. Thelen:

Metric	Threshold	Target	Maximum	Actual	Payout %	Weighting	Weighted Payout %

	50% Payout	100% Payout	200% Payout
Core FFO Growth	>= $7.10 to < $7.14	>= $7.14 to < $7.22	>= $7.22	$6.81	—%	17.5%	—%
Same Property NOI Growth - MH / RV	>= 4.5% to < 5.1%	>= 5.1% to < 5.7%	>= 5.7%	3.7%	—%	17.5%	—%
Combined Operations / Sales CNOI - MH / RV	>= Budget - 0.75% to < Budget	> Budget to < Budget + 0.75%	>= Budget + 0.75%	Budget - 3.75%	—%	20.0%	—%
RPS gains - MH / RV	>= 2,400 to < 2,550 sites gained	>= 2,550 to < 2,700 sites gained	>= 2,700 sites gained	3,210	200%	7.5%	15.00%
G&A growth, net	<= $258M to > $255.4M	<= $255.4M to > $252.8M	<= $252.8M	$257.5	50%	10.0%	5.00%
Net Debt / TTM Recurring EBITDA	<= 5.9x to > 5.7x	<= 5.7x to > 5.5x	<= 5.5x	6.0x	—%	7.5%	—%
Sustainability initiatives	Meet	Exceeded	Excelled	Excelled	200%	5.0%	10.00%
Total Corporate						85.0%	30.00%
Individual goals(1)	Meet	Exceeded	Excelled	Meet	50%	15.0%	7.50%
(1)Refer to “NEO Pay and Performance Summaries” for detail on individual goals for Mr. Thelen.
Aaron Weiss:

Metric	Threshold	Target	Maximum	Actual	Payout %	Weighting	Weighted Payout %

	50% Payout	100% Payout	200% Payout
Core FFO growth	>= $7.10 to < $7.14	>= $7.14 to < $7.22	>= $7.22	$6.81	—%	30.0%	—%
North America and UK Same Property combined NOI Growth - MH, RV, Marina and UK	>= 4.6% to < 5.2%	>= 5.2% to < 5.8%	>= 5.8%	4.3%	—%	20.0%	—%
G&A growth, net	<= $258M to > $255.4M	<= $255.4M to > $252.8M	<= $252.8M	$257.5	50%	12.5%	6.25%
Net Debt / TTM Recurring EBITDA	<= 5.9x to > 5.7x	<= 5.7x to > 5.5x	<= 5.5x	6.0x	—%	12.5%	—%
Sustainability initiatives	Meet	Exceeded	Excelled	Excelled	200%	10.0%	20.00%
Total Corporate						85.0%	26.25%
Individual goals(1)	Meet	Exceeded	Excelled	Excelled	200%	15.0%	30.00%
(1)Refer to “NEO Pay and Performance Summaries” for detail on individual goals for Mr. Weiss.
John McLaren:
Mr. McLaren was appointed as the President of the Company on November 6, 2024. The CEO reviewed Mr. McLaren's contribution primarily based on his prior role as Strategic Advisor, in which Mr. McLaren oversaw our development and expansion programs and our UK operations, and made an incentive compensation recommendation to the Compensation Committee. Mr. McLaren's maximum annual incentive award opportunity was 100% of his base salary under his previous employment agreement. After consideration of the recommendation of the CEO, the Compensation Committee determined Mr. McLaren met a payout level of 83% and awarded him an annual incentive of $225,000 which is consistent with his contributions to the Company. Refer to “NEO Pay and Performance Summaries” for detail on individual goals for Mr. McLaren.

68	Sun Communities, Inc.

Compensation Discussion and Analysis
2024 Annual Incentive Award Payouts
The tables below show the payout levels achieved for each of Gary A. Shiffman, Fernando Castro-Caratini, Bruce D. Thelen, and Aaron Weiss, based on the actual results achieved as described above.
Gary A. Shiffman:

NEO	Incentive Opportunity ($)			Corporate Performance (85%)	Individual Performance (15%)	Payout Achieved as (%) of Target	Payout Achieved ($)
	Threshold (100%)	Target (150%)	Maximum (200%)
Gary A. Shiffman	$900,000	$1,350,000	$1,800,000	32.50%	22.50%	36.67%	$495,000
Fernando Castro-Caratini, Bruce D. Thelen and Aaron Weiss:

NEO	Incentive Opportunity ($)			Corporate Performance (85%)	Individual Performance (15%)	Payout Achieved as (%) of Target	Payout Achieved ($)
	Threshold (50%)	Target (100%)	Maximum (200%)
Fernando Castro-Caratini	$275,000	$550,000	$1,100,000	26.25%	7.50%	33.75%	$185,625
Bruce D. Thelen	$250,000	$500,000	$1,000,000	30.00%	7.50%	37.50%	$187,500
Aaron Weiss	$262,500	$525,000	$1,050,000	26.25%	30.00%	56.25%	$295,313
Aaron Weiss - Disposition Bonus:
In addition to the 2024 Annual Incentive Award above, Mr. Aaron Weiss participated in a disposition incentive cash bonus plan designed to align with the Company’s strategic disposition program approved by the Board. The disposition program was a key strategic objective that helped to simplify the Company's operations and capital structure and advanced shareholder interests. The program added increased responsibilities to Mr. Aaron Weiss' workload, and the Compensation Committee determined that the disposition bonus was warranted to compensate him for such an important task.
Performance Objectives
The goal of the disposition program was to dispose of a minimum of $200-$300 million of (i) identified non-core MH and RV assets at favorable valuations and (ii) certain undeveloped land parcels acquired for development that no longer met the Company’s return thresholds in the current cost of capital environment.
Performance Achievements
The resulting outcome for 2024 included the following accomplishments:
•Sold 10 US MH properties, 13 Canadian RV properties, two UK MH properties, and three land parcels for approximately $476.8 million;
•Achieved an approximately 5% blended cap rate on the sale of the operating assets;
•Realized approximately $424.5 million in net proceeds used for debt payoff; and
•Executed a purchase and sale agreement on the remaining Blue Water joint venture RV assets in December for approximately $92.9 million, and closed in January 2025, furthering the Company’s business simplification objectives.
Mr. Aaron Weiss was entitled to a cash bonus of $600,000, which was paid in January 2025, based on the successful outcomes noted above, far exceeding the Company’s initial expectations for the strategic disposition program. The disposition bonus has been included with the 2024 Annual Incentive Award payout above, for a total annual incentive award of $895,313 for Mr. Aaron Weiss in the Summary Compensation Table.

2025 Proxy Statement	69

Compensation Discussion and Analysis
2024 Long-Term Equity Incentive Awards
This represents the equity award for 2023 performance granted in 2024.
Long-term equity incentive awards are provided to the executive officers in order to increase their personal stake in our success and motivate them to enhance our long-term value while better aligning their interests with those of other shareholders. Equity awards are generally awarded in the form of restricted stock although stock options may also be utilized. The value of the restricted shares awarded is the price of a share of our stock as of the close of business on the grant date. On an annual basis the Compensation Committee reviews and approves the equity incentives to be issued to each of the executive officers for the prior year’s performance. There is no established target for long-term equity incentive awards for any of the executive officers. Rather, the Compensation Committee reviews this component of each executive officer’s total compensation on an annual basis. Our executive officers (as well as our other employees that receive restricted stock awards) receive distributions on the restricted stock awards that have been granted to date, including restricted stock awards that have not vested.
Long-Term Equity Incentive Awards Structure
Long-term equity incentive awards focus on executive retention to provide longer-term motivation with the effect of linking stock price performance to executive compensation.

INVESTOR ALIGNMENT	TARGET TO OUTPERFORM	ABSOLUTE TSR MODIFIER

100% of the performance-based portion of the long-term incentive award is based on TSR	The Company must outperform the MSCI U.S. REIT Index by achieving relative performance at the 55th percentile to earn the target award	The Company utilizes an absolute TSR modifier whereby payouts are capped at target if our absolute TSR is negative

The equity incentive award granted during the current year is determined based on prior year performance. Equity incentive awards for current year performance will be granted next year (e.g., awards for 2023 performance were granted in 2024 and therefore included in 2024 summary compensation disclosure; awards for 2024 performance are granted in 2025 and therefore will be included in the 2025 summary compensation disclosure).
The equity incentive award is granted based on a 60/40 split with 60% of the value in market / performance-vesting restricted shares and 40% of the value in time-vesting restricted shares. Key metrics used for market / performance shares include TSR over three years relative to the MSCI REIT index (RMS).
The table below provides the equity incentive award structure of each NEO for the awards that were granted in 2024:

	Equity Award
Executive	Performance Vesting	Time Vesting
Gary A. Shiffman	60%	40%
John B. McLaren(1)	60%	40%
Fernando Castro-Caratini	60%	40%
Bruce D. Thelen	60%	40%
Aaron Weiss	60%	40%
(1)Mr. McLaren was appointed as President of the Company and an executive officer on November 6, 2024.

70	Sun Communities, Inc.

Compensation Discussion and Analysis
Long-Term Incentive Awards Granted in 2024
In March 2024, the Compensation Committee granted each of Mr. Shiffman, Mr. Castro-Caratini, Mr. Thelen, and Aaron Weiss long-term incentive awards for their 2023 performance as detailed in the table below. In determining the long-term incentive awards, the Compensation Committee considered the overall financial performance of the Company during 2023, as well as the executive’s achievement of his individual goals and the implementation of the strategic goals of the organization. In particular, for the year ended December 31, 2023, we achieved a 10-year TSR of 323.1%, outperforming the MSCI U.S. REIT (RMS), Russell 1000, Dow Jones Equity ALL REIT and S&P 500 indices during the same period. In addition, we achieved a 5-year TSR of 47.5%, outperforming the MSCI U.S. REIT (RMS) and the Dow Jones all Equity REIT indices. Additional factors included, but were not limited to, Core FFO per share of $7.10 being in line with our expectations; strong total Same Property NOI growth of 7.3%, driven by Same Property NOI growth of 6.8% for MH, 4.8% for RV, and 11.7% for Marina; and the successful execution of our capital recycling strategy and business simplification strategies.

			2024 Regular Awards Granted
Name	Type		Grant Date	Number of Shares of Stocks or Units(#)	Grant Date Fair Value of Stock Awards(1)
Gary A. Shiffman	Time vesting	(2)	3/4/2024	2,000	$264,260
	Market performance	(3)	3/4/2024	3,000	$294,428
Fernando Castro-Caratini	Time vesting	(2)	3/4/2024	6,000	$792,780
	Market performance	(3)	3/4/2024	9,000	$883,283
Bruce D. Thelen	Time vesting	(2)	3/4/2024	6,800	$898,484
	Market performance	(3)	3/4/2024	10,200	$1,001,054
Aaron Weiss	Time vesting	(2)	3/4/2024	6,800	$898,484
	Market performance	(3)	3/4/2024	10,200	$1,001,054

	Metric	Threshold	Target	Maximum
Market Performance Shares	Relative TSR vs. MSCI US REIT (RMS) Index	35th Percentile	55th Percentile	75th Percentile
	Payout	60%	80%	100%
(1)Pursuant to SEC rules, this column represents the total fair market value of restricted stock awards, in accordance with FASB ASC Topic 718.
(2)Time vesting shares vest annually over a five-year period on a pro rata basis beginning on the first anniversary of the grant date of the award.
(3)Measured over a three-year period from January 1, 2024 to December 31, 2026, vesting on January 1, 2027, with payout on a pro rata basis between levels and a limit to Target payout if absolute TSR is negative.
John B. McLaren
On November 6, 2024, we appointed John B. McLaren as our President in part to oversee a comprehensive restructuring effort to more effectively align the Company's cost structure and deliver sustainable earnings growth. Mr. McLaren served as our Strategic Advisor of Residential Communities from January 2023 to November 2024, with duties focused on our UK operations and integrating new MH developments. Pursuant to his appointment as President, Mr. McLaren was granted 50,000 shares of restricted common stock, 20,000 of which will vest in equal annual installments over five years ("time based shares"), and 30,000 of which are subject to performance vesting after three years based on pending market performance criteria ("market based shares"). In accordance with ASC 718, we concluded that the grant date for the time-based shares was November 6, 2024. In contrast, for the market based shares, we concluded that the grant date had not occurred as of December 31, 2024, due to the pending market performance criteria, and the market based shares will be accounted for as a 2025 award and included in Mr. McLaren's 2025 Summary Compensation Table within the 2026 Proxy Statement. The Company will not grant Mr. McLaren any additional restricted stock awards in 2025 or 2026 for his service as President.

			2024 Regular Awards Granted
Name	Type		Grant Date	Number of Shares of Stocks or Units(#)	Grant Date Fair Value of Stock Awards(1)
John B. McLaren	Time vesting	(2)	11/6/2024	20,000	$2,635,200
	Market performance	(3)	3/7/2025(4)	30,000	TBD

	Metric	Threshold	Target	Maximum
Market Performance Shares	Relative TSR vs. MSCI US REIT (RMS) Index	35th Percentile	55th Percentile	75th Percentile
	Payout	60%	80%	100%
(1)Pursuant to SEC rules, this column represents the total fair market value of restricted stock awards, in accordance with FASB ASC Topic 718.
(2)Time vesting shares vest annually over a five-year period on a pro rata basis beginning on the first anniversary of the grant date of the award.

2025 Proxy Statement	71

Compensation Discussion and Analysis
(3)Measured over a three-year period from January 1, 2025 to December 31, 2027, vesting on January 1, 2028, with payout on a pro rata basis between levels and a limit to Target payout if absolute TSR is negative. For accounting purposes under ASC 718, the grant date for the market performance award is March 7, 2025,
(4)30,000 market based shares were granted on November 6, 2024 under our incentive plan, but for accounting purposes were not granted until March 7, 2025 as described above.
Long-Term Incentive Awards Vested in 2024
In total, 60,897 shares held by our NEOs vested in 2024 out of 141,997 potential shares. None of the vested shares were market performance shares, as the market performance shares issued in 2021 were fully forfeited in 2024.
The table below shows additional detail for the market performance shares from previously granted awards that were forfeited during 2024, as compared to potential share payouts. These forfeitures pertain to the performance awards that were granted in 2021.
2021 Performance Award Vesting

	Achievement Payout Range
Metric	0%	Medium Achievement	High Achievement	100%	Metric Achieved	Payout Achieved	Potential Shares	Shares Vested

Market Performance
Relative TSR vs. MSCI US REIT Index(1)		60% Payout	80% Payout
	< 35th percentile	≥ 35th - < 55th percentile	≥ 55th - < 75th percentile	≥ 75th percentile	30th percentile	—%	71,100	—

Total							71,100	—
(1)Measured over a three-year period from January 1, 2021 to December 31, 2023.
2021 Performance Award Vesting

	Achievement Payout Range
Metric	0%	Medium Achievement	High Achievement	100%	Metric Achieved	Payout Achieved	Potential Shares	Shares Vested

Market Performance
Relative TSR vs. FTSE NAREIT Equity Residential Index(1)		60% Payout	80% Payout
	< 35th percentile	≥ 35th - < 55th percentile	≥ 55th - < 75th percentile	≥ 75th percentile	20th percentile	—%	10,000	—

Total							10,000	—
(1)Measured over a three-year period from January 1, 2021 to December 31, 2023.
Summary of Shares Vested in 2024
The table below shows the summary of market performance and time vesting components for the long-term incentive awards to each of our NEOs that vested in 2024.
2024 Market Performance and Time Vesting Summary

Executive	Market Performance Vesting Shares	Time Vesting Shares	Total Vesting shares
Gary A. Shiffman	—	35,017	35,017
John B. McLaren	—	10,292	10,292
Fernando Castro-Caratini	N/A	6,450	6,450
Bruce D. Thelen	—	5,080	5,080
Aaron Weiss	N/A	4,058	4,058
Total NEO	—	60,897	60,897

72	Sun Communities, Inc.

Compensation Discussion and Analysis
NEO PAY AND PERFORMANCE SUMMARIES

Gary A. Shiffman Chairman and CEO

KEY ACHIEVEMENTS
For 2024, Mr. Shiffman's individual goals reflected a strong focus on executing strategic initiatives to position the Company for long-term earnings growth and operational excellence. Under his leadership, the Company achieved significant progress across its strategic priorities, including portfolio streamlining, balance sheet optimization, and operational efficiencies, while setting the stage for future leadership transitions. Specific achievements include:
•Completed non-strategic asset dispositions of $476.8 million, exceeding internal targets, including the exit of operations in two states to drive operational efficiencies.
•Enabled the pay down of $424.5 million of total debt in 2024 and reduced floating rate debt exposure to 8.6% as of December 31, 2024 (from 16.4% as of December 31, 2023), thus strengthening the Balance Sheet and positioning the Company for lower interest expense.
•Achieved a 50% reduction in non-recurring capital expenditures to drive improved capital efficiencies.
•Focused on maximizing Real Property Income and Same Property NOI by implementing strong rental rate increases for 2025 and converting 9,170 transient RV sites to annual sites since the start of 2020 through the end of 2024.
•Led targeted cost-cutting initiatives, implementing $15-$20 million in expected cost savings, and oversaw structural changes to operations aimed at delivering permanent efficiencies and rebasing the business for long-term growth.
•Facilitated the return of John McLaren as President to lead restructuring efforts and oversee the implementation of key initiatives.
•Announced plans to retire in 2025 and collaborated with the Board to establish a smooth leadership transition process, working closely with the CEO Succession Committee.
•Supported the Board refreshment process to further enhance corporate governance.
The Compensation Committee determined Mr. Shiffman’s individual achievements exceeded the threshold payout level and awarded him $202,500 for this portion of his annual incentive.
2024 COMPENSATION

■	Base Salary
■	Annual Incentive Award
■	Long-Term Incentive Award

2025 Proxy Statement	73

Compensation Discussion and Analysis

John B. McLaren President, effective November 6, 2024, and Former Strategic Advisor

KEY ACHIEVEMENTS
From the beginning of the year through November 6, 2024, Mr. McLaren was a key strategic advisor for the property operating functions of the organization. His focus was on managing our greenfield community development and land acquisition programs, overseeing the team member and culture functions of the Company, and serving on the Board of the UK parent company of Park Holidays with a primary focus on the UK operations. Specific achievements included:
•Represented the Company at zoning and entitlement meetings with various municipalities, acquired land for future development, and completed several land dispositions.
•Effectively engaged executive and senior leadership to support achievement of our corporate business strategies and objectives.
•Advised the Park Holidays executives operationally, leading to continued efficiency gains with the Company while helping to shift UK NOI to focus on Real Property Income.
On November 6, 2024, Mr. McLaren was appointed as President to lead restructuring efforts and oversee the implementation of key initiatives. Mr. McLaren brings a proven track record from his 22 years of experience with the Company, including 14 plus years as the former COO and eight years as the former President. During his time as COO, Mr. McLaren oversaw the acquisition and integration of approximately 350 MH and RV communities and brought a performance driven approach with a focus on bottom-line operational results.
The Compensation Committee considered Mr. McLaren’s individual achievements and awarded him $225,000 for his annual incentive.
2024 COMPENSATION

■	Base Salary
■	Annual Incentive Award
■	Long-Term Incentive Award

74	Sun Communities, Inc.

Compensation Discussion and Analysis

Fernando Castro-Caratini Executive Vice President, CFO, Treasurer and Secretary

KEY ACHIEVEMENTS
Mr. Castro-Caratini's goals centered on further strengthening the balance sheet, optimizing capital management strategies, and providing leadership across the accounting, finance, tax, treasury, investor relations, and sustainability teams.
Additionally, he focused on assessing portfolio optimization strategies, advancing the company's cost-savings initiatives, and offering strategic guidance on key technology projects. Specific achievements include:
•Balance Sheet Management: Effectively managed the Company's balance sheet, capital sources and leverage, reducing total debt by over $424.5 million while refinancing $500 million in unsecured debt. This included reducing leverage levels from 6.1x to 6.0x and reducing exposure to variable rate debt from 16.4% to 8.6%, year-over-year.
•Improved Financial Disclosures: Directed significant improvements in the quality and accessibility of financial disclosures and other publicly available information inclusive of quarterly supplemental and investor presentations.
•Capital Efficiency: Helped achieve a nearly 50% reduction in non-recurring capital expenditures, an approximately $348 million decrease compared to the prior year, enhancing overall capital efficiency.
•Investor Relations Outreach: Conducted extensive investor outreach, meeting with over 200 institutions representing approximately 69% of ownership of our stock. Engaged with 16 of our top 25 shareholders and held 15 governance focused calls with Board members and significant shareholders, collectively representing over 50% ownership of our stock as of December 31, 2024.
•Sustainability Leadership: Guided significant automation in the calculation of the company’s full GHG inventory and further integration of climate risk assessments into the Company’s capital recycling strategies.
The Compensation Committee determined Mr. Castro-Caratini’s individual achievements met the threshold payout level and awarded him $41,250 for this portion of his annual incentive.
2024 COMPENSATION

■	Base Salary
■	Annual Incentive Award
■	Long-Term Incentive Award

2025 Proxy Statement	75

Compensation Discussion and Analysis

Bruce D. Thelen Executive Vice President and COO

KEY ACHIEVEMENTS
Mr. Thelen’s individual goals were focused on the safe execution of our operational goals at our U.S. and Canadian communities and resorts, maintaining our team-oriented culture, delivering best-in-class resident and customer experiences, and effectively leading our operations team to deliver results. Specific achievements include:
•Achieved over 3,200 RPS gains.
•Continued to advance our health and safety priorities by achieving a 13% reduction in worker's compensation claims
•Increased the company-wide Net Promoter Scores year over year.
•Implemented a new property management technology platform to improve efficiency and enhance analytical capabilities.
•Streamlined portions of our operating structure to improve efficiency and create growth opportunities for future leaders.
•On the sustainability front, Mr. Thelen led a significant initiative to expand opportunities and awareness for diverse groups within Sun.
The Compensation Committee determined Mr. Thelen's individual achievements met the threshold payout level and awarded him $37,500 for this portion of his annual incentive.
2024 COMPENSATION

■	Base Salary
■	Annual Incentive Award
■	Long-Term Incentive Award

76	Sun Communities, Inc.

Compensation Discussion and Analysis

Aaron Weiss Executive Vice President of Corporate Strategy and Business Development

KEY ACHIEVEMENTS
Mr. Aaron Weiss’ individual goals were primarily focused on helping to define, articulate and lead our strategic and corporate objectives, developing and expanding business opportunities, overseeing key third-party relationships, and expanding on certain simplification, operational efficiency and analytical strategies, including our disposition program. Specific achievements include:
•Exceeded expectations on our disposition program, resulting in the monetization of $476.8 million of MH, RV and UK assets and land versus our initial 2024 target of $200-$300 million, and oversaw ongoing portfolio evaluation to ensure continual focus on asset maximization.
•Completion of successful restructurings including those relating to our legacy land purchase and development program, certain joint ventures and simplification-focused internal reorganizations leading to more efficient oversight of our assets, investments and capital expenditure program.
•Sourced new and helped manage and improve existing relationships with strategic, operating and financial partners.
•Diligently effectuated certain corporate strategic goals, including enhancing our asset management efforts.
•Collaborated with our CEO and CFO on certain capital markets transactions and investor relations strategy.
•Continued oversight, with other executives, of Park Holidays, the Sungenia JV and our insurance and consumer lending programs.
The Compensation Committee determined Mr. Aaron Weiss' individual achievements met the maximum payout level and awarded him $157,500 for this portion of his annual incentive. Mr. Aaron Weiss also received an incremental annual incentive award of $600,000 for exceeding the Company's expectations related to the Company's disposition program.
2024 COMPENSATION

■	Base Salary
■	Annual Incentive Award
■	Long-Term Incentive Award

2025 Proxy Statement	77

Compensation Discussion and Analysis
2025 EXECUTIVE COMPENSATION ACTIONS
Our say-on-pay proposal in 2024 received strong shareholder support, with approximately 92% of the shares voted approving our 2023 executive compensation. In March 2025, after a review of our executive compensation program in consultation with FPC, our Compensation Committee substantially maintained the structure of the Company's compensation program for its executive officers. The Compensation Committee approved and adopted the compensation components as detailed below for 2025 for Messrs. Shiffman, McLaren, Castro-Caratini, Thelen and Aaron Weiss, who we expect to continue to be NEOs of the Company with respect to the 2025 fiscal year.
2025 Base Salary
The base salaries of Mr. Shiffman, Mr. McLaren, Mr. Castro-Caratini, Mr. Thelen and Aaron Weiss for 2025 are as follows:

Executive	2025 Base Salary	2024 Base Salary		Percent Change
Gary A. Shiffman	$900,000	$900,000		—%
John B. McLaren	$600,000	$600,000	(1)	—%
Fernando Castro-Caratini	$550,000	$550,000		—%
Bruce D. Thelen	$500,000	$500,000		—%
Aaron Weiss	$525,000	$525,000		—%
(1)Annual base salary beginning November 6, 2024 under new employment agreement. See "Information about Executive Officers - Employment Agreements" below.
2025 Long-Term Equity Incentive Awards
In March 2025, the Compensation Committee approved the Company's 2025 long-term equity incentive award program for the Company's NEOs. The 2025 program is structured substantially the same as the Company's 2024 long-term equity incentive award program described in the section "2024 Long-Term Equity Incentive Awards" on page 70.

78	Sun Communities, Inc.

Compensation Discussion and Analysis
COMPENSATION PROCESSES
When determining levels of compensation, the Compensation Committee considers: (a) internal equity among executive officers; (b) market data for the positions held by these executives; (c) each executive’s duties, responsibilities and experience level; (d) each executive’s performance and contribution to our success; and (e) cost to us. The Compensation Committee exercises its independent discretion in reviewing and approving the executive compensation program as a whole, as well as specific compensation levels for each executive officer. Final aggregate compensation determinations for each fiscal year are made after the end of the fiscal year and after financial statements for the year become available. At that time, the Compensation Committee determines the annual incentive award, if any, for the past year’s performance, and makes decisions on awards of equity-based compensation.
Role of Executive Officers in Compensation Decisions
The Compensation Committee makes all decisions regarding the compensation of NEOs, including cash-based and equity-based incentive compensation programs. The Compensation Committee reviews the performance and determines the annual incentive compensation of the CEO. Together the Compensation Committee and the CEO review the performance of the other NEOs. The CEO can recommend certain compensation incentives, including equity award amounts, to the Compensation Committee, which can exercise its discretion in approving or modifying such recommendations for other NEOs.
Role of the Compensation Consultant
From time to time, we engage FPC, a nationally known executive compensation consulting firm specializing in the public REIT industry, to help us evaluate the elements and levels of our executive compensation, including base salaries, annual cash incentive awards and annual equity-based incentives for our NEOs, and to determine our peer group for examining executive compensation. All executive compensation services provided by FPC are conducted under the direction or authority of the Compensation Committee.
Use of Comparative Market Data in Compensation Decisions
In setting the 2024 compensation elements and levels for the NEOs, the Compensation Committee considered several main compensation components including base salary, target annual non-equity incentive and long-term incentive awards (collectively “total remuneration”) on an actual and target basis, as well as per individual and in aggregate, across the team, as well as other factors. The Compensation Committee selected our peer group and similarly sized REITs to compare and benchmark our executive compensation based on a number of quantitative and qualitative factors including, but not limited to, revenues, total assets, market capitalization, industry, sub-industry, location, TSR history, executive compensation components and peer decisions made by other companies.
Noting that the Company has only one publicly traded direct business peer of similar size, the Compensation Committee, in consultation with FPC, strove to formulate our 2024 peer group of publicly traded companies that includes the following characteristics, placing an emphasis on relative size:

Guiding Factors for Selecting SUI Peers
Public Manufactured Housing REITs	There are two other public REITs (only one of which is of similar size to the Company) that are classified by Nareit within the manufactured homes sub-sector of the FTSE Nareit Residential Index.
Industry and business strategy	Companies with similar business models, philosophies, and investment criteria, including companies that are classified within the broader FTSE Residential Index.
Size	Companies which are similar in size and scope, with the primary measure being total capitalization (debt plus equity) and leasable units under management.
Operational intensity and complexity	Companies with a comparable number of leasing units administered and similar complexity of diverse business activities and geographic reach.
Competition	Companies that we compete with for executive talent, and companies that we compete with for investors and which key analysts name as a peer.
Other considerations	Companies that cite us as a compensation peer.

2025 Proxy Statement	79

Compensation Discussion and Analysis
In setting the 2024 compensation elements, the Compensation Committee considered and relied on the above analysis. As result, our peer group composition for our 2024 compensation remained unchanged from that disclosed in 2023 and includes the companies shown in the table below:

Company Name	Property Focus	Headquarters
AvalonBay Communities, Inc.	Multi-Family	Arlington, VA
Camden Property Trust	Multi-Family	Houston, TX
CubeSmart	Self-Storage	Malvern, PA
Equity LifeStyle Properties, Inc.	Manufactured Home	Chicago, IL
Equity Residential	Multi-Family	Chicago, IL
Essex Property Trust, Inc.	Multi-Family	San Mateo, CA
Extra Space Storage Inc.	Self-Storage	Salt Lake City, UT
Federal Realty Investment Trust	Retail	North Bethesda, MD
Invitation Homes, Inc.	Single-Family	Dallas, TX
Mid-America Apartment Communities, Inc.	Multi-Family	Germantown, TN
UDR, Inc.	Multi-Family	Highlands Ranch, CO
Ventas, Inc.	Health Care	Chicago, IL
The total capitalization of our peer group composition for our 2024 compensation as of December 31, 2024 was as follows:
Peer Total Capitalization as of December 31, 2024
Source: S&P Capital IQ as of December 31, 2024.

Peer	Industry	Total Capitalization ($ millions)
Extra Space Storage Inc.	Self-Storage	$46,371
Ventas, Inc.	Health Care	$39,849
AvalonBay Communities, Inc.	Multifamily	$39,542
Equity Residential	Multifamily	$36,503
Invitation Homes Inc.	Single Family	$27,881
Essex Property Trust, Inc.	Multifamily	$25,804
Sun Communities, Inc.	Manufactured Home	$24,213
Mid-America Apartment Communities, Inc.	Multifamily	$23,643
UDR, Inc.	Multifamily	$21,479
American Homes 4 Rent	Single Family	$21,011
Equity LifeStyle Properties, Inc.	Manufactured Home	$16,562
Camden Property Trust	Multifamily	$16,054
CubeSmart	Self-Storage	$12,944
In January 2024, we engaged FPC to analyze the competitiveness of the Company’s executive compensation practices in a benchmarking study. Its analysis focused on the magnitude of pay as well as the structural design of the program. The key takeaways and findings for this study informed the Compensation Committee in setting the 2024 compensation elements and levels for the NEOs.
Advisory Vote on Executive Compensation
The advisory vote by shareholders on executive compensation plays a role in our executive compensation decision-making process.
The Compensation Committee considered the results of the advisory vote by shareholders on executive compensation, or the “say-on-pay” proposal, presented to shareholders at our 2024 annual meeting when evaluating our executive compensation program. Last year’s say-on-pay proposal received strong shareholder support, with 92% of the shares voted approving the 2023 executive compensation.
The Compensation Committee made no direct changes to the Company’s executive compensation program as a result of the say-on-pay vote and our executive compensation program for the year ended December 31, 2024 continued to focus on the factors described below.

80	Sun Communities, Inc.

Compensation Discussion and Analysis
ADDITIONAL EXECUTIVE COMPENSATION POLICIES AND PRACTICES
Risks Arising from Compensation Policies and Practices
Our senior management has assessed the enterprise-wide risks facing us and has implemented processes and procedures to mitigate such risks. In connection with such ERM processes, our compensation programs were assessed, including program features that could potentially encourage excessive or imprudent risk taking and the specific aspects of our compensation policies and procedures which mitigate some of the material risks that might otherwise arise from such policies and procedures. Following this review, our management, Compensation Committee and Board affirmatively determined that there were no risks arising from the compensation policies and practices that are reasonably likely to have a material adverse effect on us.
Anti-Hedging Policy
We have adopted an Anti-Hedging Policy under which our directors and executive officers who are subject to reporting requirements under Section 16 of the Exchange Act are prohibited from trading in any interest relating to the future price of the Company’s securities, such as a put, call or short sale.
Pledging Guidelines
We have adopted pledging guidelines under which our directors and executive officers are prohibited from pledging any Company securities as collateral for indebtedness unless the NCG Committee has first reviewed and approved the terms of the pledge.
Insider Trading Policy
We have adopted an Insider Trading Policy under which all directors, officers, employees and affiliates of the Company are prohibited from purchasing, selling, or providing such information or recommending a transaction involving the Company's securities when such individual(s) are aware of material nonpublic information of the Company and make a trade on the basis of such information.
Executive Stock Ownership Guidelines
In an effort to align the interests of our management with those of our shareholders, we have adopted a policy under which our executive officers who are subject to reporting requirements under Section 16 of the Exchange Act are subject to equity ownership guidelines. Under these guidelines, each executive officer is required to own shares of our stock with a value equal to a multiple of his or her annual base salary as follows:

Position	Multiple	Annual Base Measure
Chairman and CEO	6x	Base salary
President and other executive officers	4x	Base salary
The number of shares owned for purposes of meeting the ownership guidelines include the Company's common stock, time based restricted stock, and performance based restricted stock, regardless of the restrictions or the risk of forfeiture. Additionally, shares owned also includes operating partnership units of Sun Communities Operating Limited Partnership.
Covered individuals are required to achieve compliance with these guidelines by five years from the later of the date of:
•November 2, 2021, which was the date these guidelines were last amended;
•promotion to the covered position; or
•start of employment with the Company.
Until he or she complies with the guidelines, or if he or she fails to comply due to a reduction in stock price, each covered individual must retain at least 50% of all shares of restricted stock as they vest (not including any newly vested shares sold or withheld to pay applicable taxes).

2025 Proxy Statement	81

Compensation Discussion and Analysis
As of March 10, 2025, each of our NEOs was in compliance with the stock ownership guidelines.
Executive Compensation Recovery (Clawback) Policy
We have adopted an Executive Compensation Recovery (Clawback) Policy which covers each of the NEOs and other executive officers. Under this policy, in the event of an accounting restatement of the Company’s financial statements due to the Company’s material noncompliance with any financial reporting requirement under U.S. securities laws, the Company shall seek to promptly recover from any covered executive officer the amount of incentive-based compensation received by such executive officer in excess of the amount of incentive-based compensation that would have been received by such executive officer if the calculation was determined based on the accounting restatement. Incentive-based compensation received by a covered executive during the three completed fiscal years immediately preceding the restatement date is subject to potential clawback.
Tax and Accounting Implications
Deductibility of Executive Compensation
Section 162(m) of the IRC limits the deductibility on our tax return of compensation over $1.0 million to any of our NEOs.
We believe that, because we qualify as a REIT under the IRC and therefore are not subject to federal income taxes on our income to the extent distributed, the payment of compensation that does not satisfy the requirements of Section 162(m) has not and will not generally affect our net income. However, to the extent that compensation does not qualify for deduction under Section 162(m), a larger portion of shareholder distributions may be subject to federal income taxation as dividend income rather than return of capital.
We do not believe that Section 162(m) has materially affected or will materially affect the taxability of shareholder distributions, although no assurance can be given in this regard due to the variety of factors that affect the tax position of each shareholder.
For these reasons, Section 162(m) is not a significant factor in the Compensation Committee’s compensation policy and practices. In 2024, we made payments of $5,906,749 to Mr. Shiffman, $1,060,243 to Mr. McLaren, $907,132 to Mr. Castro-Caratini, $820,072 to Mr. Thelen, and $666,822 to Aaron Weiss that were subject to Section 162(m).
409A Considerations
We have also taken into consideration Section 409A of the IRC in the design and implementation of our compensation programs. If an executive is entitled to nonqualified deferred compensation benefits that are subject to Section 409A, and such benefits do not comply with Section 409A, then the benefits are taxable in the first year are not subject to a substantial risk of forfeiture. In such a case, the executive is subject to regular federal income tax, interest and an additional federal income tax of 20% of the benefit includible in income.
Option Awards
In response to Item 402(x)(1) of Regulation S-K, the Company does not currently grant new awards of stock options, stock appreciation rights, or similar option-like instruments. Accordingly, the Company has no specific policy or practice on the timing of awards of such options in relation to the disclosure of material nonpublic information by the Company. In the event the Company determines to grant new awards of such options, the Board will evaluate the appropriate steps to take in relation to the foregoing.

82	Sun Communities, Inc.

SUMMARY COMPENSATION TABLE
The following table includes information concerning compensation for our NEOs for the fiscal years ended December 31, 2024, 2023 and 2022:

Name and Principal Position	Year	Salary		Non-Equity Incentive(1)	Stock Awards(2)		All Other Compensation	Total
Gary A. Shiffman Chairman and CEO	2024	$900,000		$495,000	$558,688		$14,433		$1,968,121
	2023	$900,000		$747,000	$9,283,660		$16,086		$10,946,746
	2022	$900,000		$1,665,000	$12,395,450		$6,132		$14,966,582
John McLaren President	2024	$340,734	(3)	$225,000	$2,635,200	(4)	$61,932	(5)	$3,262,866
	2023	$400,000		$200,000	$—		$39,987		$639,987
	2022	$650,000		$1,202,500	$3,645,721		$37,324		$5,535,545
Fernando Castro-Caratini Executive Vice President, CFO, Treasurer and Secretary	2024	$550,000		$185,625	$1,676,063		$10,889		$2,422,577
	2023	$550,000		$366,850	$2,475,643		$8,637		$3,401,130
	2022	$474,868		$669,625	$1,533,655		$7,205		$2,685,353
Bruce D. Thelen Executive Vice President, COO	2024	$500,000		$187,500	$1,899,538		$8,458		$2,595,496
	2023	$500,000		$508,250	$2,104,296		$7,560		$3,120,106
	2022	$500,000		$527,500	$1,559,186		$7,205		$2,593,891
Aaron Weiss Executive Vice President of Corporate Strategy and Business Development	2024	$525,000		$895,313	$1,899,538		$61,932	(5)	$3,381,783
	2023	$525,000		$393,488	$1,856,732		$42,643	(5)	$2,817,863
	2022	$525,000		$789,188	$1,039,457		$35,938	(5)	$2,389,583
(1)Annual incentives earned for a year are paid in the subsequent year. This column includes annual incentives earned for the 2024, 2023 and 2022 performance years paid in 2025, 2024 and 2023, respectively. See "2024 Compensation Decisions" above for additional information.
(2)Except as described in footnote (4) below, this column includes restricted stock awards granted in 2024, 2023 and 2022 for the 2023, 2022 and 2021 performance years, respectively. Amounts disclosed above represent the aggregate grant date fair value computed in accordance with FASB ASC Topic 718. For additional information on the valuation assumptions with respect to these grants, refer to Note 11, "Share-Based Compensation," in the Consolidated Financial Statements of our 2024 Annual Report on Form 10-K.
(3)Mr. McLaren was appointed as President on November 6, 2024. The 2024 base salary is a prorated amount that was primarily paid while Mr. McLaren was performing his duties as a Senior Advisor.
(4)Upon his appointment as President on November 6, 2024, Mr. McLaren was granted 50,000 restricted shares under our incentive plan. Mr. McLaren's 2024 stock award value of $2.6 million represents the grant date fair value of the 20,000 time based restricted shares that were granted on November 6, 2024. Mr. McLaren was also awarded 30,000 market based shares that did not meet the criteria to recognize in 2024 in accordance with ASC 718. Accordingly, the 30,000 market based shares will be included in Mr. McLaren's 2025 compensation for the Summary Compensation Table.
(5)Includes £43,799 (or approximately $54,972), £26,177 (or approximately $33,327) and £25,487 (or approximately $31,019) received as director fees for serving on the board of a UK subsidiary of the Company during the years ended December 31, 2024, 2023 and 2022, respectively. The director fees were paid in Pounds sterling and converted to U.S. Dollars at the USD / GBP spot rate of 1.2551, 1.2731 and 1.2171 at December 31, 2024, 2023 and 2022, respectively.

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Executive Compensation Tables
GRANTS OF PLAN-BASED AWARDS
The following table provides information on grants of awards under any plan received by our NEOs for the year ended December 31, 2024. Estimated future payouts under non-equity incentive plan awards represent cash incentive opportunities that were paid in 2025 for 2024 performance. Estimated future payouts under equity incentive plan awards represent the estimated future payouts of equity awards granted in 2024 for 2023 performance.

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards(1)(2) (#)	Grant Date Fair Value of Stock Awards(3) ($)
Name	Award Type	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Gary A. Shiffman	Annual incentive		$900,000	$1,350,000	$1,800,000
	Time	3/4/2024							2,000	$264,260
	Market	3/4/2024				1,800	2,400	3,000		$294,428
John McLaren	Annual incentive		$270,000	Not specified	Not specified
	Time	11/6/2024							20,000	$2,635,200
	Market(4)	N/A				—	—	—		$—
Fernando Castro-Caratini	Annual Incentive		$275,000	$550,000	$1,100,000
	Time	3/4/2024							6,000	$792,780
	Market	3/4/2024				5,400	7,200	9,000		$883,283
Bruce D. Thelen	Annual Incentive		$250,000	$500,000	$1,000,000
	Time	3/4/2024							6,800	$898,484
	Market	3/4/2024				6,120	8,160	10,200		$1,001,054
Aaron Weiss	Annual Incentive		$262,500	$525,000	$1,050,000
	Time	3/4/2024							6,800	$898,484
	Market	3/4/2024				6,120	8,160	10,200		$1,001,054
(1)All market-based and time-based equity incentive awards were granted under the Sun Communities, Inc. 2015 Equity Incentive Plan.
(2)There were no stock options granted to our NEOs in the year ended December 31, 2024.
(3)Amounts disclosed above represent the aggregate grant date fair value computed in accordance with FASB ASC Topic 718. For additional information on the valuation assumptions with respect to these grants, refer to Note 11, "Share-Based Compensation," in the Consolidated Financial Statements of our 2024 Annual Report on Form 10-K.
(4)On November 6, 2024, Mr. McLaren was granted 50,000 shares of restricted stock, 20,000 of which will vest in equal annual installments over five years ("time based shares"), and 30,000 of which are subject to performance vesting after three years based on certain market performance criteria ("market based shares"). In accordance with ASC 718, we concluded that the grant date for the time-based shares was November 6, 2024, and these shares are included in the table above. In contrast, for the market based shares, we concluded that the grant date had not yet occurred as of December 31, 2024, and we excluded the market based shares from the table above.

84	Sun Communities, Inc.

Executive Compensation Tables
OUTSTANDING EQUITY AWARDS AT YEAR-END DECEMBER 31, 2024
The following table provides certain information with respect to the value of all restricted share awards previously granted to our NEOs. None of the NEOs hold any unexercised options.

			Share Awards
Name	Grant Date	Time Vested, Market or Performance(1)	Number of Shares or Units of Stock that Have Not Vested	Market Value of Shares or Units of Stock that Have Not Vested(2)
Gary A. Shiffman	2/13/2020	T1	5,200	$639,444
	3/17/2021	T1	13,600	$1,672,392
	2/23/2022	T1	20,400	$2,508,588
	2/23/2022	M1	51,000	$—	(3)
	2/24/2023	T1	24,000	$2,951,280
	2/24/2023	M1	45,000	$1,981,047
	3/4/2024	T1	2,000	$245,940
	3/4/2024	M1	3,000	$205,363
Total			164,200	$10,204,054
John McLaren	2/13/2020	T1	2,000	$245,940
	3/17/2021	T1	4,000	$491,880
	2/23/2022	T1	6,000	$737,820
	2/23/2022	M1	15,000	$—	(3)
	11/6/2024	T1	20,000	$2,459,400
Total			47,000	$3,935,040
Fernando Castro-Caratini	3/3/2020	T1	400	$49,188
	3/3/2020	T1	400	$49,188
	3/5/2021	T1	800	$98,376
	3/5/2021	T1	1,600	$196,752
	2/24/2022	T1	5,100	$627,147
	2/24/2023	T1	6,400	$787,008
	2/24/2023	M1	12,000	$528,279
	3/4/2024	T1	6,000	$737,820
	3/4/2024	M1	9,000	$616,089
Total			41,700	$3,689,847
Bruce D. Thelen	3/3/2020	T1	400	$49,188
	3/3/2020	T1	600	$73,782
	2/11/2021	T1	1,360	$167,239
	2/24/2022	T1	2,520	$309,884
	2/24/2022	M1	6,300	$—	(3)
	2/24/2023	T1	5,440	$668,957
	2/24/2023	M1	10,200	$449,037
	3/4/2024	T1	6,800	$836,196
	3/4/2024	M1	10,200	$698,234
Total			43,820	$3,252,517
Aaron Weiss	10/18/2021	T1	4,596	$565,170
	2/24/2022	T1	1,680	$206,590
	2/24/2022	M1	4,200	$—	(3)
	2/24/2023	T1	4,800	$590,256
	2/24/2023	M1	9,000	$396,209
	3/4/2024	T1	6,800	$836,196
	3/4/2024	M1	10,200	$698,234
Total			41,276	$3,292,655

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Executive Compensation Tables

(1)	Time-vested anniversary year	T1
	1	20%
	2	20%
	3	20%
	4	20%
	5	20%

Market anniversary year	M1
1	—%
2	—%
3	100%

(2)Time shares valued based on the closing price of our common stock on the NYSE of $122.97 as of December 31, 2024, Market shares valued using the valuation price of the respective market shares as of December 31, 2024.
(3)Market shares were valued at zero as of December 31, 2024 as all shares were forfeited on 1/1/2025 as the vesting criteria was not met.
STOCK VESTED DURING 2024
The following table sets forth certain information concerning shares held by our NEOs that vested during the year ended December 31, 2024:

	Stock Awards
Name	Number of Shares Acquired on Vesting	Value Realized on Vesting
Gary A. Shiffman	35,017	$4,556,534
John McLaren	10,292	$1,335,114
Fernando Castro-Caratini	6,450	$836,996
Bruce Thelen	5,080	$651,223
Aaron Weiss	4,058	$544,141
CEO PAY RATIO
As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(u) of Regulation S-K, we are providing the ratio of the annual total compensation of our CEO to the annual total compensation of our median employee. We consider the pay ratio specified below to be a reasonable estimate, calculated in a manner that is intended to be consistent with the requirements of Item 402(u) of Regulation S-K. Our pay ratio is provided to assist in evaluating our compensation practices and may not be meaningful when compared against other companies as impacts of varying organizational structures on employment bases and their respective compensation practices, as well as the methodology, assumptions and estimates each company uses in determining its median employee, may impact the pay ratios among and within industries.
As an owner and self-operator of the majority of our 645 properties, the Company employs significantly more on-site property-level employees than real estate companies in other sectors, such as office and retail, or those that hire outside property management companies to manage most or all of their properties. While it has retained third-party property managers for a limited number of properties, the Company’s strategy generally involves self-management of its assets, which aligns the long-term investment interests of our shareholders with our focused management of income, expense and capital expenditures. This alignment of interest allows our employees to act as owners, a strategy that has served our shareholders well in the long-term.
For the year ended December 31, 2024, the annual total compensation of the employee who represents our median compensated employee (other than our CEO) was $40,086. The annual total compensation of our CEO, as reported in the Summary Compensation Table above, was $1,968,121. Based on this information, our CEO pay ratio for 2024 was 49:1.
Over the last three years, shareholders have approved our executive compensation program by an average of 90% support of the votes cast. As set forth in the Compensation Discussion and Analysis, we believe our shareholders’ overwhelming support for the Company’s compensation program reflects the strong alignment between our CEO’s pay and performance.
This information is being provided for compliance purposes. Neither the Compensation Committee nor the management of the Company used the pay ratio measure in making compensation decisions.

86	Sun Communities, Inc.

Executive Compensation Tables
Determining the Median Employee
Employee Population
We used our employee population data as of October 30, 2024 as the reference date for identifying our median employee. As of this date, we employed approximately 8,550 talented individuals in full-time, part-time, seasonal and temporary positions worldwide, other than our CEO, all considered in determining our median employee.
We included employees if they were employed by the Company or any of its subsidiaries, on October 30, 2024, and classified as full-time, part-time, temporary and seasonal, and foreign employees (where foreign employee population is greater than 5% of total). We excluded active employees that made less than $500.
Methodology for Determining Our Median Employee
To identify the median employee from our considered population, we used base compensation payroll records as of October 30, 2024, after annualization of compensation for applicable part-time and full-time employees. Base compensation does not include every element of compensation, but does reasonably reflect annual compensation for our employee population.
Annual Total Compensation of Median Employee
With respect to the annual total compensation of the median employee, we calculated such employee’s compensation for 2024 in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K, pursuant to SEC rules, and consistent with the calculation of compensation for our CEO as reported in our 2024 Summary Compensation Table above. As such, we included commissions, bonuses, stock grants, overtime, and employer contributions to our qualified 401(k) retirement plan.
Our considered population can be categorized into the following areas:
•Approximately 80% of our employees support operations at over 600 communities and marinas as of October 30, 2024, in positions including, but not limited to, office assistants, member services specialists, housekeepers, groundskeepers and dock hands. These employees are primarily paid on an hourly basis. The median annual total compensation for these employees in 2024 was $34,869.
•The operational support employees described above are overseen by managers who are led by regional, divisional and senior vice presidents who account for approximately 7.2% of our workforce in the aggregate. The median annual total compensation for these employees in 2024 was $89,137.
•Approximately 12.8% of our workforce is comprised of corporate employees located primarily at our main offices. These employees include our executive management team as well as our finance, human resources, marketing and information technology professionals. The median annual total compensation for these employees in 2024 was $80,861.
Annual total compensation for the identified median employee, a facilities assistant, was $40,086 for 2024.
Annual Total Compensation of our CEO
We used the amount reported in the “Total” column of our 2024 Summary Compensation Table included in this Proxy Statement, which includes the value of benefits provided to our CEO under non-discriminatory benefit plans available to all employees during 2024.

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Executive Compensation Tables
PAY VERSUS PERFORMANCE TABLE
The following table illustrates disclosed compensation from the Summary Compensation Table and compensation “actually paid” to our PEO and Non-PEO NEOs, as well as (i) our cumulative TSR performance, (ii) the TSR of the Dow Jones U.S. Real Estate Residential Index, (iii) our Net Income, and (iv) our Core FFO, our Company selected metric, for the years ended December 31, 2024, 2023, 2022, 2021 and 2020:

					Value of Initial Fixed $100 Investment(1) Based On:
Year	Summary Compensation Table Total for PEO	Compensation Actually Paid to PEO	Average Summary Compensation Table Total for Non-PEO NEOs	Average Compensation Actually Paid to Non-PEO NEOs	Total Shareholder Return	Dow Jones U.S. Real Estate Residential Index	Net Income / (loss)(2)	Core FFO / Share
2024	$1,968,121	$(1,998,961)	$2,765,681	$1,908,646	$92.68	$118.20	$93,900,000	$6.81
2023	$10,946,746	$(21,335)	$2,844,291	$2,225,608	$97.75	$104.78	$(213,300,000)	$7.10
2022	$14,966,582	$(537,705)	$3,633,375	$650,211	$101.62	$97.44	$242,000,000	$7.35
2021	$13,828,288	$31,577,299	$4,197,956	$7,604,150	$145.84	$142.12	$380,200,000	$6.51
2020	$11,142,423	$9,511,035	$5,226,779	$5,220,325	$103.58	$89.74	$131,600,000	$5.09
(1)This calculation assumes a $100.00 investment on December 31, 2019, a reinvestment of distributions and actual increase of the market value of our common stock relative to an initial investment of $100.00.
(2)Net Income / (loss) attributable to Sun Communities, Inc. common shareholders.

Our PEO and Non-PEO NEOs included in the table above are as follows:

Year	PEO	Non-PEO NEOs
2024	Gary A. Shiffman	Fernando Castro-Caratini, Bruce D. Thelen, John B. McLaren, Aaron Weiss
2023	Gary A. Shiffman	Fernando Castro-Caratini, Bruce D. Thelen, Marc Farrugia, Aaron Weiss
2022	Gary A. Shiffman	Fernando Castro-Caratini, Karen J. Dearing, John B. McLaren, Bruce D. Thelen, Aaron Weiss
2021	Gary A. Shiffman	Karen J. Dearing, John B. McLaren, Bruce D. Thelen, Aaron Weiss
2020	Gary A. Shiffman	Karen J. Dearing, John B. McLaren, Bruce D. Thelen, Baxter R. Underwood

88	Sun Communities, Inc.

Executive Compensation Tables
Differences in our summary compensation table amounts and compensation actually paid reflect the following:

Year	2024		2023		2022		2021		2020
	PEO	Non-PEO NEOs	PEO	Non-PEO NEOs	PEO	Non-PEO NEOs	PEO	Non-PEO NEOs	PEO	Non-PEO NEOs
Deduction for amounts reported under the “Stock Awards” in the summary compensation table	$(558,688)	$(2,027,585)	$(9,283,660)	$(1,918,623)	$(12,395,450)	$(2,284,748)	$(11,171,661)	$(2,877,390)	$(9,208,679)	$(4,361,230)
Increase based on ASC 718 fair value of awards granted during the year that remain unvested as of year end, determined as of year end	451,303	1,720,542	7,561,009	1,562,608	9,536,728	1,757,757	17,581,362	4,169,907	8,972,498	4,533,145
Increase based on ASC 718 fair value of awards granted during the year that vested during the year, determined as of vesting date	—	—	—	—	—	—	—	—	—	—
Increase / (deduction) for awards granted during prior year that were outstanding and unvested as of year end, determined based on change in ASC 718 fair value from prior year end to current year end	(4,431,955)	(673,926)	(8,671,507)	(356,644)	(10,955,590)	(2,231,046)	11,147,435	1,988,939	86,515	43,861
Increase / (deduction) for awards granted during prior year that vested during the year, determined based on change in ASC 718 fair value from prior year end to vesting date	(123,488)	(22,847)	(773,054)	(8,584)	(2,602,551)	(389,594)	(414,809)	(22,465)	(2,576,195)	(404,974)
Deduction of ASC 718 fair value of awards granted during prior year that were forfeited during current year, determined as of prior year end	—	—	(725,010)	—	—	—	(356,171)	(29,706)	—	—

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Executive Compensation Tables

Addition of any dividends or other earnings paid on equity awards during the year, prior to the vesting date that are not otherwise reflected in the fair value of such award or included in any other component of total compensation for the year	695,746	146,781	924,141	102,560	912,577	164,467	962,854	176,909	1,094,473	182,743
Total Adjustments	$(3,967,082)	$(857,035)	$(10,968,081)	$(618,683)	$(15,504,286)	$(2,983,164)	$17,749,010	$3,406,194	$(1,631,388)	$(6,455)
Our compensation "actually paid" is heavily influenced by the fair value of equity awards from year to year. As stock price volatility and fluctuations in the stock market impact the valuations of our awards, our resulting compensation “actually paid” to our PEO and our Non-PEO NEOs can be higher or lower (or even negative, as shown for 2022 through 2024), than the figures disclosed in the summary compensation table. This is particularly true for our PEO, whose equity awards made up approximately 82% of total compensation for 2020 through 2023, and therefore have a significant impact on our overall "actually paid" compensation.

90	Sun Communities, Inc.

Executive Compensation Tables
Description of the Relationship Between Pay Versus Performance
The graphs below compare the compensation actually paid to our PEO and the average of the compensation actually paid to Non-PEO NEOs, with (i) our cumulative TSR, (ii) the TSR of the Dow Jones U.S. Real Estate Residential Index, (iii) our Net Income, and (iv) our Core FFO, for the years ended December 31, 2020, 2021, 2022, 2023 and 2024. TSR amounts reported in the graph assume an initial fixed investment of $100 and that all dividends were reinvested.
Our program is structured to pay for performance, with an annual incentive award that is largely tied to Core FFO Growth, Same Property Combined NOI Growth (of MH, RV, Marina, and UK), effective management of general and administrative expense growth and leverage, and sustainability initiatives, and had previously considered acquisitions and expansions and developments. Our program also includes long-term incentives that are primarily performance-based and align with investor interests as performance is solely predicated on our TSR performance versus that of the MSCI U.S. REIT Index with an absolute TSR modifier that caps our payouts if our return is negative. As such, our compensation paid and performance are strongly aligned, as shown in the graphs below:

Compensation Actually Paid versus Cumulative TSR

35,000
30,000
25,000
20,000
15,000
10,000
5,000
0
(5,000)
Thousands
$31,577
$145.84
$142.12
$118.20
$9,511
$101.62
$104.78
$103.58
$7,604
$5,220
$92.68
$97.40
$97.75
$89.74
$650
$2,226
$1,909
-$538
-$21
-$1,999
2020
2021
2022
2023
2024
PEO Compensation Actually Paid
Non-PEO NEO Average Compensation Actually Paid
SUI TSR
Dow Jones U.S. Real Estate Residential Index TSR

Compensation Actually Paid versus Core FFO
35,000
30,000
25,000
20,000
15,000
10,000
5,000
0
(5,000)
Thousands
$9,511
$5,220
$31,577
$7,604
-$538
$650
-$21
$2,226
-$1,999
$1,909
$5.09
$6.51
$7.35
$7.10
$6.81
2020
2021
2022
2023
2024
PEO Compensation Actually Paid
Non-PEO NEO Average Compensation Actually Paid
Core FFO per Share

(1) 2023 Net Income was ($213,300), which is not reflected in the chart above due to size restrictions.

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Executive Compensation Tables
Listing of Important Financial and Non-Financial Measures
The following table includes the most important financial and non-financial performance measures used by the Company for the fiscal year ended December 31, 2024, to link compensation actually paid to the company’s CEO and other NEOs to the Company’s performance.

Performance Measures	Year Ended December 31, 2024	Methodology Used to Calculate Financial Performance Measures	Reconciliations to Non-GAAP Financial Measures
Financial
Core FFO growth	$6.81	FFO is a standard operating performance measure for REITs and is defined by Nareit as GAAP net income (loss), excluding gains (or losses) from sales of certain real estate assets, plus real estate related depreciation and amortization, impairments of certain real estate assets and investments, and after adjustments for nonconsolidated partnerships and joint ventures. Core FFO is a primary operating measure in our publicly-reported earnings results, and is defined as FFO excluding certain gain and loss items that management considers unrelated to the operational and financial performance of our core business.	Refer to Appendix C for the reconciliation of Net Income to Core FFO
Same Property combined NOI growth - MH, RV, Marina, and UK	4.3%	NOI is calculated by deducting direct property operating expenses from property operating revenues, thereby providing a measure of the actual operating performance of our properties. Same Properties are primarily those properties that we have owned and operated continuously since January 1, 2023	Refer to (1) Appendix C for the reconciliation of Net Income to NOI and (2) table below for the breakdown of NOI
Non-Financial
Sustainability initiatives	Excelled	Performance is based on implementation and progress towards long-term commitments, including diversity, equity and inclusion goals and long-term carbon reduction goals.	N/A
Breakdown of NOI
The following table shows the breakdown of total portfolio NOI for the fiscal year ended December 31, 2024, in millions:

	Year Ended December 31, 2024
	Same Property MH	Same Property RV	Same Property Marina	Same Property UK	Acquisitions and other	Total Portfolio
Real property NOI	$631.6	$272.4	$266.3	$76.0	$59.1	$1,305.4
Home sales	N/A	N/A	N/A	61.4	35.4	96.8
Service, retail, dining and entertainment NOI(1)	N/A	N/A	N/A	N/A	N/A	56.2
NOI	$631.6	$272.4	$266.3	$137.4	$94.5	$1,458.4
(1)Service retail, dining entertainment NOI is shown at consolidated level due to immateriality.

92	Sun Communities, Inc.

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management, and based on such review and discussion, the Committee recommended to the Board that the Compensation Discussion and Analysis be included in this document.
Respectfully submitted,
Members of the Compensation Committee:
Brian M. Hermelin (Chairman)
Tonya Allen
Jeff T. Blau
Clunet R. Lewis
EXECUTIVE OFFICER BIOGRAPHIES
The persons listed below are our executive officers who served during the last completed fiscal year. Each is appointed by, and serves at the pleasure of, the Board.

Name	Age	Title
Gary A. Shiffman	70	Chairman and CEO
John B. McLaren	54	President
Fernando Castro-Caratini	41	Executive Vice President, CFO, Treasurer and Secretary
Bruce D. Thelen	40	Executive Vice President and COO
Marc Farrugia	40	Executive Vice President and Chief Administrative Officer
Aaron Weiss	48	Executive Vice President of Corporate Strategy and Business Development
Baxter R. Underwood	47	CEO of Safe Harbor
Refer to Background information for Gary A. Shiffman on page 20.

2025 Proxy Statement	93

Information about Executive Officers

John B. McLaren
President, effective November 6, 2024
Former Strategic Advisor, Residential Communities, President and COO
Mr. McLaren was appointed to serve as President in November 2024 to oversee key initiatives at the Company. Formerly, Mr. McLaren was our Strategic Advisor, Residential Communities, from 2022 to 2024, serving as a key strategic advisor for the property operating functions of the organization. He served as our President from 2014 to 2022, COO from 2008 to 2022, and Executive Vice President from 2008 to 2014. Mr. McLaren has been part of the Company's team since 2005. From 2005 to 2008, he served in other positions with the Company.

Fernando Castro-Caratini
Executive Vice President, CFO, Treasurer and Secretary
Mr. Castro-Caratini has served as Executive Vice President, CFO, Treasurer and Secretary since May 2022. He is responsible for the overall management of our accounting, tax and finance departments and all internal and external financial reporting. He joined us in November 2016 as Senior Vice President, Finance and Capital Markets where he set operational, financial, corporate M&A, and public communication strategies in addition to managing Sun's investor, research analyst, investment bank and lender relationships. Prior to joining the Company, Mr. Castro-Caratini was with Citigroup in the Real Estate & Lodging Investment Banking Group where he executed on a broad range of transactions for real estate and lodging clients focusing primarily on strategic advisory, including M&A and initial public offerings.

Bruce Thelen
Executive Vice President and COO
Mr. Thelen has served as our Executive Vice President and COO since December 2022. Previously he was Executive Vice President of Operations and Sales. Mr. Thelen has led our manufactured home sales and leasing subsidiary, SHS, since joining the Company in January 2018. Mr. Thelen’s responsibilities grew consistently over the years and included MH and RV property operations and marketing. Prior to joining the Company, Mr. Thelen held multiple positions with a national manufactured home builder, most recently as the Vice President of Sales and Marketing. Prior to that, he was with the management consulting firm Booz & Company.

Marc Farrugia
Executive Vice President and Chief Administrative Officer
Mr. Farrugia has served as our Executive Vice President and Chief Administrative Officer since June 2022, leading the implementation of some of the Company's most strategic and transformational projects designed to enhance the Company's continued growth. Mr. Farrugia served as the Company's Senior Vice President of Culture and Innovation from November 2019 through June 2022 and has been part of the Company's team since 2011. Prior to joining the Company, he held various roles in human resources, training and mortgage banking at Quicken Loans.

94	Sun Communities, Inc.

Information about Executive Officers

Aaron Weiss
Executive Vice President of Corporate Strategy and Business Development
Aaron Weiss has served as our Executive Vice President of Corporate Strategy and Business Development since October 2021. Aaron Weiss is responsible for coordinating our corporate strategy, planning and business development and has a comprehensive background in real estate, lodging, finance and strategic advisory. Prior to joining the Company, he was a Managing Director in Citigroup’s Real Estate & Lodging Investment Banking Group where he provided strategic and financing advice to private and public real estate, lodging and private equity clients. Before joining Citigroup, Aaron Weiss worked at Nomura and Lehman Brothers where he executed capital markets and advisory transactions in the US, UK, Asia, Australia and Western Europe. Arthur A. Weiss, who served as one of our directors until December 31, 2024, is Aaron Weiss's father.

Baxter R. Underwood
CEO of Safe Harbor
Mr. Underwood has served as Safe Harbor’s Chief Executive Officer since January 2017. He was designated as an executive officer of the Company upon our acquisition of Safe Harbor in October 2020. From 2015 to 2017, he served as President of Safe Harbor. Mr. Underwood was previously the Chief Investment Officer of CNL Lifestyle Properties, a previously public REIT, where he was responsible for the acquisition and management of a large portfolio of lifestyle assets. Since November 2022, Mr. Underwood has served on the Board of Directors of the Friends of the Katy Trail, a nonprofit organization.

EMPLOYMENT AGREEMENTS
Gary A. Shiffman
We and Mr. Shiffman have entered into an employment agreement dated March 29, 2021, as amended in March 2022 and December 2022, under which he serves as our CEO. The term of Mr. Shiffman’s employment agreement expires on March 29, 2026, but is automatically renewable thereafter for successive one-year terms unless either party timely terminates the agreement.
Mr. Shiffman’s annual base salary under his employment agreement is $900,000. The annual base salary under his previous employment agreement was $691,837. In addition to his base salary, we may pay Mr. Shiffman an annual incentive in an amount determined by the Compensation Committee, based on individual goals and objectives for Mr. Shiffman, the Company’s performance or other criteria the Compensation Committee deems relevant. Although annual incentives are not subject to predetermined contractual caps and are not required to be determined by reference to any predetermined contractual criteria, the Compensation Committee regularly sets specific performance criteria pursuant to a written plan for Mr. Shiffman adopted before or shortly after the beginning of each year.
John B. McLaren
We and Mr. McLaren have entered into an employment agreement dated November 6, 2024, under which he serves as our President. The term of Mr. McLaren’s employment agreement expires on November 6, 2029, but is automatically renewable thereafter for successive one-year terms unless either party timely terminates the agreement.
Mr. McLaren’s annual base salary under his employment agreement is $600,000. In addition to his base salary, we may pay Mr. McLaren an annual incentive in an amount up to 200% of his base salary based on individual goals and objectives for Mr. McLaren, the Company’s performance or other criteria the Compensation Committee deems relevant. Although annual incentives are not required to be determined by reference to any pre-determined contractual criteria, the Compensation Committee regularly sets specific performance criteria pursuant to a written plan for Mr. McLaren adopted before or shortly after the beginning of each year.
Fernando Castro-Caratini
We and Mr. Castro-Caratini have entered into an employment agreement effective May 2, 2022, as amended, under which he serves as our Executive Vice President, CFO, Treasurer and Secretary. The term of Mr. Castro-Caratini’s employment agreement expires on May 2, 2027, but is automatically renewable thereafter for successive one-year terms unless either party timely terminates the agreement.

2025 Proxy Statement	95

Information about Executive Officers
Mr. Castro-Caratini’s annual base salary under his employment agreement is $550,000. In addition to his base salary, we may pay Mr. Castro-Caratini an annual incentive in an amount up to 200% of his base salary based on individual goals and objectives for Mr. Castro-Caratini, the Company’s performance or other criteria the Compensation Committee deems relevant. Although annual incentives are not required to be determined by reference to any pre-determined contractual criteria, the Compensation Committee regularly sets specific performance criteria pursuant to a written plan for Mr. Castro-Caratini adopted before or shortly after the beginning of each year.
Bruce D. Thelen
We and Mr. Thelen have entered into an employment agreement dated July 16, 2021, as amended, under which he serves as our Executive Vice President and COO. The term of Mr. Thelen's employment agreement expires on July 16, 2026, but is automatically renewable for successive one-year terms thereafter unless either party timely terminates the agreement.
Mr. Thelen’s annual base salary under his employment agreement is $500,000. In addition to his base salary, we may pay Mr. Thelen an annual incentive in an amount up to 200% of his base salary based on individual goals and objectives for Mr. Thelen, the Company’s performance or other criteria the Compensation Committee deems relevant. Although incentives are not required to be determined by reference to any pre-determined contractual criteria, the Compensation Committee regularly sets specific performance criteria pursuant to a written plan for Mr. Thelen adopted before or shortly after the beginning of each year.
Aaron Weiss
We and Aaron Weiss have entered into an employment agreement dated October 18, 2021, as amended, under which he serves as our Executive Vice President of Corporate Strategy and Business Development. The term of Aaron Weiss' employment agreement expires on October 18, 2026, but is automatically renewable for successive one-year terms thereafter unless either party timely terminates the agreement.
Aaron Weiss’ annual base salary for the portion of 2021 that he was employed by us was $450,000, with an increase to an annual base salary of $525,000, effective January 1, 2022. In addition to his base salary, we may pay Aaron Weiss an annual incentive in an amount determined by the Compensation Committee based on individual goals and objectives set for him, the Company’s performance or other criteria the Compensation Committee deems relevant. Although annual incentives are not subject to predetermined contractual caps and are not required to be determined by reference to any predetermined contractual criteria, the Compensation Committee may set specific performance criteria pursuant to a written plan for Aaron Weiss adopted before or shortly after the beginning of each year.
Non-competition Clauses
The non-competition clauses of each of our NEO's employment agreements generally preclude him from engaging, directly or indirectly, in the same business as the Company, including the development, ownership, leasing, management, financing or sales of MH or land lease communities, RV resorts, camping or glamping resorts, manufactured homes or marinas anywhere in the U.S. or any other country in which we operate during the period he is employed by us and for a period of up to 24 months, or 36 months, in the case of Mr. McLaren, following the period he is employed by us; provided, however, that if he is terminated without cause, as defined in his employment agreement, the period of non-competition will be reduced to 12 months following the period he is employed by us.
Clawback
Incentive compensation paid or payable to each of our executive officers will not be deemed to be fully earned and vested, and must be repaid to the extent such incentive compensation becomes subject to clawback pursuant to the provisions of the Dodd-Frank Wall Street Reform and Consumer Protection Act, any rules promulgated thereunder or the rules and regulations of the NYSE. Our executive officers’ incentive-based compensation, including equity-based incentive compensation, is also subject to our Executive Compensation Recovery (Clawback) Policy, under which in the event of an accounting restatement of the Company’s financial statements due to the Company’s material noncompliance with any financial reporting requirement under U.S. securities laws, the Company shall seek to promptly recover from any covered executive officer the amount of incentive-based compensation received by such executive officer in excess of the amount of incentive-based compensation that would have been received by such executive officer if the calculation was determined based on the accounting restatement.
Change of Control and Severance Payments
See “Change of Control and Severance Payments” below for a description of the change of control and severance payment provisions of the employment agreements of Mr. Shiffman, Mr. McLaren, Mr. Castro-Caratini, Mr. Thelen, and Aaron Weiss.
Copies of Employment Agreements
Copies of the employment agreements of Mr. Shiffman, Mr. McLaren, Mr. Castro-Caratini, Mr. Thelen, and Mr. Aaron Weiss are attached as exhibits to our periodic filings under the Exchange Act.

96	Sun Communities, Inc.

Information about Executive Officers
CHANGE OF CONTROL
AND SEVERANCE PAYMENTS
Under their employment agreements, we are obligated to make severance and change of control payments to Mr. Shiffman, Mr. McLaren, Mr. Castro-Caratini, Mr. Thelen and Aaron Weiss under certain circumstances.
If the employment of any such executive is terminated by us without “cause” or by the executive for “good reason” as defined in his employment agreement, he is entitled to any accrued but unpaid salary, incentive compensation and benefits through the effective date of termination. In addition, subject to the execution of a general release and continued compliance with his non-competition and confidentiality covenants, each such executive is entitled to continued payment of his base salary for up to 18 months after termination.
If the applicable executive's employment is terminated due to death or disability, he, or his successors and assigns, is entitled to any accrued but unpaid salary, incentive compensation and benefits through the effective date of termination. In addition, each executive is entitled to a continuation of salary for up to 24 months after death or disability.
If there is a change of control of the Company (as defined in each executive’s employment agreement) and any of the following occurs or is applicable:
•we or a successor entity terminate the employment of the applicable executive without “cause” (as defined in his employment agreement) within two years after the date of such change of control;
•the applicable executive terminates his employment for “good reason” (as defined in his employment agreement) within two years after the date of such change of control; or
•if the form of such change of control transaction is a sale by the Company of all or substantially all of its assets and the Company or its successor does not expressly assume the employment agreement of the applicable executive then we are obligated to pay the applicable executive, an amount equal to 2.99 times his then current base salary (less amounts paid between the change of control event and the triggering event), and to continue to provide him health and insurance benefits for up to one year. In addition, in the case of any such triggering event, all stock options or other stock-based compensation awarded to each NEO will become fully vested and immediately exercisable and any stock options may be exercised by him at any time within one year after the triggering event.
Under any of the foregoing events of termination or a change of control, all stock options and other stock-based compensation awarded to the applicable executive shall become fully vested and immediately exercisable.

2025 Proxy Statement	97

Information about Executive Officers
The following tables describe the potential payments upon termination without cause, a termination due to death or disability or after a change of control (and associated termination of the executives) for the following NEOs assuming a termination date of December 31, 2024, and based on the terms of their respective employment agreements on that date:

Termination Without Cause
Name	Cash Payment(1)	Acceleration of Vesting of Stock Awards(2)	Benefits	Total
Gary A. Shiffman	$1,350,000	$20,191,674	$—	$21,541,674
John B. McLaren	$900,000	$5,779,590	$—	$6,679,590
Fernando Castro-Caratini	$825,000	$5,127,849	$—	$5,952,849
Bruce D. Thelen	$750,000	$5,388,545	$—	$6,138,545
Aaron Weiss	$787,500	$5,075,710	$—	$5,863,210

Termination Due to Death or Disability
Name	Cash Payment(1)	Acceleration of Vesting of Stock Awards(2)	Benefits	Total
Gary A. Shiffman	$1,800,000	$20,191,674	$—	$21,991,674
John B. McLaren	$1,200,000	$5,779,590	$—	$6,979,590
Fernando Castro-Caratini	$1,100,000	$5,127,849	$—	$6,227,849
Bruce D. Thelen	$1,000,000	$5,388,545	$—	$6,388,545
Aaron Weiss	$1,050,000	$5,075,710	$—	$6,125,710

Change of Control
Name	Cash Payment(1)	Acceleration of Vesting of Stock Awards(2)	Benefits(3)	Total
Gary A. Shiffman	$2,691,000	$20,191,674	$18,240	$22,900,914
John B. McLaren	$1,794,000	$5,779,590	$18,240	$7,591,830
Fernando Castro-Caratini	$1,644,500	$5,127,849	$21,667	$6,794,016
Bruce D. Thelen	$1,495,000	$5,388,545	$22,069	$6,905,614
Aaron Weiss	$1,569,750	$5,075,710	$22,069	$6,667,529
(1)Assumes a termination on December 31, 2024 and payments based on base salary without taking into account any accrued incentive-based compensation as of December 31, 2024 for each executive for the periods specified above.
(2)Calculated based on a termination as of December 31, 2024 and the fair market value of our common stock on the NYSE as of December 31, 2024.
(3)Reflects continuation of health benefits, life insurance and accidental death and disability insurance for the periods specified above.

98	Sun Communities, Inc.

SUMMARY
What Am I Voting On?
The third proposal to be considered at the Annual Meeting will be the ratification of the selection of Grant Thornton LLP ("Grant Thornton") as our independent registered public accounting firm. The Audit Committee has selected and appointed Grant Thornton as our independent registered public accounting firm to audit our consolidated financial statements for the year ending December 31, 2025. Grant Thornton has audited our consolidated financial statements since 2003. Although ratification by shareholders is not required by law or by our bylaws, the Audit Committee believes that submission of its selection to shareholders is a matter of good corporate governance. Even if the appointment is ratified, the Audit Committee, in its discretion, may select a different independent registered public accounting firm at any time if the Audit Committee believes that such a change would be in the best interests of the Company and our shareholders. If our shareholders do not ratify the appointment of Grant Thornton, the Audit Committee will take that fact into consideration, together with such other factors it deems relevant, in determining its next selection of independent auditors.
It is anticipated that a representative of Grant Thornton will attend the Annual Meeting, will have an opportunity to make a statement if he or she desires to do so and will be available to respond to appropriate questions.
Vote Required
A majority of the votes cast at the Annual Meeting is required to ratify the selection of Grant Thornton. Abstentions will not count as votes cast for this proposal and do not represent votes cast for or against the ratification of the selection of Grant Thornton. In the absence of your voting instructions, your broker or nominee may vote your shares for this proposal in its discretion.

The Board unanimously recommends that you vote “FOR” the ratification of the selection of Grant Thornton as our independent registered public accounting firm for 2025.

2025 Proxy Statement	99

Proposal No. 3 – Ratification of Selection of Grant Thornton LLP
ENGAGEMENT OF GRANT THORNTON LLP
The Audit Committee is directly responsible for the appointment, compensation, retention, and oversight of the independent accountants. The Audit Committee has appointed Grant Thornton as our independent accountants to audit the consolidated financial statements of the Company for the year ending December 31, 2025. Grant Thornton has audited our consolidated financial statements since 2003, served as the Company’s independent accountants for the year ended December 31, 2024, and reported on the Company’s consolidated financial statements for the year.
The Audit Committee annually reviews Grant Thornton’s independence and performance in determining whether to retain Grant Thornton or engage another independent registered public accounting firm as our independent accountants. As part of that annual review, the Audit Committee considers, among other things, the following:
•the quality and efficiency of the current and historical services provided to us by Grant Thornton;
•Grant Thornton’s capability and expertise in handling the breadth and complexity of our company’s operations;
•the quality and candor of Grant Thornton’s communications with the Audit Committee;
•Grant Thornton’s qualifications and performance;
•Grant Thornton’s independence from us;
•the appropriateness of Grant Thornton’s fees; and
•Grant Thornton’s tenure as our Company’s independent accountants, including the benefits of having a long-tenured auditor.
FEES PAID TO INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Auditor Fees Policy
The Audit Committee has a policy on the pre-approval of audit and non-audit services to be provided by our independent auditors. The policy requires that all services provided by the independent auditors to us, including audit services, audit-related services, tax services and other services, must be pre-approved by the Audit Committee. In some cases, pre-approval is provided by the full Audit Committee for up to a year, and relates to a particular category or group of services and is subject to a particular budget. In other cases, specific pre-approval is required. All of the services provided by our independent auditor in 2024 and 2023 including services related to audit, audit-related fees, tax fees and all other fees described below, were approved by the Audit Committee under its pre-approval policies.
Auditor Fees
Aggregate fees for professional services rendered by Grant Thornton, our independent auditors, for the years ended December 31, 2024 and 2023 were as follows:

Category	December 31, 2024	December 31, 2023
Audit Fees: For professional services rendered for the audit of our financial statements, the audit of internal controls relating to Section 404 of the Sarbanes-Oxley Act, the reviews of quarterly financial statements, consents and comfort letters	$2,800,396	$3,296,100
Audit-Related Fees: For professional services rendered for the audits of the financial statements of certain consolidated subsidiaries	$153,501	$592,300

100	Sun Communities, Inc.

The Board maintains an Audit Committee comprised of four directors. The directors who serve on the Audit Committee are all “independent” for purposes of the NYSE listing standards. The Audit Committee held 12 formal meetings during the year ended December 31, 2024.
In accordance with its written charter, the Audit Committee assists the Board with fulfilling its oversight responsibility regarding quality and integrity of our accounting, auditing and financial reporting practices. In discharging its oversight responsibilities regarding the audit process, the Audit Committee:
•reviewed and discussed the audited financial statements with management and Grant Thornton, our independent auditors, for the fiscal year ended December 31, 2024;
•discussed with the independent auditors those matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board and the SEC; and
•received and reviewed the written disclosures and the letter from the independent auditors required by the Independence Standards Board’s Standard No. 1 (Independence Discussions with Audit Committees), and discussed with the independent auditors any relationships that may impact their objectivity and independence.
Based upon the review and discussions referred to above, the Audit Committee recommended to the Board that the audited financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2024, be filed with the SEC.
The Audit Committee has considered and determined that the level of fees of Grant Thornton for provision of services other than the audit services is compatible with maintaining the auditor’s independence.
Respectfully Submitted,
Members of the Audit Committee:
Stephanie W. Bergeron (Chair)
Meghan G. Baivier
Jerome W. Ehlinger
Clunet R. Lewis

2025 Proxy Statement	101

SUMMARY
What Am I Voting On?
Introduction
The fourth proposal to be considered at the Annual Meeting will be the approval of the Second Amendment to our 2015 Equity Incentive Plan, as amended (the “2015 Plan”), the form of which is attached to this Proxy Statement as Appendix A. On March 12, 2025, our Board approved and declared the proposed amendment advisable. The proposed amendment is subject to approval by our shareholders.
If the shareholders approve the proposal, the 2015 Plan will be amended to extend the term of the 2015 Plan to December 31, 2035. We are not seeking shareholder approval for an increase in the number of shares available for issuance under the 2015 Plan. We believe, as amended, the 2015 Plan will be an essential element of our competitive compensation package.
The Company operates in a competitive market and its success depends in large part on its ability to attract, retain and reward talented and competent employees. To be able to do so, the Company must offer competitive compensation. The Board believes that the 2015 Plan serves a critical role in attracting and motivating valuable employees that will be essential to the future success of the Company.
Additionally, our Board believes that equity awards align the interests of our employees and other service providers and shareholders by giving our employees and other service providers an ownership stake in the Company, motivate our employees and other service providers to achieve outstanding performance, and provide an effective means of rewarding service providers for their contributions to our success. If shareholders do not approve this proposal, we will be unable to continue our equity incentive program after the 2015 Plan expires on July 20, 2025, which could prevent us from successfully attracting and retaining the highly skilled talent which is essential to our business.
The material features of the 2015 Plan are summarized below. This description is qualified in its entirety by reference to the 2015 Plan, as previously amended, which is attached as Appendix B to this Proxy Statement.

102	Sun Communities, Inc.

Proposal No. 4 – Approval of an Amendment to the Company's 2015 Equity Incentive Plan
to Extend the Term of the Plan to December 31, 2035
Summary of the 2015 Plan
The following summary of the 2015 Plan is qualified in its entirety by the specific language of the 2015 Plan.
General. The purpose of the 2015 Plan is to provide certain key employees of the Company with an additional incentive to promote the Company’s financial success and to provide an incentive which the Company may use to induce able persons to enter into or remain in the employment of the Company or a subsidiary of the Company by providing such persons an opportunity to acquire or increase his or her direct proprietary interest in the operations and future of the Company.
Administration; No Repricing. The administrator of the 2015 Plan shall be a committee of three or more directors of the Company with authority to act as provided in Rule 16b−3 promulgated by the SEC under Section 16 of the Exchange Act, as currently in effect and as it may be amended from time to time, and any successor rule, and shall be elected or appointed by the Board of the Directors. Until changed by the Board, the Administrator shall be the Compensation Committee of the Board. Subject to other terms and conditions of the 2015 Plan, the administrator has the full and final authority to, among other things,: (i) designate participants in the 2015 Plan; (ii) determine the options and / or stock-based rights granted to participants; (iii) determine the maximum number of shares of common stock subject to any award; and (iv) establish the terms and conditions of each award. Neither the Board nor the administrator will have the authority to take any of the following actions unless our shareholders have approved such action: (i) reduce the purchase price or exercise price of any outstanding option or stock appreciation right; (ii) subject to certain exceptions related to capital events, cancel any outstanding option or stock appreciation right in exchange for, or replace any outstanding option or stock appreciation right with, cash, another award or any other consideration from us unless specifically provided for by the terms of the 2015 Plan; or (iii) take any other action that is treated as a repricing under generally accepted accounting principles.
Shares Issuable. The maximum number of shares of the common stock that may be issued under the 2015 Plan through awards is 4,750,000 shares of our common stock. The aggregate number of shares actually issued or transferred by the Company upon the exercise of incentive stock options may not exceed 1,000,000 shares. In order that the applicable rules relating to incentive stock options be satisfied, the 2015 Plan provides that the number of shares that may be issued upon the exercise of incentive stock options will not exceed this aggregate share limit. The aggregate number of shares to be issued under the 2015 Plan, will be adjusted in accordance with the terms of the 2015 Plan, in connection with a recapitalization or sale or merger. If an award under the 2015 Plan is forfeited, expires or is settled for cash, then any shares subject to such award may, to the extent of such forfeiture, expiration or cash settlement, be used again for new grants under the 2015 Plan. However, shares of the our common stock tendered or held back upon exercise of an option or settlement of an award to cover the exercise price or tax withholding will not be available for issuance under the 2015 Plan. Awards granted under the 2015 Plan upon the assumption or substitution of outstanding grants from acquired companies shall not reduce the number of shares available for awards unless issued under the 2015 Plan. See "Equity Compensation Plan Information" on page 109 for information about securities previously authorized for issuance under the 2015 Plan.
Participation. Participants in the 2015 Plan shall be officers who are employees of Sun Communities, Inc., or a subsidiary and other employees of the Sun Communities, Inc., or a subsidiary, as the administrator, in its sole discretion, may designate from time to time to receive an award. In addition, the administrator may grant awards under the 2015 Plan to non−employees who, in the judgment of the administrator, render significant services to us, on such terms and conditions as the administrator deems appropriate and consistent with the intent of the 2015 Plan. As of March 10, 2025, approximately 440 employees of the Company and its subsidiaries were eligible to participate in the 2015 Plan.
Minimum Vesting. No award may vest prior to the first anniversary of its due date, subject to certain limited exceptions set forth in the 2015 Plan.
Incentive Stock Options, Non-qualified Stock Options or Performance-Based Options. Under the 2015 Plan, the administrator may grant incentive stock options, non−qualified stock options or performance based options. The exercise price per share of common stock of each option awarded may never be less than the fair market value of such shares on the date the administrator grants an award, provided, however, that in the case of an incentive option granted to a participant who at the time of the grant owns (as defined in Section 424(d) of the IRC) stock in the Company or a subsidiary of the Company or possessing more than ten percent (10%) of the total combined voting power of all classes of stock of any such entity (a “10% Shareholder”), the exercise price must be at least one hundred and ten percent (110%) of the fair market value of our common stock. Subject to terms in the 2015 Plan, no option may be exercisable prior to the first anniversary of the date of grant and no shares of our common stock shall vest under an option prior to the first anniversary of the date of grant. No participant may be granted incentive stock options under the 2015 Plan (or any other of our incentive plans) which would result in stock with an aggregate fair market value (measured on the date of grant) of more than $100,000 first becoming exercisable in any one calendar year, or which would entitle such participant to purchase a number of shares greater than the maximum number permitted by Section 422 of the IRC, as in effect on the date of grant.

2025 Proxy Statement	103

Proposal No. 4 – Approval of an Amendment to the Company's 2015 Equity Incentive Plan
to Extend the Term of the Plan to December 31, 2035
Stock Appreciation Rights. Stock appreciation rights may also be issued under the 2015 Plan. Each stock appreciation right will entitle the holder to receive, upon exercise, a payment from us of an amount equal to the incremental value of the stock appreciation rights. The incremental value of a single share of common stock is an amount equal to the remainder derived from subtracting (i) the exercise price for the right established in the award agreement from (ii) the fair market value of a share of common stock on the date of exercise. The terms of any stock appreciation right granted under the 2015 Plan, including the exercise price which may never be less than the fair market value of the underlying share of common stock on the date of grant, will be set forth in an award agreement. Notwithstanding any other provision of the 2015 Plan, any stock appreciation right awarded to an individual who is then subject to Section 16 of the Exchange Act, must comply with the exemption requirements of Rule 16b−3.
Duration. Options and stock appreciation rights shall terminate after the first to occur of the following events: (i) the expiration date of the award as provided in the award agreement; or (ii) termination of the award as provided in Section 8.02 of 2015 Plan; or (iii) in the case of an incentive stock option, the 10th anniversary of the date of grant, unless the participant is a 10% shareholder in which case on the fifth anniversary of the date of grant; or (iv) solely in the case of tandem stock appreciation rights, upon the expiration date of the related option.
Restricted Share Rights. The administrator may grant to any participant an award of a restricted share right entitling such person to receive shares of our common stock (“Restricted Stock”) in such quantity, and on such terms, conditions and restrictions (whether based on performance standards, periods of service or otherwise) as the administrator shall determine on or prior to the date of grant of such award. The administrator shall establish a period of time during which the holder of the restricted share right will not be permitted to sell, assign, transfer, pledge or otherwise encumber or dispose of any shares of Restricted Stock. Subject to Section 8.07 of the 2015 Plan, a restriction period will commence on the date of grant and will not expire prior to the first anniversary of the date of grant.
Transfer Restrictions. Generally, a participant’s rights and interest under the 2015 Plan may not be assigned or transferred other than by will or the laws of descent and distribution. Notwithstanding the foregoing, or any other provision of the 2015 Plan, a participant who holds non−qualified stock options may transfer such options to his or her spouse, lineal ascendants, lineal descendants, or to a duly established trust for the benefit of one or more of these individuals.
Tax Considerations. The grant of options under the 2015 Plan will have no income tax consequences for either us or the participant (unless the option is freely transferable and has a readily ascertainable market value). Upon the exercise of an option to purchase common stock by a participant, the participant will recognize ordinary income and we will be entitled to a deduction in an amount equal to the excess of the fair market value of common stock purchased over the purchase price. Such ordinary income is not subject to withholding of tax by us. The subsequent sale or exchange of common stock acquired pursuant to the exercise of an option would generally give rise to capital gain or loss.
Participants in the 2015 Plan are responsible for the payment of any federal, state or local taxes that we are required by law to withhold with respect to any amount payable and / or shares issuable under a participant’s award. Participants may elect to meet tax withholding obligations by authorizing us to withhold the appropriate number of shares of common stock, the fair market value of which is equal to such amount, or, in the case of the cash payment, the amount of cash, as is determined by us to be sufficient to satisfy applicable tax withholding requirements. Alternatively, participants may elect to direct payment to us in cash of the amount of any taxes required to be withheld with respect to such award.
Amendment; No Repricing. The Board shall have complete power and authority to amend the 2015 Plan at any time and to add any other stock based award or other incentive compensation programs to the 2015 Plan as it deems necessary or appropriate and no approval by our shareholders or by any other person, committee or entity of any kind shall be required to make any amendment; provided, however, that the Board shall not, without the requisite affirmative approval of our shareholders, (i) make any amendment which requires shareholder approval under any applicable law, including Rule 16b−3 or the IRC, or applicable NYSE rules or which, unless approved by the requisite approval of our shareholders, would cause, result in or give rise to “applicable employee remuneration” within the meaning of Section 162(m) of the IRC, with respect to any performance-based option; (ii) reduce the purchase price or exercise price of any outstanding the option or stock appreciation right; (iii) subject to certain exceptions related to capital events, cancel any outstanding option or stock appreciation right in exchange for, or replace any outstanding option or stock appreciation right with, cash, another award or any other consideration from the Company unless specifically provided for by the terms of the 2015 Plan; or (iv) take any other action that is treated as a repricing under generally accepted accounting principles. No termination or amendment of the 2015 Plan may, without the consent of the participant to whom any award shall theretofore have been granted under the 2015 Plan, adversely affect the right of such individual under such award.
Termination. The Board shall have the right and the power to terminate the 2015 Plan at any time. If not terminated earlier, the 2015 Plan will terminate when all shares authorized under the 2015 Plan have been issued. If not terminated earlier, the 2015 Plan will terminate on July 20, 2025; provided that if our shareholders approve this proposal to extend the term of the 2015 Plan, the plan termination date will be extended to December 31, 2035. No award shall be granted under the 2015 Plan after the termination of the 2015 Plan, but the termination of the 2015 Plan shall not have any other effect and any award outstanding at the time of the termination of the 2015 Plan and may be exercised after termination of the 2015 Plan at any time prior to the expiration date of such award to the same extent such award would have been exercisable if the 2015 Plan had not been terminated.

104	Sun Communities, Inc.

Proposal No. 4 – Approval of an Amendment to the Company's 2015 Equity Incentive Plan
to Extend the Term of the Plan to December 31, 2035
New Plan Benefits. Because awards under the 2015 Plan will be granted in the administrator's discretion, we cannot determine the dollar value or number of shares of our common stock that will in the future be awarded under the 2015 Plan if it is approved by the shareholders at the Annual Meeting.
The amounts included in the following table are grants or awards received by or allocated to each of the persons or groups listed during the fiscal year ended December 31, 2024. The award amounts listed below do not purport to forecast or predict future award amounts under the 2015 Plan to the listed persons or groups and are not indicative of awards that may be granted to such persons, groups, or positions under the 2015 Plan in the event the shareholders approve it at the Annual Meeting.

Name and Position	Dollar Value ($)(1)		Number of Shares
Gary A. Shiffman Chairman and Chief Executive Officer	$558,688		5,000
John B. McLaren President	$2,635,200	(2)	50,000
Fernando Castro-Caratini Executive Vice President, Treasurer, Chief Financial Officer and Secretary	$1,676,063		15,000
Bruce D. Thelen Executive Vice President and Chief Operating Officer	$1,899,538		17,000
Aaron Weiss Executive Vice President of Corporate Strategy and Business Development	$1,899,538		17,000
All current executive officers as a group	$10,900,037		123,200
All current directors who are not executive officers as a group	$—		—
All employees who are not executive officers as a group	$30,159,000		230,040
(1)This column represents the aggregate grant date fair value computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation - Stock Compensation ("FASB ASC Topic 718"). For additional information on the valuation assumptions with respect to these grants, refer to Note 10 of our financial statements in the Company’s Annual Report
(2)The dollar value for Mr. McLaren includes the 20,000 time based shares that were granted on November 6, 2024, but does not include the 30,000 performance based shares, as these shares will be accounted for as a 2025 award under ASC 718.
Vote Required
Adoption and approval of the amendment to the 2015 Plan to extend the term of the 2015 Plan to December 31, 2035, requires approval by the affirmative vote by a majority of all the votes cast in person or by proxy at the Annual Meeting. Abstentions will not be counted as votes cast for this proposal and do not represent votes cast for or against the approval of the amendment to the 2015 Plan. Brokers are not empowered to vote on this proposal without instruction from the beneficial owner of the shares and thus broker non-votes likely will result. Since broker non-votes are not considered votes cast on this proposal, they will not be counted in determining whether the amendment to the 2015 Plan is approved.
The Board unanimously recommends that you vote “FOR” the approval of the amendment to the 2015 Plan.

2025 Proxy Statement	105

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
The following table sets forth the beneficial ownership of our common stock by any shareholder known to us to own more than five percent of the outstanding shares of our common stock based on the most recent available beneficial ownership report filings by such shareholders.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Outstanding Shares as of March 10, 2025(1)
The Vanguard Group(2) 100 Vanguard Blvd. Malvern, PA 19355	17,544,435	13.75%
Cohen & Steers, Inc.(3) Cohen & Steers Capital Management, Inc. 1166 Avenue of the Americas, 30th Floor New York, NY 10036 Cohen & Steers UK Limited 3 Dering Street, 2nd Floor London, United Kingdom W1S 1AA Cohen & Steers Asia Limited 1201-02 Champion Tower Three Garden Road Central, Hong Kong Cohen & Steers Ireland Limited 77 Sir Jon Rogerson's Quay Block C, Grand Canal Docklands Dublin 2, D02 VK60	16,620,758	13.03%
Dodge & Cox (4) 555 California Street 40th Floor San Francisco, CA 94104	12,814,380	10.04%
BlackRock, Inc.(5) 50 Hudson Yards New York, NY 10001	11,087,456	8.69%
FMR LLC(6) 245 Summer Street Boston, MA, 02210	7,909,795	6.20%
Norges Bank (The Central Bank of Norway)(7) Bankplassen 2 PO Box 1179 Sentrum NO 0107 Oslo Norway	7,328,481	5.74%
(1)Percentage of shares outstanding estimated based on the number of shares reported as held in the most recent available beneficial ownership report filings by shareholders and 127,589,799, which is the number of outstanding shares as of March 10, 2025.

106	Sun Communities, Inc.

Security Ownership Information
(2)This information was derived from the Schedule 13G/A for the year ended December 31, 2023, and filed with the SEC on February 13, 2024 by The Vanguard Group, in its capacity as an investment advisor, which states that as of December 31,2023 it had shared voting power over 188,198 shares, sole dispositive power over 17,161,472 shares, shared dispositive power over 382,963 shares, and an aggregate amount beneficially owned of 17,544,435 shares. This aggregate number of shares reported as beneficially owned as of December 31, 2023 represents 13.75% of our outstanding common stock as of March 10, 2025.
(3)This information was derived from the Schedule 13G/A for the year ended December 31, 2024, and filed with the SEC on February 13, 2025 by Cohen & Steers, Inc., Cohen & Steers Capital Management, Inc., Cohen & Steers UK Ltd., Cohen & Steers Asia Ltd. and Cohen & Steers Ireland Ltd., in their capacities as a parent holding company or control person, non-U.S. institution and investment adviser, which states that as of December 31, 2024, they respectively had sole voting power over 12,736,916; 12,667,257; 45,422; zero; and 24,237 shares, sole dispositive power over 16,620,758; 16,501,585; 94,936; zero; and 24,237 shares, and an aggregate amount beneficially owned of 16,620,758 shares. This aggregate number of shares reported as beneficially owned as of December 31, 2024 represents 13.03% of our outstanding common stock as of March 10, 2025.
(4)This information was derived from the Schedule 13G/A filed with the SEC on March 7, 2025 by Dodge & Cox in its capacity as an investment advisor, which states that as of February 28, 2025 it had sole voting power over 12,315,380 shares, sole dispositive power over 12,814,380 shares, and an aggregate amount beneficially owned of 12,814,380 shares. This aggregate number of shares reported as beneficially owned as of February 28, 2025 represents 10.04% of our outstanding common stock as of March 10, 2025.
(5)This information was derived from the Schedule 13G/A for the year ended December 31, 2023, and filed with the SEC on January 25, 2024 by BlackRock, Inc., in its capacity as a parent holding company or control person, which states as of December 31, 2023 it had sole voting power over 10,063,539 shares, sole dispositive power over 11,087,456 shares, and an aggregate amount beneficially owned of 11,087,456 shares. This aggregate number of shares reported as beneficially owned as of December 31, 2023 represents 8.69% of our outstanding common stock as of March 10, 2025.
(6)This information is derived from the Schedule 13G for the for the year ended December 31, 2024, and filed with the SEC on February 12, 2025 by FMR LLC in its capacity as a parent holding company or control person, which states that as of December 31, 2024 it had sole voting power over 6,881,392 shares, sole dispositive power over 7,909,795 shares, and an aggregate amount beneficially owned 7,909,795 shares. This aggregate number of shares reported as beneficially owned as of December 31, 2024 represents 6.20% of our outstanding common stock as of March 10, 2025.
(7)This information is derived from the Schedule 13G, and filed with the SEC on November 7, 2024 by Norges Bank (Central Bank of Norway), in its capacity as a non-U.S. institution, which states that as of September 30, 2024 it had sole voting power over 7,285,083 shares, sole dispositive power over 7,285,083 shares, shared dispositive power over 43,398 shares, and an aggregate amount beneficially owned of 7,328,481 shares. This aggregate number of shares reported as beneficially owned as of September 30, 2024 represents 5.74% of our outstanding common stock as of March 10, 2025.

2025 Proxy Statement	107

Security Ownership Information
SECURITY OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS
The following table sets forth, based upon information available to us, the shareholdings of our common and restricted stock as of March 10, 2025 by: (a) each of our directors and our Board's nominees; (b) each of our NEOs; and (c) all of our directors and executive officers as a group. Except as otherwise noted, the directors and executive officers, and the directors, nominees and executive officers as a group, have sole voting and investment power over the shares listed. Except for Mr. Denien, whose business address is 4401 Gulf Shore Blvd N #1701, Naples, Florida 34103, the business address of all directors, executive officers and nominees named below is c/o Sun Communities, Inc., 27777 Franklin Road, Suite 300, Southfield, Michigan 48034.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Outstanding Shares as of March 10, 2025(1)
Gary A. Shiffman	1,741,530	(2)	1.36%
John B. McLaren	74,403		*
Fernando Castro-Caratini	60,614		*
Bruce D. Thelen	55,435		*
Aaron Weiss	59,394		*
Tonya Allen	8,809		*
Meghan G. Baivier	17,800		*
Stephanie W. Bergeron	26,700		*
Jeff T. Blau	5,600		*
Mark A. Denien	—		*
Jerome W. Ehlinger	1,600	(3)	*
Brian M. Hermelin	26,710		*
Craig A. Leupold	—	(4)	*
Clunet R. Lewis	50,000	(5)	*
All directors and executive officers as a group(6)	2,271,217		1.77%
*Less than one percent of the outstanding shares.
(1)In accordance with SEC regulations, the percentage calculations are based on 127,589,799 shares of common stock issued and outstanding as of March 10, 2025, plus shares which may be issued within 60 days of March 10, 2025, upon the conversion of common OP units and preferred OP units issued by the Operating Partnership.
(2)Includes 733,097 shares issuable upon the conversion of common OP units over which Mr. Shiffman has shared voting and investment power. Mr. Shiffman disclaims beneficial ownership of such common OP units and shares, except to the extent of his pecuniary interest therein. Of the shares described above, (a) 230,400 outstanding shares and (b) common OP units convertible into an additional 534,428 shares are pledged as security for indebtedness as of March 10, 2025.
(3)Does not include 2,000 shares of common stock, the issuance and receipt of which is deferred pursuant to the Sun Communities, Inc. Non-Employee Directors Deferred Compensation Plan.
(4)Does not include 3,600 shares of common stock, the issuance and receipt of which is deferred pursuant to the Sun Communities, Inc. Non-Employee Directors Deferred Compensation Plan.
(5)Includes 20,000 shares issuable upon the conversion of common OP units over which Mr. Lewis has shared voting and investment power.
(6)Includes 753,097 shares issuable upon the conversion of common OP units and 31,390 shares issuable upon the conversion of preferred OP units. In the aggregate, 230,400 outstanding shares and Common OP units and preferred OP units convertible into an additional 565,818 shares described above are pledged as security for indebtedness as of March 10, 2025.
DELINQUENT SECTION 16(A) REPORTS
Section 16(a) of the Exchange Act requires our directors and executive officers and any beneficial owner of more than 10% of any class of our equity securities to file with the SEC initial reports of beneficial ownership and reports of changes in ownership of any of our securities. These reports are made on documents referred to as Forms 3, 4 and 5. We have reviewed the copies of the reports filed for our directors and executive officers. Based on this review, we believe that during 2024 each of our directors and executive officers timely complied with applicable reporting requirements for transactions in our equity securities, with the exception that Mr. Gary A. Shiffman did not timely file one Form 4 relating to two transactions.

108	Sun Communities, Inc.

Security Ownership Information
EQUITY COMPENSATION PLAN INFORMATION
The following table provides information as of December 31, 2024 regarding compensation plans under which our equity securities are authorized for issuance.

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights(1) (a)	Weighted-average exercise price of outstanding options, warrants and rights(2) (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column a)(3) (c)
Equity compensation plans approved by shareholders	909,888	N/A	2,760,787
Equity compensation plans not approved by shareholders	—	N/A	—
Total	909,888	N/A	2,760,787
(1)Includes 877,388 shares subject to outstanding restricted stock awards under the 2015 Equity Incentive Plan, with the number of outstanding performance / market-based shares calculated based on the maximum potential future payout. Also includes 32,500 shares subject to outstanding restricted stock awards under the 2004 Non-Employee Director Option Plan.
(2)There were no outstanding stock options, warrants or rights under any of our compensation plans as of December 31, 2024. All outstanding shares represent restricted stock awards that vest on the basis of time or performance-based metrics.
(3)Includes 2,638,822 shares available for future issuance under the 2015 Equity Incentive Plan and 121,965 shares available for future issuance under the 2004 Non-Employee Director Option Plan.

2025 Proxy Statement	109

ABOUT THE ANNUAL MEETING
This year our Annual Meeting will be a completely virtual meeting. There will be no physical meeting location. The meeting will only be conducted via a live webcast.
What is the Purpose of the Annual Meeting?
At the Annual Meeting, shareholders will vote on the following proposals:
Proposal No. 1 — Elect nine directors to serve until our 2026 Annual Meeting of Shareholders and until their successors shall have been duly elected and qualified, or their earlier resignation or removal;
Proposal No. 2 — Non-binding advisory vote on executive compensation;
Proposal No. 3 — Ratification of the selection of Grant Thornton as our independent registered public accounting firm for 2025; and
Proposal No. 4 — Approval of the amendment to our 2015 Equity Incentive Plan to extend the term of the plan to December 31, 2035.
In addition, shareholders shall consider any other business properly brought before the Annual Meeting.
We have sent these proxy materials to you because our Board is requesting that you allow your shares of our common stock to be represented at the Annual Meeting by the proxies named in the enclosed proxy card. This Proxy Statement contains information that we are required to provide you under the rules of the SEC and that is designed to assist you in voting your shares of common stock.
What are the Board’s Recommendations?
The Board recommends that you vote using the enclosed proxy card or voting instruction form:
FOR the election of each of the nominees for director;
FOR the non-binding approval of the executive compensation as disclosed in this Proxy Statement;
FOR the ratification of the selection of Grant Thornton as our independent registered public accounting firm for 2025; and
FOR the approval of the amendment to our 2015 Equity Incentive Plan to extend the term of the plan to December 31, 2035.
If no instructions are indicated on your valid proxy, the representative holding your proxy will vote in accordance with the foregoing recommendations of the Board. With respect to any other matter that properly comes before the Annual Meeting or any adjournment or postponement thereof, the representatives holding proxies will vote in their own discretion.
How do I attend and vote shares at the virtual Annual Meeting?
The Annual Meeting will begin at 11:00 a.m. EDT on May 13, 2025. We encourage shareholders to access the meeting prior to the start time. Please allow ample time for check-in, which will begin at 10:45 a.m. EDT. In order to participate in the Annual Meeting live via the Internet, you must log in at www.virtualshareholdermeeting.com/SUI2025 and be sure to enter the 16-digit number found on your proxy card, voting instruction form or notice you previously received. You may vote during the Annual Meeting by following the instructions available on the meeting website during the meeting. You may also attend the meeting and vote online at the meeting if you have obtained a legal proxy from your bank or broker.
On the day of the Annual Meeting, if you encounter any difficulties accessing the virtual meeting during the check-in or meeting time, please call the technical support number that will be posted on the Virtual Shareholder Meeting login page.
Even if you plan to attend the live webcast of the Annual Meeting, we encourage you to vote in advance by Internet, telephone or mail so that your vote will be counted even if you later decide not to attend the virtual Annual Meeting. Due to possible delays in the postal system, we are encouraging all shareholders to vote electronically—by Internet or by telephone—whenever possible. We will provide a physical location for shareholders to attend the meeting via the webcast if requested by a shareholder in writing by contacting the Secretary at Sun Communities, Inc., 27777 Franklin Road, Suite 300, Southfield, MI 48034. Please note that no members of management or the Board will be in attendance at the physical location.

110	Sun Communities, Inc.

General Information
Why are you holding a virtual Annual Meeting?
The Annual Meeting will be held in a virtual meeting format only. We have designed our virtual format to enhance, rather than constrain, shareholder access, participation and communication. Our goal for the Annual Meeting is to enable the largest number of shareholders to participate in the meeting, while providing substantially the same access and possibilities for exchange with the Board and our senior management as an in-person meeting. We believe that this approach represents best practices for virtual shareholder meetings. For example, the virtual format allows shareholders to communicate with us in advance of, and during, the Annual Meeting so they can ask questions of our Board or management. During the live Q&A session of the Annual Meeting, we may answer questions as they come in and address those asked in advance, to the extent relevant to the business of the Annual Meeting, as time permits.
How can I ask questions during the Annual Meeting?
Questions may be submitted prior to the meeting at www.proxyvote.com or you may submit questions in real time during the meeting using our Annual Meeting Website. Please note that shareholders will need their unique control number which appears on their Notice of Internet Availability (printed in the box and marked by the arrow), and the instructions that accompanied the proxy materials in order to access these sites. Beneficial shareholders who do not have a control number may gain access to the meeting by logging into their broker, brokerage firm, bank, or other nominee’s website and selecting the shareholder communications mailbox to link through to the Annual Meeting. Instructions should also be provided on the voting instruction card provided by your broker, bank, or other nominee.
Questions submitted in accordance with the Rules of Conduct and Procedures (available on the Annual Meeting Website) will be generally addressed in the order received and we limit each shareholder to one question in order to allow us to answer questions from as many shareholders as possible. Answers to any such questions that are not addressed during the meeting will be published following the meeting on www.suninc.com/investor-relations. Questions regarding personal matters, including general economic, political, or product questions, which are not directly related to the business of the Company are not pertinent to meeting matters and therefore will not be answered. If there are matters of individual concern to a shareholder and not of general concern to all shareholders, or if a question posed was not otherwise answered, we provide an opportunity for shareholders to contact us separately after the Annual Meeting through our Investor Relations website www.suninc.com/investor-relations.
If you are eligible to attend the 2025 annual meeting but cannot submit your question using www.proxyvote.com or the Annual Meeting Website, please contact our Investor Relations Department at (248) 208-2500 for accommodations.
What can I do if I need technical assistance during the Annual Meeting?
If you encounter any difficulties accessing the virtual Annual Meeting webcast, please call the technical support number that will be posted on the Annual Meeting Website log-in page.
Who is Entitled to Vote?
You will be entitled to vote your shares of common stock on the proposals if you held your shares of common stock at the close of business on the Record Date. As of the Record Date, a total of 127,590,334 shares of common stock were outstanding and entitled to vote held by 667 holders of record. Each share of common stock entitles its holder to cast one vote for each matter to be voted upon.
What is Required to Hold the Annual Meeting?
The presence at the Annual Meeting of the holders of a majority of the shares of common stock outstanding and entitled to vote on the Record Date will constitute a quorum permitting business to be conducted at the Annual Meeting. If you have returned valid proxy instructions or you attend the Annual Meeting, your shares of common stock will be counted for purposes of determining whether there is a quorum, even if you abstain from voting on any or all matters introduced at the Annual Meeting. If there is not a quorum at the Annual Meeting, the shareholders entitled to vote at the Annual Meeting, whether present in person or represented by proxy, will only have the power to adjourn the Annual Meeting until such time as there is a quorum. In such case, the Annual Meeting may be reconvened without notice to the shareholders, other than an announcement at the prior adjournment of the Annual Meeting, within 120 days after the Record Date, and a quorum must be present at such reconvened Annual Meeting.
How do I Vote?
Your vote is important. Shareholders have a choice of voting over the Internet (either before or during the Annual Meeting), by telephone, or using a traditional proxy card.

2025 Proxy Statement	111

General Information

To vote by Internet:
Before the Meeting - go to www.proxyvote.com and follow the instructions there. You will need the 16-digit number included on your proxy card, voter instruction form or notice.
During the Meeting - go to www.virtualshareholdermeeting.com/SUI2025. You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions. Voting online during the meeting will replace any previous votes.
Even if you plan to attend the meeting virtually, we recommend that you submit your proxy card or voting instructions, or vote by internet, telephone or proxy card by the deadline so that your vote will be counted even if you later decide not to attend the meeting.

To vote by telephone, shareholders should dial the phone number listed on their voter instruction form and follow the instructions. You will need the 16-digit number included on the voter instruction form or notice.

If you received a notice and wish to vote by using a traditional proxy card, you can receive a full set of materials at no charge through one of the following methods:
internet: www.proxyvote.com;
phone: (800) 579-1639; or
email: sendmaterial@proxyvote.com (your material should contain the 16-digit number in the subject line included on the voter instruction form or notice).

The deadline for voting by phone or Internet before the meeting is 11:59 p.m EDT on May 12, 2025.
If you complete your proxy via the internet or telephone, or properly sign and return your proxy card, your shares will be voted as you direct. You may specify whether your shares should be voted: (1) for all, some or none of the nominees for director, (2) for or against Proposal No. 2, (3) for or against Proposal No. 3 and (4) for or against Proposal No. 4.
We encourage you to provide voting instructions to your brokerage firm by returning a completed proxy. This ensures your shares will be voted at the Annual Meeting according to your instructions. You should receive directions from your brokerage firm about how to submit your proxy to them at the time you receive notice of this Proxy Statement.
Can I Change or Revoke My Proxy?
You may change your proxy at any time before the Annual Meeting by timely delivery of a properly executed, later-dated proxy or by voting at the virtual meeting. You may also revoke your proxy by delivering to our Secretary, so that it is received prior to the time set for commencement of the Annual Meeting, a written notice of revocation bearing a later date than the proxy. However, attendance (without further action) at the Annual Meeting will not by itself constitute revocation or change of a previously granted proxy.
How Can I Receive a Proxy Statement and Annual Report?
Our Proxy Statement and our Annual Report on Form 10-K for the year ended December 31, 2024, as filed with the SEC on February 20, 2025, is available electronically via the Internet at www.proxyvote.com. In addition, we will provide without charge to each person to whom this Proxy Statement is delivered, upon written or verbal request, a copy of this Proxy Statement and our Annual Report on Form 10-K for the year ended December 31, 2024, which contains our audited financial statements. Written or telephone requests should be directed to us at 27777 Franklin Road, Suite 300, Southfield, Michigan 48034. Our telephone number is (248) 208-2500.
If you received a notice and wish to vote by using a traditional proxy card, you can receive a full set of materials at no charge through one of the following methods:

Internet	Call	Mail
www.proxyvote.com	(800) 579-1639	sendmaterial@proxyvote.com (your email should contain the 16-digit number in the subject line included on the voter instruction form or notice)

What Vote is Needed to Approve Each Proposal?
The following are the votes needed in order for each proposal to be approved at the Annual Meeting. For all proposals, a quorum must be present at the Annual Meeting.

112	Sun Communities, Inc.

General Information
Proposal No. 1: The affirmative vote by a majority of all the votes cast at the Annual Meeting is necessary for the election of nine directors to serve until our 2026 annual meeting of shareholders, and until their successors shall have been duly elected and qualified, or until their earlier resignation or removal.
Proposal No. 2: The affirmative vote by a majority of all the votes cast at the Annual Meeting is required for the non-binding approval of the executive compensation of our NEOs as disclosed in this Proxy Statement.
Proposal No. 3: The affirmative vote by a majority of all the votes cast at the Annual Meeting is required for the ratification of the selection of Grant Thornton LLP as our independent registered public accounting firm for 2025.
Proposal No. 4: The affirmative vote by a majority of all the votes cast at the Annual Meeting is required for the approval of the amendment to our 2015 Equity Incentive Plan to extend the term of the plan to December 31, 2035.
We will treat abstentions as shares that are present and entitled to vote for purposes of determining the presence or absence of a quorum. Abstentions will not be counted as “votes cast.” Broker “non-votes,” or proxies from brokers or nominees indicating that such broker or nominee has not received instructions from the beneficial owner or other entity entitled to vote such shares on a particular matter with respect to which such broker or nominee does not have discretionary voting power, will be treated in the same manner as abstentions for purposes of the Annual Meeting. If you are a beneficial owner whose shares of common stock are held of record by a broker, your broker has discretionary voting authority under NYSE rules to vote your shares on Proposal No. 3 even if the broker does not receive voting instructions from you. However, under NYSE rules, your broker does not have discretionary authority to vote on any of the other proposals without instructions from you, in which case a broker “non-vote” will occur, and your shares of common stock will not be voted on these matters.
How is My Vote Counted?
If the proxy in the form enclosed is duly executed, dated and returned, and it has not been revoked in accordance with the instructions enclosed, the shares of common stock represented by the proxy will be voted by Gary A. Shiffman and Fernando Castro-Caratini, the Board’s proxy agents for the Annual Meeting, in the manner specified in the proxy.
If no specification is made, the common stock will be voted “FOR” the election of the nine nominees for the Board, “FOR” the executive compensation as disclosed in this Proxy Statement, “FOR” the ratification of the selection of Grant Thornton as our independent registered public accounting firm for 2025, and “FOR” the approval of the amendment to our 2015 Equity Incentive Plan, and at the discretion of Gary A. Shiffman and Fernando Castro-Caratini, the Board's designated representatives for the Annual Meeting, with respect to such other business as may properly come before the Annual Meeting or any adjournment or postponement of the Annual Meeting. It is not anticipated that any matters other than those set forth in this Proxy Statement will be presented at the Annual Meeting. If other matters are presented, proxies will be voted in accordance with the discretion of the proxy holders.
Who is Soliciting My Proxy and What is the Cost?
This solicitation of proxies is made by and on behalf of our Board. Proxies may be solicited by personal interview, telephone, facsimile or email or by our directors, officers and employees. Arrangements may also be made with brokerage houses or other custodians, nominees and fiduciaries to forward solicitation material to the beneficial owners of common stock held of record by such persons, and we may reimburse them for reasonable out-of-pocket expenses incurred in forwarding the material.
We have engaged Alliance Advisors LLC as proxy solicitors, and we anticipate fees and expenses will not exceed $19,500. The costs of all proxy solicitation will be borne by us. Alliance Advisors LLC will assist us with voting research, investor outreach and securing votes.
Our principal executive offices are located at 27777 Franklin Road, Suite 300, Southfield, Michigan 48034.
OTHER MATTERS
The Board knows of no other matters to be presented for shareholder action at the Annual Meeting. If any other matters are properly presented at the Annual Meeting for action, it is intended that the persons named in the accompanying proxy and acting thereunder will vote in accordance with their best judgment on such matters.
By Order of the Board of Directors
Fernando Castro-Caratini, Secretary
Dated: March 31, 2025

2025 Proxy Statement	113

SECOND AMENDMENT TO SUN COMMUNITIES, INC.
2015 EQUITY INCENTIVE PLAN
This Second Amendment to the Sun Communities, Inc. 2015 Equity Incentive Plan (this “Amendment”) is effective as of ________, 2025, the date it was approved by the Company’s stockholders. All capitalized terms used, but not defined, in this Amendment have the same meanings as in the Sun Communities, Inc. 2015 Equity Incentive Plan, as amended (the “Plan”).
Recitals
A.    The Plan was approved by the Board of Sun Communities, Inc., a Maryland corporation (the “Company”), on April 20, 2015 and by the Company’s stockholders on July 20, 2015, and was amended by the First Amendment to the Plan which was approved by the Board on March 29, 2022 and by the Company’s shareholders on May 17, 2022.
B.    This Amendment was approved by the Board on March 12, 2025, subject to approval of the Company's stockholders.
Amendments
The Plan is hereby amended as follows:
1.Section 1.02 of the Plan is hereby amended and restated in its entirety to read:
“Section 1.02 Adoption and Term. The Plan has been adopted by the Board and shall be effective upon approval by the Company’s stockholders. The Plan replaces the Sun Communities, Inc. Equity Incentive Plan adopted in July 2009 and terminated by the Board of Directors effective as of the approval of this Plan by the Company’s stockholders.
The Plan will terminate automatically on December 31, 2035, and may be terminated on an earlier date as provided in Section 12.01(b).
2.After the date of this Amendment, all references in the Plan to the “Plan” shall mean the Plan, as amended by this Amendment. The Plan is hereby amended accordingly.
3.Except as modified by this Amendment, the Plan remains unchanged and, as modified, continues in full force and effect. In the event of any conflict between the terms of the Plan and the terms of this Amendment, the terms of this Amendment shall control.

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SUN COMMUNITIES, INC.
2015 EQUITY INCENTIVE PLAN
Sun Communities, Inc., a Maryland corporation (the “Company”), has adopted the Sun Communities, Inc. 2015 Equity Incentive Plan (the “Plan”) as set forth herein.
Article I.
Purpose and Adoption of the Plan
1.01    Purpose. The purpose of the Plan is to provide certain key employees of the Company with an additional incentive to promote the Company’s financial success and to provide an incentive which the Company may use to induce able persons to enter into or remain in the employment of the Company or a Subsidiary by providing such persons an opportunity to acquire or increase his or her direct proprietary interest in the operations and future of the Company.
1.02    Adoption and Term. The Plan has been adopted by the Board and shall be effective upon approval by the Company’s stockholders. The Plan replaces the Sun Communities, Inc. Equity Incentive Plan adopted in July 2009 and terminated by the Board of Directors effective as of the approval of this Plan by the Company’s stockholders.
The Plan will terminate automatically on the tenth (10th) anniversary of the Effective Date, and may be terminated on an earlier date as provided in Section 12.01(b).
Article II.
Definitions
2.01    Administrator means the committee having authority to administer the Plan pursuant to Section 3.01.
2.02    Award means any one or combination of Non‑Qualified Stock Options, Performance Based Options, Incentive Stock Options, Stock Appreciation Rights, Restricted Share Rights or any other award made under the terms of the Plan.
2.03    Award Agreement means a written agreement between the Company and Participant specifically setting forth the terms and conditions of an Award granted under the Plan, including the maximum number shares of Company Common Stock subject to the Award and the Exercise Price or Purchase Price.
2.04    Award Period means, with respect to an Award, the period of time set forth in the Award Agreement during which specified conditions set forth in the Award Agreement must be satisfied.
2.05    Beneficiary means (a) an individual, a trust or an estate who or which, by will or by operation of the laws of descent and distribution, succeeds to the rights and obligations of the Participant under the Plan and Award Agreement upon the Participant’s death; or (b) an individual, who by designation of the Participant, succeeds to the rights and obligations of the Participant under the Plan and Award Agreement upon the Participant’s death.
2.06    Board means the Board of Directors of the Company.
2.07    Business Combination means a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company.

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2.08    Cause means unless otherwise provided in the Participant's Award Agreement, (a) engaging in (i) willful or gross misconduct or (ii) willful or gross neglect; (b) repeatedly failing to adhere to the directions of superiors or the Board or the written policies and practices of the Company or its Subsidiaries or affiliates; (c) the commission of a felony or a crime of moral turpitude, dishonesty, breach of trust or unethical business conduct, or any crime involving the Company or its Subsidiaries or affiliates; (d) fraud, misappropriation or embezzlement; (e) a material breach of the Participant's employment agreement (if any) with the Company, its Subsidiaries or affiliates; (f) acts or omissions constituting a material failure to perform substantially and adequately the duties assigned to the Participant; (g) any illegal act detrimental to the Company, its Subsidiaries or affiliates; or (h) repeated failure to devote substantially all of the Participant's business time and efforts to the Company, its Subsidiaries or affiliates if required by the Participant’s employment agreement; provided, however, that, if at any particular time the Participant is subject to an effective employment agreement with the Company, then, in lieu of the foregoing definition, “Cause” shall at that time have such meaning as may be specified in such employment agreement.
2.09    Change of Control Event means (a) an event or series of events by which any Person or other entity or group (as such term is used in Section 13(d) and 14(d) of the Exchange Act) of Persons or other entities acting in concert as a partnership or other group (a “Group of Persons”) (other than Persons who are, or Groups of Persons entirely made up of, (i) management personnel of the Company or (ii) any affiliates of any such management personnel) shall, as a result of a tender or exchange offer or offers, an open market purchase or purchases, a privately negotiated purchase or purchases or otherwise, become the beneficial owner (within the meaning of Rule 13d‑3 under the Exchange Act, except that a Person shall be deemed to have “beneficial ownership” of all securities that such Person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of 50% or more of the combined voting power of the then outstanding voting stock of the Company; (b) the Company consolidates with, or merges with or into, another Person (other than a Subsidiary in a transaction which is not otherwise a Change of Control Event), or sells, assigns, conveys, transfers, leases or otherwise disposes of all or substantially all of its assets to any Person, or any Person consolidates with, or merges with or into the Company, in any such event pursuant to a transaction in which the outstanding voting stock of the Company is converted into or exchanged for cash, securities or other property; (c) during any period of twelve (12) consecutive months, individuals who at the beginning of such period constituted the Board (together with any new directors whose election by such Board or whose nomination for election by the stockholders of the Company, was approved by a vote of 66-2/3% of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board then in office; or (d) any complete liquidation or dissolution of the Company (other than a liquidation into a Subsidiary that is not otherwise a Change of Control Event).
2.10    Code means the IRC, as amended. References to a section of the Code shall include that section and any comparable section or sections of any future legislation that amends, supplements or supersedes that section.
2.11    Company Common Stock means the Common Stock of the Company, par value $0.01.
2.12    Date of Grant means the date designated by the Administrator as the date as of which it grants an Award, which shall not be earlier than the date on which the Administrator approves the granting of such Award.
2.13    Director means a member of the Board of Directors of the Company.
2.14    Effective Date means the date the Plan was approved by the Company’s stockholders.
2.15    Exchange Act means the Securities Exchange Act of 1934, as amended.
2.16    Exercise Price means, with respect to a Stock Appreciation Right, the amount established by the Administrator, in accordance with Section 7.03 hereunder, and set forth in the Award Agreement, which is to be subtracted from the Fair Market Value on the date of exercise in order to determine the amount of the Incremental Value to be paid to the Participant.
2.17    Expiration Date means the date specified in an Award Agreement as the expiration date of such Award.
2.18    Fair Market Value means the value of a share of Company Common Stock, as determined as follows: if on the Date of Grant or other determination date (each, a “Valuation Date”) the shares of Company Common Stock are readily tradable on an established securities market, the Fair Market Value of a share of Company Common Stock will be the closing price of the shares in the established securities market (if there is more than one such exchange or market, the Board will determine the appropriate exchange or market) on the Valuation Date, or, if there is no such reported closing price, the Fair Market Value will be the arithmetic mean of the high and low prices on such Valuation Date. If the shares of Company Common Stock are not readily tradable on an established securities market, and are not transferred pursuant to an Incentive Stock Option, the Fair Market Value on a Valuation Date means a value determined by a reasonable application of a reasonable method as determined by the Board of Directors in good faith taking into account, without limitation, Section 409A of the Code. Any reasonable valuation method, made in good faith, including the valuation methods permitted under Section 20.2031-2 of the Treasury regulations, may be used to determine the Fair Market Value of a share transferred pursuant to an Incentive Stock Option.

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2.19    Incentive Stock Option means an incentive stock option described in Section 422 of the Code.
2.20    Incremental Value has the meaning given such term in Section 7.01 of the Plan.
2.21    Merger Price means the value (as determined by the Administrator) of the consideration payable for shares of Company Common Stock pursuant to a Business Combination.
2.22    Non‑Qualified Stock Option means an Option which is not an Incentive Stock Option or a Performance-Based Option.
2.23    Officer means any officer of the Company who is subject to the reporting provisions and trading restrictions of Section 16 of the Exchange Act.
2.24    Options means all Non‑Qualified Stock Options, Incentive Stock Options and Performance-Based Options granted to purchase shares of Company Common Stock under the terms of the Plan.
2.25    Participant shall have the meaning set forth in Article V.
2.26    Performance-Based Option means an Option subject to attainment of performance goals over a performance period that, upon exercise or at any other time, would not result in or give rise to “applicable employee remuneration” within the meaning of Section 162(m) of the Code.
2.27    Purchase Price, with respect to Options, shall have the meaning set forth in Section 6.02.
2.28    Restricted Share Right means a right to receive Company Common Stock subject to restrictions imposed under the terms of an Award granted pursuant to Article IX.
2.29    Rule 16b‑3 means Rule 16b‑3 promulgated by the Securities and Exchange Commission under Section 16 of the Exchange Act, as currently in effect and as it may be amended from time to time, and any successor rule.
2.30    Separation from Service means the voluntary or involuntary termination of a Participant’s employment with, or service to, the Company or a Subsidiary for any reason, including death, disability, retirement or as the result of the divestiture of the Participant’s employer or any other similar transaction in which the Participant’s employer ceases to be the Company or a Subsidiary of the Company. Whether an authorized leave of absence or absence on military or government service, absence due to disability, or absence for any other reason shall constitute Separation from Service shall be determined in each case by the Administrator in its sole discretion.
2.31    Stock Appreciation Right means an Award granted in accordance with Article VII.
2.32    Subsidiary shall have the meaning set forth in Section 424(f) of the Code.

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Article III.
Administration
3.01    Administration. The Administrator of the Plan shall be the committee appointed by the Board which shall at all times consist of three (3) or more persons, each of which shall be members of the Board and shall qualify as an “independent director” within the meaning of the New York Stock Exchange Listed Company Manual, as amended from time to time and any successor thereto, as an “outside director” within the meaning of Section 162(m) of the Code and as a “non-employee director” within the meaning of Rule 16b-3 promulgated under the Exchange Act. Until changed by the Board, the Administrator shall be the Compensation Committee of the Board. The Administrator shall have full power and authority to take all actions and to make all determinations required or provided under the Plan, any Award or any Award Agreement and shall have full power and authority to take all other actions and make all other determinations not inconsistent with the specific terms and provisions of the Plan that it deems necessary or appropriate to the administration of the Plan, any Award or Award Agreement, including without limitation, establishing and modifying administrative rules, imposing such conditions and restrictions on Awards as it determines appropriate and canceling Awards (including those made pursuant to other plans of the Company). All such actions and determinations of the Administrator must be made by the affirmative vote of a majority of the members of the Administrator. Unless otherwise expressly determined by the Board, the interpretation and construction by the Administrator of any provision of the Plan, any Award or any Award Agreement is final, binding and conclusive. The Administrator may delegate such of its powers and authority under the Plan as it deems appropriate to the Chief Executive Officer of the Company with respect to Awards, including the granting thereof, to individuals who are not Officers. Notwithstanding any provision of this Plan to the contrary, neither the Board nor the Administrator shall have the authority to take any of the following actions unless the stockholders of the Company have approved such action: (a) reduce the Purchase Price or Exercise Price of any outstanding Option or Stock Appreciation Right; (b) except as otherwise provided in Section 4.03, cancel any outstanding Option or Stock Appreciation Right in exchange for, or replace any outstanding Option or Stock Appreciation Right with, cash, another Award or any other consideration from the Company; and / or (c) take any other action that is treated as a repricing under generally accepted accounting principles.
3.02    Indemnification. Members of the Administrator shall be entitled to indemnification and reimbursement from the Company for any action or any failure to act in connection with service as Administrator to the full extent provided for or permitted by the Company’s articles of incorporation or bylaws or by any insurance policy or other agreement intended for the benefit of the Company’s officers, directors or employees or by any applicable law.
3.03    Terms of Awards. Subject to other terms and conditions of the Plan, the Administrator has the full and final authority to:
(a)designate Participants;
(b)determine the type or types of Awards made to Participants;
(c)determine the number of shares of Company Common Stock subject to any Award;
(d)establish the terms and conditions of each Award, including without limitation, the Exercise Price or Purchase Price, the nature and duration of any restriction or condition relating to vesting, exercise, transfer or forfeiture of an Award or the shares subject to the Award, and any terms or conditions that may be necessary to remain exempt from the requirements of Section 409A of the Code or qualify Options as Incentive Stock Options; and
(e)amend, modify or supplement the terms of any outstanding Award, provided, that, no such amendment, modification or supplement may cause an Award to violate Section 409A of the Code or, without the written consent of the Participant, impair the Participant’s vested rights under an Award Agreement.
Article IV.
Company Common Stock Issuable Pursuant to the Plan
4.01    Shares Issuable. The maximum number of shares of Company Common Stock that may be issued under the Plan is One Million Seven Hundred Fifty Thousand (1,750,000) shares. The aggregate number of Company Common Stock actually issued or transferred by the Company upon the exercise of Incentive Stock Options may not exceed One Million (1,000,000) shares. The aggregate number of shares to be issued under the Plan, will be adjusted in accordance with Section 4.03 of the Plan. Shares of Company Common Stock may be authorized and unissued shares or issued shares which have been reacquired by the Company. A share of Company Common Stock and its related tandem Stock Appreciation Right may only be counted once.

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4.02    Shares Subject to Terminated Awards. In the event that any Award at any time granted under the Plan is surrendered to the Company, terminated, forfeited, cancelled (other than in connection with the exercise of a tandem Stock Appreciation Right), expires before it has been fully exercised, or an award of Stock Appreciation Rights is exercised for cash, then all shares of Company Common Stock underlying such portion of the Award shall be added to the remaining number of shares of Company Common Stock available for issuance under the Plan. Shares of Company Common Stock tendered or held back upon exercise of an Option or settlement of an Award to cover the exercise price or tax withholding shall not be available for issuance under the Plan. Any shares of Company Common Stock issued by the Company pursuant to its assumption or substitution of outstanding grants from acquired companies shall not reduce the number of shares available for Awards under this Plan unless issued under this Plan.
4.03    Adjustments to Reflect Capital Changes.
(a)    Recapitalization. The number and kind of shares subject to outstanding Awards, the Purchase Price or Exercise Price for such shares, and the number and kind of shares available for Awards subsequently granted under the Plan shall be appropriately adjusted to reflect any stock dividend, stock split, combination or exchange of shares, merger, consolidation or other change in capitalization with a similar substantive effect upon the Plan or the Awards granted under the Plan. The Administrator shall have the power to determine the amount of the adjustment to be made in each case.
(b)    Sale or Reorganization. Upon consummation of a Business Combination in which the outstanding shares of Company Common Stock are exchanged for securities, cash or other property of an unrelated corporation or business entity or in the event of a liquidation of the Company (in each case, a “Transaction”), the Administrator may, in its discretion, take any one or more of the following actions as to outstanding Options: (i) provide that such Options shall be assumed, or equivalent options shall be substituted, by the acquiring or succeeding entity (or an affiliate thereof), (ii) upon written notice to the holders of the Options, provide that all unexercised Options will terminate immediately prior to the consummation of the Transaction unless exercised by the Option holder within a specified period following the date of such notice, and / or (iii) in the event of a Business Combination under the terms of which holders of the Company Common Stock will receive upon consummation thereof a cash payment for each share surrendered in the Business Combination, make or provide for a cash payment to the Option holders equal to the difference between (A) the Merger Price times the number of shares of Company Common Stock subject to such outstanding Options (to the extent then exercisable at prices not in excess of the Merger Price) and (B) the aggregate exercise prices of all such outstanding Options, in exchange for the termination of such Options. In the event Options will terminate upon consummation of the Transaction as provided in clause (ii) above, each Option holder shall be permitted, within a specified period determined by the Administrator, to exercise all non-vested Options, subject to the consummation of the Transaction.
(c)    Options to Purchase Stock of Acquired Companies. After any reorganization, merger or consolidation in which the Company or a Subsidiary of the Company shall be a surviving corporation, the Administrator may grant substituted Options under the provisions of the Plan, subject to the applicable requirements described in Section 424 of the Code or Section 1.409A-1(b)(5)(v)(D) of the Treasury regulations, replacing old Options granted under a plan of another party to the reorganization, merger or consolidation, where such party’s stock may no longer be issued following such merger or consolidation. The foregoing adjustments and manner of application of the foregoing provisions shall be determined by the Administrator in its sole discretion. Any adjustments may provide for the elimination of any fractional shares which might otherwise have become subject to any Awards.
Article V.
Participation
5.01    Eligible Employees. Participants in the Plan shall be the Officers and other employees of the Company or a Subsidiary as the Administrator, in its sole discretion, may designate from time to time to receive an Award. The Administrator’s designation of a Participant in any year shall not require the Administrator to designate such person to receive an Award in any other year. The Administrator shall consider such factors as it deems pertinent in selecting Participants and in determining the type and amount of their respective Awards.
5.02    Special Provisions for Certain Non-Employees. Notwithstanding any provision contained in this Plan to the contrary, the Administrator may grant Awards under the Plan to non-employees who, in the judgment of the Administrator, render significant services to the Company or a Subsidiary, on such terms and conditions as the Administrator deems appropriate and consistent with the intent of the Plan.

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Article VI.
Option Awards
6.01    Power to Grant Options. The Administrator may grant to any Participant Options entitling the Participant to purchase shares of Company Common Stock at a price not less than the Fair Market Value of the shares on the Date of Grant, in such quantity and on such terms and subject to such conditions, not inconsistent with the terms of this Plan, as may be established by the Administrator. The Administrator may designate an Option as an Incentive Stock Option, a Non-Qualified Stock Option or a Performance-Based Option. The terms of any Option granted under this Plan shall be set forth in an Award Agreement. Notwithstanding any provision of this Plan to the contrary, (a) any Option awarded to an individual who is then subject to Section 16 of the Exchange Act must comply with the exemption requirements of Rule 16b-3, and (b) subject to Sections 8.03 and 8.07, no Option may be exercisable prior to the first anniversary of the Date of Grant and no shares of Company Common Stock shall vest under an Option prior to the first anniversary of the Date of Grant.
6.02    Purchase Price of Options. The per share Purchase Price of each share of Company Common Stock which may be purchased upon exercise of any Option granted under the Plan may never be less than the Fair Market Value of such shares on the Date of Grant, provided, however, that in the case of an Incentive Stock Option granted to a Participant who at the time of the grant owns (as defined in Section 424(d) of the Code) stock in the Company or a Subsidiary of the Company possessing more than ten percent (10%) of the total combined voting power of all classes of stock of any such entity (a “10% Stockholder”), the Purchase Price must be at least one hundred and ten percent (110%) of the Fair Market Value of the Company Common Stock on the Date of Grant.
6.03    Designation of Incentive Stock Options. If the Administrator designates, at the Date of Grant, that the Option is an Incentive Stock Option under Section 422 of the Code, the following additional provisions apply.
(a)    Incentive Stock Option Share Limitation. No Participant may be granted Incentive Stock Options under the Plan (or any other plans of the Company) which would result in stock with an aggregate Fair Market Value (measured on the Date of Grant) of more than $100,000 first becoming exercisable in any one calendar year, or which would entitle such Participant to purchase a number of shares greater than the maximum number permitted by Section 422 of the Code as in effect on the Date of Grant. If the aggregate Fair Market Value (determined at the Date of Grant) of the shares subject to the Option, which first becomes exercisable in any calendar year and during this period exceeds the limitation of this subsection, so much of the Option that does not exceed the applicable dollar limit will be designated as an Incentive Stock Option and the remainder will be designated as a Non-Qualified Stock Option, but in all other aspects the Award Agreement will remain in full force and effect.
(b)    Other Incentive Stock Option Terms. Whenever possible, each provision in the Plan and in every Option granted under this Plan which is designated by the Administrator as an Incentive Stock Option will be interpreted in such a manner as to entitle the Option to the tax treatment afforded by Section 422 of the Code. If any provision of this Plan or any Option designated by the Administrator as an Incentive Stock Option does not to comply with requirements necessary to entitle such Option to such tax treatment, then (i) such provision shall be deemed to have contained from the outset such language as is necessary to entitle the Option to the tax treatment afforded under Section 422 of the Code, and (ii) all other provisions of this Plan and the Award Agreement will remain in full force and effect. If any Award Agreement covering an Option designated by the Administrator to be an Incentive Stock Option under this Plan does not explicitly include any terms required to entitle such Incentive Stock Option to the tax treatment afforded by Section 422 of the Code, all such terms shall be deemed implicit in the designation of such Option and the Option shall be deemed to have been granted subject to all such terms.
6.04    Rights as a Stockholder. The Participant or any transferee of an Option pursuant to Section 8.02 or Section 11.05 shall have none of the rights of a stockholder with respect to any shares of Company Common Stock covered by an Option until the Participant or transferee is the holder of record of any such shares, and no adjustment shall be made for dividends and cash or other property or distributions or other rights for which the record date is prior to the date the Participant is the holder of record.
Article VII.
Stock Appreciation Rights
7.01    Power to Grant Stock Appreciation Rights. The Administrator is authorized to grant to any Participant a Stock Appreciation Right that entitles the Participant to receive, upon exercise thereof, a payment from the Company, payable as provided in Section 7.04, of an amount equal to the Incremental Value of the Stock Appreciation Rights. The Incremental Value of a single share of Company Common Stock is an amount equal to the remainder derived from subtracting (i) the Exercise Price for the right established in the Award Agreement from (ii) the Fair Market Value of a share of Company Common Stock on the date of exercise. The terms of any Stock Appreciation Right granted under the Plan, including the Exercise Price which may never be less than the Fair Market Value of the underlying share of Company Common Stock on the Date of Grant, will be set forth in an Award Agreement. Notwithstanding any other provision of the Plan, any Stock Appreciation Right awarded to an individual who is then subject to Section 16 of the Exchange Act must comply with the exemption requirements of Rule 16b-3.

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7.02    Tandem Stock Appreciation Rights. The Administrator may grant to any Participant a Stock Appreciation Right covering any share of Company Common Stock which is, at the Date of Grant, also covered by an Option granted to the same Participant, either prior to or simultaneously with the grant to such Participant of the Stock Appreciation Rights, provided: (i) any Option covering any share of Company Common Stock shall expire and not be exercisable upon the exercise of any Stock Appreciation Rights with respect to the same share; (ii) any Stock Appreciation Rights covering any share of Company Common Stock shall not be exercisable upon the exercise of any related Option with respect to the same share; and (iii) an Option and Stock Appreciation Rights covering the same share of Company Common Stock may not be exercised simultaneously.
7.03    Exercise Price. In the case of a tandem Stock Appreciation Right, the Exercise Price established under any Stock Appreciation Right, as determined by the Administrator and set forth in the Award Agreement, may not be less than the Purchase Price of the related Option. Upon exercise of a tandem Stock Appreciation Right, the number of shares subject to exercise under a related Option will automatically be reduced by the number of shares of Company Common Stock represented by the Option or portion thereof which is surrendered as a result of the exercise of such Stock Appreciation Right.
7.04    Payment of Incremental Value. Any payment which may become due from the Company by reason of Participant’s exercise of a Stock Appreciation Right may be paid to the Participant as determined by the Administrator (i) all in cash, (ii) all in Company Common Stock, or (iii) in any combination of cash and Company Common Stock. In the event that all or a portion of the payment is made in Company Common Stock, the number of shares of the Company Common Stock delivered in satisfaction of such payment will be determined by dividing the amount of the payment by the Fair Market Value on the date of exercise. The Administrator may determine whether payment upon exercise of a Stock Appreciation Right will be made in cash or in stock, or a combination thereof, upon or at any time prior to the exercise of such Stock Appreciation Right. No fractional share of Company Common Stock will be issued to make any payment; if any fractional shares would be issuable, the mix of cash and Company Common Stock payable to the Participant will be adjusted as directed by the Administrator to avoid the issuance of any fractional share.
Article VIII.
Terms of Options and Stock Appreciation Rights
8.01    Duration of Options and Stock Appreciation Rights. Options and Stock Appreciation Rights shall terminate after the first to occur of the following events:
(a)    Expiration Date of the Award as provided in the Award Agreement; or
(b)    Termination of the Award as provided in Section 8.02; or
(c)    In the case of an Incentive Stock Option, the tenth (10th) anniversary of the Date of Grant, unless the Participant is a 10% Stockholder in which case on the fifth (5th) anniversary of the Date of Grant; or
(d)    Solely in the case of tandem Stock Appreciation Rights, upon the Expiration Date of the related Option.
8.02    Exercise on Death or Separation from Service.
(a)    Unless otherwise provided in the Award Agreement, in the event of the death, disability or retirement of a Participant while an employee of the Company or a Subsidiary of the Company, the right to exercise all unexpired Awards shall be accelerated and shall vest as of the date of death, disability or retirement (as applicable), and, except as provided in Section 8.02(c) below, the Participant’s Awards may be exercised by the Participant or his Beneficiary at any time within one year after the date of the Participant’s death, disability or retirement, as applicable.
(b)    Unless otherwise provided in the Award Agreement, in the event of Participant’s Separation from Service at any time for any reason other than death, disability, retirement or for Cause, an Award may be exercised, but only to the extent it was otherwise exercisable, on the date of Separation from Service, within ninety days after the date of Separation from Service. In the event of the death of the Participant within the ninety-day period following Separation from Service, his Award may be exercised by his Beneficiary within the one-year period provided in subparagraph 8.02(a) above.
(c)    With respect to an Award which is intended to constitute an Incentive Stock Option, upon Separation from Service, such Award shall be exercisable as provided in Section 422 of the Code.
(d)    In the event that a Participant’s Separation from Service is for Cause, the Participant’s Award Agreements and underlying Awards will terminate immediately upon Separation from Service.

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8.03    Acceleration of Exercise Time. The Administrator, in its sole discretion shall have the right (but shall not in any case be obligated) to permit purchase of shares of Company Common Stock under any Award prior to the time such Award would otherwise become exercisable under the terms of the Award Agreement; provided, however, that an Award shall not be exercisable prior to the first anniversary of the Date of Grant except in the case of the Participant’s death, disability or retirement or in connection with a Change of Control Event.
8.04    Extension of Exercise Time. The Administrator, in its sole discretion, shall have the right (but shall not in any case be obligated) to permit any Award granted under this Plan to be exercised after its Expiration Date or after the period set forth in Section 8.02, subject, however, to the limitations described in Section 8.01 (c) and (d).
8.05    Prohibited Modification or Extension of Options. Notwithstanding any provision of the Plan or any Award Agreement to the contrary, no Option may be modified, extended or renewed if such modification, extension or renewal would be considered as the granting of a new Option. Thus, an Option that is designated as an Incentive Stock Option may only be modified, extended, or renewed in compliance with section 424(h) of the Code and the related Treasury regulations under section 1.424-1(e), and an Option that is designated as a Non-Qualified Stock Option or a Performance-Based Option may only be modified, extended, or substituted in compliance with Treasury regulations under section 1.409A-1(b)(5)(v).
8.06    Conditions for Exercise. An Award Agreement may contain such waiting periods, exercise dates and restrictions on exercise (including, but not limited to, periodic installments which may be cumulative) as may be determined by the Administrator at the Date of Grant.
8.07    Change of Control Event. Unless otherwise provided in the Award Agreement, and subject to such other terms and conditions as the Administrator may establish in the Award Agreement, upon the occurrence of a Change of Control Event, irrespective of whether or not an Award is then exercisable, all outstanding Options shall automatically become fully vested and exercisable and all restrictions applicable to any other Award shall lapse and be of no further force or effect.
8.08    Exercise Procedures.
(a)    An Option that is exercisable may be exercised, prior to the Expiration Date of the Award, by the Participant’s delivery to the Officer designed in the Award Agreement of written notice of exercise on any business day, at the Company’s principal office, on the form specified by the Administrator. Such notice must specify the number of shares with respect to which the Option is being exercised and must be accompanied by payment in full of the Purchase Price of the shares of Company Common Stock for which the Option is being exercised plus the amount (if any) of federal and / or other taxes which the Company may, in its judgment, be required to withhold with respect to the Option (or portion thereof) being exercised.
(b)    Notwithstanding the prior provision, the Administrator may (but need not) permit payment to be made by delivery to the Company of either (i) shares of Company Common Stock (including shares issuable to the Participant pursuant to the exercise of the Option), (ii) any combination of cash and shares of Company Common Stock, or (iii) such other consideration as the Administrator deems appropriate and in compliance with applicable law (including payment in accordance with a cashless exercise program under which, if so instructed by the Participant, shares of Company Common Stock may be issued directly to the Participant’s broker or dealer upon receipt of the Purchase Price in cash from the broker or dealer.) In the event that any Company Common Stock shall be transferred to the Company to satisfy all or any part of the Purchase Price, the part of the Purchase Price deemed to have been satisfied by such transfer of Company Common Stock shall be equal to the product derived by multiplying the Fair Market Value as of the date of exercise times the number of shares transferred. The Participant may not transfer to the Company in satisfaction of the Purchase Price (y) a number of shares which when multiplied times the Fair Market Value as of the date of exercise would result in a product greater than the Purchase Price or (z) any fractional share of Company Common Stock. Any part of the Purchase Price paid in cash upon the exercise of any Option shall be added to the general funds of the Company and used for any proper corporate purpose. Unless the Administrator shall otherwise determine, any Company Common Stock transferred to the Company as payment of all or part of the Purchase Price upon the exercise of any Option shall be held as treasury shares.
(c)    A Stock Appreciation Right that is exercisable may be exercised, prior to the Expiration Date of the Award, by the Participant’s delivery to the Officer designed in the Award Agreement of written notice of exercise on any business day, at the Company’s principal office, on the form specified by the Administrator. The Administrator will determine whether the appreciation in a Stock Appreciation Right will be paid in the form of cash, shares of Company Common Stock or a combination of the two, in such proportion as the Administrator deems appropriate. For purposes of calculating the number of shares of Company Common Stock to be issued to the Participant, shares of Company Common Stock will be valued at their Fair Market Value on the date of exercise of the Stock Appreciation Right. If shares of Company Common Stock are issued to a Participant, cash will be paid in lieu of any fractional share.

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(d)    In the event that an Option or Stock Appreciation Right is being exercised by a Beneficiary, or any other person pursuant to Section 11.05, appropriate proof of the right of such person to exercise the Option or Stock Appreciation Right must be provided to the Company.
Article IX.
Restricted Share Awards
9.01    Power to Grant Restricted Share Right. The Administrator may grant to any Participant an Award of a Restricted Share Right entitling such Participant to receive shares of Company Common Stock (“Restricted Stock”) in such quantity, and on such terms, conditions and restrictions (whether based on performance standards, periods of service or otherwise) as the Administrator shall determine on or prior to the Date of Grant. The terms of any Award of Restricted Stock granted under the Plan shall be set forth in an Award Agreement.
9.02    Duration of Restricted Share Rights. During a period established by the Administrator and set forth in a Participant’s Award Agreement, (the “Restriction Period”) the Participant will not be permitted to sell, assign, transfer, pledge or otherwise encumber or dispose of any shares Restricted Stock. Subject to Section 8.07, a Restriction Period will commence on the Date of Grant and will not expire prior to the first (1st) anniversary of the Date of Grant. Any attempt to dispose of Restricted Stock in a manner contrary to the restrictions set forth in the Plan or an Award Agreement will be ineffective.
9.03    Forfeiture of Restricted Share Rights. Subject to Section 9.05, an Award of a Restricted Share Right will terminate and any unvested shares will be forfeited unless the Participant (a) remains employed by the Company or a Subsidiary until the expiration of the Restriction Period, and (b) satisfies any other conditions set forth in the Award Agreement. If the Award Agreement so provides, in the case of the Participant’s death, disability or retirement prior to the expiration of the Restriction Period, any Restricted Stock will immediately vest and any restrictions will lapse as of the date of the Participant’s death, disability or retirement.
9.04    Delivery of Shares upon Vesting. Upon the lapse of the restrictions established in the Award Agreement, the Participant shall be entitled to receive, without payment of any cash or other consideration, certificates for the number of shares of Company Common Stock covered by the Award.
9.05    Waiver or Modification of Forfeiture Provisions. The Administrator has full power and authority to modify or waive any or all terms, conditions or restrictions (other than the minimum Restriction Period set forth in Section 9.02) applicable to any Restricted Share Right granted to a Participant under the Plan; provided, that, no modification shall, without consent of the Participant, adversely affect the Participant’s rights thereunder and no modification shall reduce the employment requirement to less than one (1) year, except in the case of the Participant’s death, disability or retirement or a Change of Control Event.
9.06    Rights as a Stockholder. Unless otherwise provided in the Award Agreement, no person shall have any rights as a stockholder with respect to any shares subject to Restricted Share Rights until such time as the person shall have been issued a certificate for such shares.
Article X.
Other Stock Based Awards
10.01    Grant of Other Awards. Other Awards of shares of Company Common Stock or other securities of the Company and other Awards that are valued in whole or in part by reference to, or are otherwise based on, Company Common Stock (“Other Awards”) may be granted either alone or in addition to or in conjunction with Options or Stock Appreciation Rights under the Plan. Subject to the provisions of the Plan, the Administrator shall have the sole and complete authority to determine the persons to whom and the time or times at which Other Awards shall be made, the number of shares of Company Common Stock or other securities, if any, to be granted pursuant to such Other Awards, and all other conditions of such Other Awards. Any Other Award shall be confirmed by an Award Agreement executed by the Administrator and the Participant, which agreement shall contain such provisions as the Administrator determines to be necessary or appropriate to carry out the intent of this Plan with respect to the Other Award.
10.02    Terms of Other Awards. In addition to the terms and conditions specified in the Award Agreement, Other Awards made pursuant to this Article X shall be subject to the following:
(a)    Any shares of Company Common Stock subject to such Other Awards may not be sold, assigned, transferred or otherwise encumbered prior to the date on which the shares are issued, or, if later, the date on which any applicable restriction, performance or deferral period lapses; and

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(b)    If specified by the Administrator and the Award Agreement, the recipient of an Other Award shall be entitled to receive, currently or on a deferred basis, interest or dividends or dividend equivalents with respect to the Company Common Stock or other securities covered by the Other Award; and
(c)    The Award Agreement with respect to any Other Award shall contain provisions providing for the disposition of such Other Award in the event of Separation from Service prior to the exercise, realization or payment of such Other Award, with such provisions to take account of the specific nature and purpose of the Other Award.
Article XI.
Terms Applicable to All Awards
11.01    Award Agreement. The grant and the terms and conditions of the Award shall be set forth in an Award Agreement between the Company and the Participant. No person shall have any rights under any Award granted under the Plan unless and until the Administrator and the Participant to whom the Award is granted have executed and delivered an Award Agreement expressly granting the Award to such person and setting forth the terms of the Award.
11.02    Plan Provisions Control Award Terms. The terms of the Plan shall govern all Awards granted under the Plan, and in no event shall the Administrator have the power to grant any Award under the Plan which is contrary to any of the provisions of the Plan. In the event any provision of any Award granted under the Plan conflicts with any term in the Plan as constituted on the Date of Grant of such Award, the term in the Plan as constituted on the Date of Grant of such Award shall control.
11.03    Modification of Award After Grant. Except as provided in Section 4.03, the terms of any Award granted under the Plan may not be changed after the granting of such Award without the express written approval of the Participant and the Administrator. No modification may be made to an Award granted to an Officer except in compliance with Rule 16b‑3. No modification to the terms of an Award may result in the direct or indirect reduction in the Purchase Price or the Exercise Price of the stock right below the Fair Market Value of the shares on the Date of Grant.
11.04    Taxes. The Company is entitled to withhold (or secure payment from the Participant in lieu of withholding) the amount sufficient to satisfy any federal, state and local withholding tax requirements with respect to any amount payable and / or shares issuable under a Participant’s Award, or with respect to any income recognized upon a disqualifying disposition of shares received pursuant to the exercise of an Incentive Stock Option, and the Company may defer payment or issuance of the cash or stock upon exercise or vesting of an Award unless indemnified to its satisfaction against any liability for such tax. The amount of such withholding or tax payment shall be determined by the Administrator (the Participant shall provide to the Company such information as the Company may require to determine the amounts) and, unless otherwise provided by the Administrator, will be payable by the Participant at the time of issuance or payment in accordance with the following rules:
(a)    A Participant shall have the right to elect to meet his or her withholding requirement by: (1) having the Company withhold from such Award the appropriate number of shares of Company Common Stock, rounded out to the next whole number, the Fair Market Value of which is equal to such amount, or, in the case of the cash payment, the amount of cash, as is determined by the Company to be sufficient to satisfy applicable tax withholding requirements; or (2) direct payment to the Company in cash of the amount of any taxes required to be withheld with respect to such Award.
(b)    In the event that an Award or property received upon exercise of an Award has already been transferred to the Participant on the date upon which withholding requirements apply, the Participant shall pay directly to the Company the cash amount determined by the Company to be sufficient to satisfy applicable federal, state or local withholding requirements.
(c)    If permitted under applicable federal income tax laws, a Participant may elect to be taxed in the year in which an Award is exercised or received, even if it would not otherwise have become taxable to the Participant. If the Participant makes such an election, the Participant shall promptly notify the Company in writing and shall provide the Company with a copy of the executed election form as filed with the Internal Revenue Service no later than thirty days from the date of exercise or receipt of Restricted Stock. Promptly following such notification, the Participant shall pay directly to the Company the cash amount determined by the Company to be sufficient to satisfy applicable federal, state or local withholding tax requirements.

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11.05    Limitations on Transfer. Except as otherwise provided in this Section 11.05, a Participant’s rights and interest under the Plan may not be assigned or transferred other than by will or the laws of descent and distribution. During the lifetime of a Participant, only the Participant personally (or the Participant’s personal representative or attorney-in-fact) may exercise the Participant’s rights under the Plan. The Participant’s Beneficiary may exercise a Participant’s rights to the extent they are exercisable under the Plan following the death of the Participant. Notwithstanding the foregoing, or any other provision of this Plan, a Participant who holds Non-Qualified Stock Options may transfer such Options to his or her spouse, lineal ascendants, lineal descendants, or to a duly established trust for the benefit of one or more of these individuals. Options so transferred may thereafter be transferred only to the Participant who originally received the Options or to an individual or trust to whom the Participant could have initially transferred the Option pursuant to this Section 11.05. Options which are transferred pursuant to this Section 11.05 shall be exercisable by the transferee according to the same terms and conditions as applied to the Participant.
11.06    General Restriction. Notwithstanding anything to the contrary herein, the Company shall have no obligation or liability to deliver any shares of Company Common Stock under the Plan or to make any other distribution of benefits under the Plan unless such delivery or distribution would comply with all applicable laws, rules and regulations, including, without limitation, the Securities Act of 1933, as amended, the Exchange Act, the rules and regulations of the New York Stock Exchange and Section 409A of the Code.
11.07    Surrender of Awards. Any Award granted under the Plan may be surrendered to the Company for cancellation on such terms as the Administrator and Participant approve; provided, however, that the Administrator may not, without stockholder approval, permit the exchange or surrender of Awards, whether for cash or other Awards, that would directly or indirectly reprice the surrendered Award. Notwithstanding anything to the contrary contained in the Plan, the Administrator may not, without stockholder approval, grant new Awards to a Participant with Exercise Prices or Purchase Prices, as the case may be, lower than the Exercise Prices or Purchase Prices, as the case may be, of current Awards held by such Participant on the condition that such Participant surrender such current Awards to the Company.
11.08    Maximum Awards. The maximum number of shares of Company Common Stock granted to any employee that is a “covered employee” (within the meaning of Section 162(m) of the Code) under the Plan each year is 200,000 shares of Company Common Stock (subject to adjustment as provided in Section 4.03) or $5,000,000 in the case of Awards settled in cash.
Article XII.
General Provisions
12.01    Amendment and Termination of Plan.
(a)    Amendment. The Board shall have complete power and authority to amend the Plan at any time and to add any other stock based Award or other incentive compensation programs to the Plan as it deems necessary or appropriate and no approval by the stockholders of the Company or by any other person, committee or entity of any kind shall be required to make any amendment; provided, however, that the Board shall not, without the requisite affirmative approval of stockholders of the Company: (i) make any amendment which requires stockholder approval under any applicable law, including Rule 16b‑3 or the Code or which, unless approved by the requisite affirmative approval of stockholders of the Company, would cause, result in or give rise to “applicable employee remuneration” within the meaning of Section 162(m) of the Code with respect to any Performance-Based Option; (ii) reduce the Purchase Price or Exercise Price of any outstanding Option or Stock Appreciation Right; (iii) except as otherwise provided in Section 4.03, cancel any outstanding Option or Stock Appreciation Right in exchange for, or replace any outstanding Option or Stock Appreciation Right with, cash, another Award or any other consideration from the Company; and / or (iv) take any other action that is treated as a repricing under generally accepted accounting principles. No termination or amendment of the Plan may, without the consent of the Participant to whom any Award shall theretofore have been granted under the Plan, adversely affect the right of such individual under such Award. For the purposes of this section, an amendment to the Plan shall be deemed to have the affirmative approval of the stockholders of the Company if such amendment shall have been submitted for a vote by the stockholders at a duly called meeting of such stockholders at which a quorum was present and the majority of votes cast with respect to such amendment at such meeting shall have been cast in favor of such amendment, or if the holders of outstanding stock having not less than a majority of the outstanding shares consent to such amendment in writing in the manner provided under the Company’s bylaws.
(b)    Termination. The Board shall have the right and the power to terminate the Plan at any time. If the Plan is not earlier terminated, the Plan shall terminate when all shares authorized under the Plan have been issued. No Award shall be granted under the Plan after the termination of the Plan, but the termination of the Plan shall not have any other effect and any Award outstanding at the time of the termination of the Plan may be exercised after termination of the Plan at any time prior to the Expiration Date of such Award to the same extent such Award would have been exercisable if the Plan had not been terminated.

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12.02    No Right To Employment. No employee or other person shall have any claim or right to be granted an Award under this Plan. Neither the Plan nor any action taken hereunder shall be construed as giving any employee any right to be retained in the employ of the Company or a Subsidiary of the Company.
12.03    Compliance with Rule 16b‑3. It is intended that the Plan be applied and administered in compliance with Rule 16b‑3. If any provision of the Plan would be in violation of Rule 16b‑3 if applied as written, such provision shall not have effect as written and shall be given effect so as to comply with Rule 16b‑3, as determined by the Administrator. The Board is authorized to amend the Plan and to make any such modifications to Award Agreements to comply with Rule 16b‑3, as it may be amended from time to time, and to make any other such amendments or modifications as it deems necessary or appropriate to better accomplish the purposes of the Plan in light of any amendments made to Rule 16b‑3.
12.04    Securities Law Restrictions. The shares of Company Common Stock issuable pursuant to the terms of any Awards granted under the Plan may not be issued by the Company without registration or qualification of such shares under the Securities Act of 1933, as amended, or under various state securities laws or without an exemption from such registration requirements. Unless the shares to be issued under the Plan have been registered and / or qualified as appropriate, the Company shall be under no obligation to issue shares of Company Common Stock upon exercise of an Award unless and until such time as there is an appropriate exemption available from the registration or qualification requirements of federal or state law as determined by the Administrator in its sole discretion. The Administrator may require any person who is granted an Award hereunder to represent and agree with the Company in writing that if such shares are issuable under an exemption from registration requirements, the shares will be “restricted” securities which may be resold only in compliance with applicable securities laws, and that such person is acquiring the shares issued upon exercise of the Award for investment, and not with the view toward distribution.
12.05    Captions. The captions (i.e., all section headings) used in the Plan are for convenience only, do not constitute a part of the Plan, and shall not be deemed to limit, characterize or affect in any way any provisions of the Plan, and all provisions of the Plan shall be construed as if no captions have been used in the Plan.
12.06    Severability. Whenever possible, each provision in the Plan and every Award Agreement shall be interpreted in such a manner as to be effective and valid under applicable law, but if any provision of the Plan or any Award Agreement is held to be prohibited or invalid under applicable law, then (a) such provision shall be deemed amended to accomplish the objectives of the provision as originally written to the fullest extent permitted by law, and (b) all other provisions of the Plan and every Award Agreement shall remain in full force and effect.
12.07    No Strict Construction. No rule of strict construction shall be implied against the Company, the Administrator, or any other person in the interpretation of any of the terms of the Plan, any Award granted under the Plan or any rule or procedure established by the Administrator.
12.08    Choice of Law. All determinations made and actions taken pursuant to the Plan shall be governed by the laws of Michigan and construed in accordance therewith except to the extent such law is preempted by federal law.
12.09    Section 409A of the Code.
(a)    Awards granted under the Plan are intended to be exempt from Section 409A of the Code. To the extent that the Plan or any Award is not exempt from the requirements of Section 409A, the Plan or such Award is intended to comply with the requirements of Section 409A and shall be limited, construed and interpreted in accordance with such intent. Notwithstanding the foregoing, in no event whatsoever shall the Company be liable for any additional tax, interest or penalty that may be imposed on a Participant by Section 409A or any damages for failing to comply with Section 409A.
(b)    Notwithstanding anything in the Plan or in any Award Agreement to the contrary, to the extent that any amount or benefit that would constitute non−exempt “deferred compensation” for purposes of Section 409A would otherwise be payable or distributable, or a different form of payment (e.g., lump sum or installment) would be effected, under the Plan or any Award Agreement by reason of the occurrence of a Change of Control Event or the Participant's disability or Separation from Service, such amount or benefit will not be payable or distributable to the Participant, and / or such different form of payment will not be effected, by reason of such circumstance unless the circumstances giving rise to such Change of Control Event, disability or Separation from Service meet the description or definition of “change in control event,” “disability” or “separation from service,” as applicable, set forth in Section 409A (without giving effect to any elective provisions that may be available under such definition). This provision does not prohibit the vesting of any Award upon a Change of Control Event, disability or Separation from Service. If this provision prevents the payment or distribution of any amount or benefit, or the application of a different form of payment of any amount or benefit, such payment or distribution shall be made at the time and in the form that would have applied absent the Change of Control Event, disability or Separation from Service, as applicable.

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(c)    If any one or more Awards granted under the Plan to a Participant could qualify for any separation pay exemption described in Treas. Reg. Section 1.409A−1(b)(9), but such Awards in the aggregate exceed the dollar limit permitted for the separation pay exemptions, the Administrator shall determine which Awards or portions thereof will be subject to such exemptions.
(d)    Notwithstanding anything in the Plan or in any Award Agreement to the contrary, if any amount or benefit that would constitute non-exempt “deferred compensation” for purposes of Section 409A would otherwise be payable or distributable under this Plan or any Award Agreement by reason of a Participant's Separation from Service during a period in which the Participant is a “Specified Employee”, then, subject to any permissible acceleration of payment by the Administrator under Treas. Reg. Section 1.409A−3(j)(4)(ii) (domestic relations order), (j)(4)(iii) (conflicts of interest), or (j)(4)(vi) (payment of employment taxes): (i) the amount of such non-exempt deferred compensation that would otherwise be payable during the six-month period immediately following the Participant's Separation from Service will be accumulated through and paid or provided on the first day of the seventh month following the Participant’s Separation from Service (or, if the Participant dies during such period, within 30 days after the Participant’s death); and (ii) the normal payment or distribution schedule for any remaining payments or distributions will resume at the end of such delay period.
FIRST AMENDMENT TO SUN COMMUNITIES, INC.
2015 EQUITY INCENTIVE PLAN
This First Amendment to the Sun Communities, Inc. 2015 Equity Incentive Plan (this “Amendment”) is effective as of May 17, 2022, the date it was approved by the Company’s stockholders. All capitalized terms used, but not defined, in this Amendment have the same meanings as in the Sun Communities, Inc. 2015 Equity Incentive Plan (the “Plan”).
Recitals
A.    The Plan was approved by the Board of the Company on April 20, 2015 and by the Company’s stockholders on July 20, 2015.
B.    This Amendment was approved by the Board on March 29, 2022, subject to approval of the Company's stockholders.
Amendments
The Plan is hereby amended as follows:
1.Section 4.01 of the Plan is hereby amended and restated in its entirety to read:
“4.01 Shares Issuable. The maximum number of shares of Company Common Stock that may be issued under the Plan is Four Million Seven Hundred Fifty Thousand (4,750,000) shares. The aggregate number of Company Common Stock actually issued or transferred by the Company upon the exercise of Incentive Stock Options may not exceed One Million (1,000,000) shares. The aggregate number of shares to be issued under the Plan, will be adjusted in accordance with Section 4.03 of the Plan. Shares of Company Common Stock may be authorized and unissued shares or issued shares which have been reacquired by the Company. A share of Company Common Stock and its related tandem Stock Appreciation Right may only be counted once.

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Investors and analysts following the real estate industry use non-GAAP supplemental performance measures, including net operating income ("NOI"), earnings before interest, tax, depreciation and amortization ("EBITDA") and funds from operations ("FFO") to assess REITs. The Company believes that NOI, EBITDA and FFO are appropriate measures given their wide use by and relevance to investors and analysts. Additionally, NOI, EBITDA and FFO are commonly used in various ratios, pricing multiples, yields and returns and valuation calculations used to measure financial position, performance and value. NOI provides a measure of rental operations that does not factor in depreciation, amortization, and non-property specific expenses such as general and administrative expenses. EBITDA provides a further measure to evaluate ability to incur and service debt; EBITDA also provides further measures to evaluate the Company's ability to fund dividends and other cash needs. FFO, reflecting the assumption that real estate values rise or fall with market conditions, principally adjusts for the effects of GAAP depreciation and amortization of real estate assets.
NOI
Total Portfolio NOI - The Company calculates NOI by subtracting property operating expenses and real estate taxes from operating property revenues. NOI is a non-GAAP financial measure that the Company believes is helpful to investors as a supplemental measure of operating performance because it is an indicator of the return on property investment and provides a method of comparing property performance over time. The Company uses NOI as a key measure when evaluating performance and growth of particular properties and / or groups of properties. The principal limitation of NOI is that it excludes depreciation, amortization, interest expense and non-property specific expenses such as general and administrative expenses, all of which are significant costs. Therefore, NOI is a measure of the operating performance of the properties of the Company rather than of the Company overall. The Company believes that NOI provides enhanced comparability for investor evaluation of properties performance and growth over time.
The Company believes that GAAP net income (loss) is the most directly comparable measure to NOI. NOI should not be considered to be an alternative to GAAP net income (loss) as an indication of the Company's financial performance or GAAP net cash provided by operating activities as a measure of the Company's liquidity; nor is it indicative of funds available for the Company's cash needs, including its ability to make cash distributions. Because of the inclusion of items such as interest, depreciation and amortization, the use of GAAP net income (loss) as a performance measure is limited as these items may not accurately reflect the actual change in market value of a property, in the case of depreciation and in the case of interest, may not necessarily be linked to the operating performance of a real estate asset, as it is often incurred at a parent company level and not at a property level.
Same Property NOI - This is a key management tool used when evaluating performance and growth of the Company's Same Property portfolio. The Company believes that Same Property NOI is helpful to investors as a supplemental comparative performance measure of the income generated from the Same property portfolio from one period to the next. Same Property NOI does not include the revenues and expenses related to home sales, service, retail, dining and entertainment activities at the properties.
EBITDA
EBITDAre - Nareit refers to EBITDA as "EBITDAre" and calculates it as GAAP net income (loss), plus interest expense, plus income tax expense, plus depreciation and amortization, plus or minus losses or gains on the disposition of depreciated property (including losses or gains on change of control), plus impairment write-downs of depreciated property and of investments in nonconsolidated affiliates caused by a decrease in value of depreciated property in the affiliate, and adjustments to reflect the entity's share of EBITDAre of nonconsolidated affiliates. EBITDAre is a non-GAAP financial measure that the Company uses to evaluate its ability to incur and service debt, fund dividends and other cash needs and cover fixed costs. Investors utilize EBITDAre as a supplemental measure to evaluate and compare investment quality and enterprise value of REITs.

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Appendix C – Non-GAAP Financial Measures
Recurring EBITDA - The Company also uses EBITDAre excluding certain gain and loss items that management considers unrelated to measurement of the Company's performance on a basis that is independent of capital structure ("Recurring EBITDA"). The Company believes that GAAP net income (loss) is the most directly comparable measure to EBITDAre. EBITDAre is not intended to be used as a measure of the Company's cash generated by operations or its dividend-paying capacity, and should therefore not replace GAAP net income (loss) as an indication of the Company's financial performance or GAAP cash flow provided by / used for operating, investing and financing activities as measures of liquidity.
FFO
FFO - Nareit defines FFO as GAAP net income (loss), excluding gains (or losses) from sales of certain real estate assets, plus real estate related depreciation and amortization, impairments of certain real estate assets and investments, and after adjustments for nonconsolidated partnerships and joint ventures. FFO is a non-GAAP financial measure that management believes is a useful supplemental measure of the Company's operating performance. By excluding gains and losses related to sales of previously depreciated operating real estate assets, real estate related impairment and real estate asset depreciation and amortization (which can vary among owners of identical assets in similar condition based on historical cost accounting and useful life estimates), FFO provides a performance measure that, when compared period-over-period, reflects the impact to operations from trends in occupancy rates, rental rates and operating costs, providing perspective not readily apparent from GAAP net income (loss). Management believes the use of FFO has been beneficial in improving the understanding of operating results of REITs among the investing public and making comparisons of REIT operating results more meaningful.
Core FFO
Core FFO - In addition to FFO, the Company uses FFO excluding certain gain and loss items that management considers unrelated to the operational and financial performance of the Company's core business ("Core FFO"). The Company believes that Core FFO provides enhanced comparability for investor evaluations of period-over-period results. The Company believes that GAAP net income (loss) is the most directly comparable measure to FFO. The principal limitation of FFO is that it does not replace GAAP net income (loss) as a financial performance measure or GAAP cash flow from operating activities as a measure of the Company's liquidity. Because FFO excludes significant economic components of GAAP net income (loss) including depreciation and amortization, FFO should be used as a supplement to GAAP net income (loss) and not as an alternative to it. Furthermore, FFO is not intended as a measure of a REIT's ability to meet debt principal repayments and other cash requirements, nor as a measure of working capital. FFO is calculated in accordance with the Company's interpretation of standards established by Nareit, which may not be comparable to FFO reported by other REITs that interpret the Nareit definition differently. Certain financial information has been revised to reflect reclassifications in prior periods to conform to current period presentation.

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Appendix C – Non-GAAP Financial Measures
RECONCILIATIONS TO NON-GAAP FINANCIAL MEASURES
The following table reconciles Net income / (loss) attributable to Sun Communities, Inc. common shareholders to funds from operations (amounts in millions, except for per share data):

	Year Ended December 31,
	2024	2023	2022
Net Income / (Loss) Attributable to SUI Common Shareholders	$89.0	$(213.3)	$242.0
Adjustments
Depreciation and amortization	677.5	657.2	599.6
Depreciation on nonconsolidated affiliates	0.5	0.2	0.1
Asset impairments	71.4	10.1	3.0
Goodwill Impairment	180.8	369.9	—
Loss on remeasurement of marketable securities	—	16.0	53.4
(Gain) / loss on remeasurement of investment in nonconsolidated affiliates	(6.6)	4.2	2.7
Loss on remeasurement of notes receivable	36.4	106.7	0.8
Loss on remeasurement of collateralized receivables and secured borrowings	—	0.4	—
Gain on dispositions of properties, including tax effect	(203.6)	(8.9)	(12.2)
Add: Returns on preferred OP units	8.3	11.8	9.5
Add: Income / (loss) attributable to noncontrolling interests	4.8	(8.1)	10.4
Gain on dispositions of assets, net	(27.1)	(38.0)	(54.9)
FFO	$831.4	$908.2	$854.4

Adjustments
Business combination expense	0.4	3.0	24.7
Acquisition and other transaction costs	19.6	25.3	22.7
Loss on extinguishment of debt	1.4	—	4.4
Catastrophic event-related charges, net	27.1	3.8	17.5
Loss of earnings - catastrophic event-related charges, net	3.4	2.1	4.8
(Gain) / loss on foreign currency exchanges	25.8	0.3	(5.4)
Other adjustments, net	(27.2)	(27.4)	0.4
Core FFO	$881.9	$915.3	$923.5

Weighted average common shares outstanding - Basic	124.5	123.4	120.2
Add
Common shares dilutive effect from forward equity sale	—	—	0.2
Restricted stock	0.3	0.4	0.4
Common OP units	2.7	2.5	2.5
Common stock issuable upon conversion of certain preferred OP units	2.0	2.6	2.3
Weighted Average Common Shares Outstanding - Diluted	129.5	128.9	125.6

FFO per Share	$6.42	$7.05	$6.80
Core per Share	$6.81	$7.10	$7.35

130	Sun Communities, Inc.

Appendix C – Non-GAAP Financial Measures
The following table reconciles Net income / (loss) attributable to SUI common shareholders to Net Operating Income (amounts in millions):

	Year Ended December 31,
	2024	2023	2022
Net Income / (Loss) Attributable to SUI Common Shareholders	$89.0	$(213.3)	$242.0
Interest income	(20.7)	(45.4)	(35.2)
Brokerage commissions and other revenues, net	(40.2)	(60.6)	(34.9)
General and administrative	295.3	272.1	257.4
Catastrophic event-related charges, net	27.1	3.8	17.5
Business combinations	0.4	3.0	24.7
Depreciation and amortization	680.7	660.0	601.8
Asset impairments	71.4	10.1	3.0
Goodwill Impairment	180.8	369.9	—
Loss on extinguishment of debt	1.4	—	4.4
Interest expense	350.4	325.8	229.8
Interest on mandatorily redeemable preferred OP units / equity	—	3.3	4.2
Loss on remeasurement of marketable securities	—	16.0	53.4
(Gain) / loss on foreign currency exchanges	25.8	0.3	(5.4)
Gain on disposition of properties	(202.9)	(11.0)	(12.2)
Other (income) / expense, net	(3.2)	7.5	2.1
Loss on remeasurement of notes receivable	36.4	106.7	0.8
Income from nonconsolidated affiliates	(9.5)	(16.0)	(2.9)
(Gain) / loss on remeasurement of investment in nonconsolidated affiliates	(6.6)	4.2	2.7
Current tax expense	4.3	14.5	10.3
Deferred tax benefit	(39.6)	(22.9)	(4.2)
Add: Preferred return to preferred OP units / equity interests	12.8	12.3	11.0
Add: Income / (loss) attributable to noncontrolling interests	5.3	(8.1)	10.8
NOI	$1,458.4	$1,432.2	$1,381.1

	Year Ended December 31,
	2024	2023	2022
Real property NOI	$1,305.4	$1,249.4	$1,163.0
Home sales NOI	96.8	114.3	143.4
Service, retail, dining and entertainment NOI	56.2	68.5	74.7
NOI	$1,458.4	$1,432.2	$1,381.1

2025 Proxy Statement	131

Appendix C – Non-GAAP Financial Measures
The following table reconciles Net income / (loss) attributable to SUI common shareholders to Recurring EBITDA (amounts in millions):

	Year Ended December 31,
	2024	2023	2022
Net Income / (Loss) Attributable to SUI Common Shareholders	$89.0	$(213.3)	$242.0
Adjustments
Depreciation and amortization	680.7	660.0	601.8
Asset impairments	71.4	10.1	3.0
Goodwill impairment	180.8	369.9	—
Loss on extinguishment of debt	1.4	—	4.4
Interest expense	350.4	325.8	229.8
Interest on mandatorily redeemable preferred OP units / equity	—	3.3	4.2
Current tax expense	4.3	14.5	10.3
Deferred tax benefit	(39.6)	(22.9)	(4.2)
Income from nonconsolidated affiliates	(9.5)	(16.0)	(2.9)
Less: Gain on dispositions of properties	(202.9)	(11.0)	(12.2)
Less: Gain on dispositions of assets, net	(27.1)	(38.0)	(54.9)
EBITDAre	$1,098.9	$1,082.4	$1,021.3
Adjustments
Catastrophic event-related charges, net	27.1	3.8	17.5
Business combination expense	0.4	3.0	24.7
Loss on remeasurement of marketable securities	—	16.0	53.4
(Gain) / loss on foreign currency exchanges	25.8	0.3	(5.4)
Other (income) / expense, net	(3.2)	7.5	2.1
Loss on remeasurement of notes receivable	36.4	106.7	0.8
(Gain) / loss on remeasurement of investment in nonconsolidated affiliates	(6.6)	4.2	2.7
Add: Preferred return to preferred OP units / equity interests	12.8	12.3	11.0
Add: Income / (loss) attributable to noncontrolling interests	5.3	(8.1)	10.8
Add: Gain on dispositions of assets, net	27.1	38.0	54.9
Recurring EBITDA	$1,224.0	$1,266.1	$1,193.8

132	Sun Communities, Inc.

27777 Franklin Road, Suite 300 • Southfield, Michigan 48034
www.suninc.com • NYSE: SUI

SUN COMMUNITIES, INC.

SCAN TO VIEW MATERIALS & VOTE

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com or scan the QR Barcode above**

Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. EDT on May 12, 2025. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

VOTE BY PHONE - 1-800-690-6903
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VOTE BY MAIL
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V68088-P30535

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

SUN COMMUNITIES, INC.

The Board of Directors recommends you vote FOR the following:

Nominees:	For	Against	Abstain
1a. Gary A. Shiffman	☐	☐	☐
1b. Tonya Allen	☐	☐	☐
1c. Meghan G. Baivier	☐	☐	☐
1d. Jeff T. Blau	☐	☐	☐
1e. Mark A. Denien	☐	☐	☐
1f. Jerome W. Ehlinger	☐	☐	☐
1g. Brian M. Hermelin	☐	☐	☐
1h. Craig A. Leupold	☐	☐	☐
1i. Clunet R. Lewis	☐	☐	☐

	For	Against	Abstain
The Board of Directors recommends you vote FOR proposal 2.			
2. To approve, by a non-binding advisory vote, executive compensation.	☐	☐	☐
The Board of Directors recommends you vote FOR proposal 3.			
3. To ratify the selection of Grant Thornton LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2025.	☐	☐	☐
The Board of Directors recommends you vote FOR proposal 4.			
4. To approve an amendment to our 2015 Equity Incentive Plan to extend the term of the plan to December 31, 2035.	☐	☐	☐

NOTE: The appointed proxies are authorized to vote upon all matters incidental to the conduct of the Annual Meeting and such other business as may properly come before the Annual Meeting in accordance with their best judgment.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement, Annual Report and 10-K Wrap are available at www.proxyvote.com.

V68089-P30535

SUN COMMUNITIES, INC.
Annual Meeting of Shareholders
May 13, 2025 11:00 AM EDT
This proxy is solicited by the Board of Directors

The undersigned hereby appoints Gary A. Shiffman and Fernando Castro-Caratini, or either of them, as attorneys and proxies of the undersigned shareholder, with full power of substitution, to vote on behalf of the undersigned and in his or her name and stead, all shares of the common stock of Sun Communities, Inc. (the "Company") which the undersigned would be entitled to vote if personally present at the Company's Annual Meeting of Shareholders to be held live via webcast at www.virtualshareholdermeeting.com/SUI2025 on Tuesday, May 13, 2025 at 11:00 a.m. EDT, and at any adjournments thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

Continued and to be signed on reverse side